HOMEOWNERS GROUP, INC.
                         400 SAWGRASS CORPORATE PARKWAY
                           SUNRISE, FLORIDA 33325-6235


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 29, 1997



TO THE STOCKHOLDERS OF HOMEOWNERS GROUP, INC.:


         A Special Meeting of Stockholders of Homeowners Group, Inc., a Delaware corporation (the "Company") will be held on May 29, 1997, at the Signature Grand, 6900 State Road 84, Davie, Florida, at 10:00 A.M. local time, for the following purposes:


              (1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of May 14, 1996, as amended by Amendment to Agreement and Plan of Merger dated as of October 31, 1996 and as further amended by Second Amendment to Agreement and Plan of Merger dated as of January 31, 1997 (the "Merger Agreement"), among The Cross Country Group, Inc., a Nevada corporation ("Cross Country"), CHGI Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Cross Country ("CHGI") and the Company, pursuant to which: (a) CC Acquisition Corporation, a Delaware corporation and assignee of the rights and obligations of CHGI under the Merger Agreement ("Merger Sub") will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and wholly owned directly by HAC, Inc., a Florida corporation ("HAC") and a wholly-owned subsidiary of Cross Country Associates, L.L.C., a Delaware limited liability company ("Associates"); and (b) each of the shares of the Company's Common Stock, $0.01 par value per share (the "Shares"), outstanding at the effective time of the Merger (other than Shares held by Cross Country and its affiliates and stockholders who perfect their statutory appraisal rights under Delaware law), will be converted into the right to receive $2.06 (the "Merger Consideration") net in cash, without interest; and

              (2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof including matters incident to its conduct (the "Special Meeting").


         Only holders of record of Shares at the close of business on April 21, 1997 are entitled to notice of and to vote at the Special Meeting.


         The Company's Board of Directors has approved the Merger Agreement, having determined that the acquisition of the Company pursuant to the Merger Agreement is fair and in the best interests of the Company and its stockholders. The Company's financial advisor,

Raymond James & Associates, Inc., has advised the Company that, in its opinion, the consideration to be paid to the Company's stockholders pursuant to the Merger Agreement is fair to the stockholders from a financial point of view.

         If the Company's stockholders adopt the Merger Agreement, it is currently anticipated that the Merger will be consummated as promptly as practicable after the satisfaction of certain conditions to the Merger.

         As soon as practicable after the Merger is consummated, a Letter of Transmittal will be mailed to all stockholders of record to use in surrendering their Company stock certificates. Please do not send your stock certificates to the Company until you receive the Letter of Transmittal, which will include instructions on the procedure to be used in sending in your certificates.

         Stockholders of the Company who do not vote in favor of approval and adoption of the Merger Agreement and who otherwise comply with the provisions of
Section 262 of the Delaware General Corporation Law will, under certain circumstances, have the right, if the Merger is consummated, to dissent and to demand appraisal of the fair market value of their Shares. See "Appraisal Rights" in the accompanying Proxy Statement, and Annex C thereto, for a description of the procedures required to be followed in order to exercise properly dissenters' rights.

         To assure that your vote will be counted, please complete, date and sign the enclosed proxy and return it promptly in the enclosed prepaid envelope whether or not you plan to attend the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Special Meeting.

                                            By Order of the Board of Directors,


                                            /s/ KAREN CHILDRESS
                                            ------------------------
                                            Secretary



                     YOUR VOTE IS IMPORTANT. PLEASE EXECUTE
                 AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER
             OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING.

                                 PROXY STATEMENT
                             HOMEOWNERS GROUP, INC.
                         400 SAWGRASS CORPORATE PARKWAY
                           SUNRISE, FLORIDA 33325-6235


                         SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 29, 1997

         This Proxy Statement (the "Proxy Statement") is being furnished to holders of shares of Common Stock, $0.01 par value per share (the "Shares"), of Homeowners Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Stockholders to be held May 29, 1997 at the Signature Grand, 6900 State Road 84, Davie, Florida, at 10:00 A.M., local time, and at any adjournment or postponement thereof (the "Special Meeting"). Only holders of record of Shares at the close of business on April 21, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. This Proxy Statement and form of proxy was first mailed to the Company's stockholders on or about April __, 1997.


         At the Special Meeting, the holders of Shares will be asked: (i) to consider and vote upon a proposal unanimously approved by the Board of Directors to approve and adopt an Agreement and Plan of Merger dated as of May 14, 1996 (the "Original Merger Agreement"), as amended by Amendment to Agreement and Plan of Merger dated as of October 31, 1996 (the "First Amendment") and as further amended by Second Amendment to Agreement and Plan of Merger dated as of January 31, 1997 (the "Second Amendment" and together with the Original Merger Agreement and the First Amendment, the "Merger Agreement") among The Cross Country Group, Inc., a Nevada corporation ("Cross Country"), CHGI Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Cross Country ("CHGI"), and the Company, pursuant to which CC Acquisition Corporation, a Delaware corporation and assignee of the rights and obligations of CHGI under the Merger Agreement ("Merger Sub") will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation (the "Surviving Corporation") and wholly owned by HAC, Inc., a Florida corporation ("HAC") and wholly-owned subsidiary of Cross Country Associates, L.L.C., a Delaware limited liability company ("Associates"); and (ii) to transact such other business as may properly come before the Special Meeting.

         Pursuant to the Merger Agreement, each Share outstanding at the effective time of the Merger (other than Shares held by Cross Country and its affiliates and stockholders who perfect their statutory appraisal rights under Delaware law) will be converted into the right to receive $2.06 (the "Merger Consideration") net in cash, without interest. A copy of the Merger Agreement is attached hereto as Annex A.

         The effect of the Merger will be to convert the Company from a publicly held to a privately held corporation wholly owned by HAC, while providing to the public stockholders a cash price for their Shares representing a premium over market prices prevailing prior to the announcement of the Merger.

                                   ----------
         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL

         A Special Committee was appointed by the Board of Directors (the "Special Committee"), to review the terms of the Merger Agreement and to report to the Board of Directors regarding the fairness of the Merger to the Company's stockholders. At a meeting held on May 14, 1996, the Special Committee voted to recommend that the Board of Directors approve the Original Merger Agreement. The Board of Directors, at a meeting held immediately thereafter, approved the Original Merger Agreement. At a joint meeting with the Special Committee on November 6, 1996, the Board of Directors unanimously approved the First Amendment, and at a joint meeting with the Special Committee on February 3, 1997, approved the Second Amendment. The Board of Directors has determined that the Merger is fair to and in the best interest of the Company's public stockholders and resolved to recommend that the Company's stockholders approve and adopt the Merger Agreement. The Special Committee and the Board of Directors, in reaching their respective decisions, considered a number of factors, including the opinion of Raymond James & Associates, Inc. ("Raymond James"), an investment banking firm engaged by the Special Committee as its exclusive financial advisor, that the Merger Consideration is fair to the Company's stockholders from a financial point of view. See "THE MERGER"-- Recommendation of the Special Committee and the Board; Fairness of the Merger" and "--Opinion of Raymond James & Associates, Inc."

         Based upon the 5,558,350 Shares of the Company outstanding on the Record Date, reduced by the 611,500 Shares owned by affiliates of Cross Country, and assuming that no stockholders perfect their statutory appraisal rights, an aggregate of $10,190,511 will be paid to the Company's stockholders other than affiliates of Cross Country in the Merger in exchange for their Shares.


         On May 13, 1996, the last trading day prior to the Company's announcement of the execution of the Merger Agreement, the reported closing price per share of the Company's Common Stock on the Nasdaq NMS was $1-7/8. On April __, 1997, the last trading day prior to the date of this Proxy Statement, the reported closing price per share on the Nasdaq NMS was $1___.


         All information contained in this Proxy Statement concerning Cross Country, CHGI, Merger Sub, HAC and Associates, the financing for the Merger and plans for the Surviving Corporation has been supplied by Cross Country. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company.

         The Board of Directors recommends a vote FOR adopting the Merger Agreement.

         Stockholders are urged to read and consider carefully the information contained in this Proxy Statement and to consult with their personal financial and tax advisors.

                              --------------------


         The date of this Proxy Statement is April __, 1997.

                                TABLE OF CONTENTS

SUMMARY.......................................................................1
    The Special Meeting.......................................................1
    Parties to the Merger.....................................................1
    Background of and Reasons for the Merger..................................2
    First Amendment to the Merger Agreement...................................3
    Second Amendment to the Merger Agreement..................................4
    Recommendation of the Special Committee and the Board.....................4
    Opinion of Financial Advisor..............................................5
    The Merger and Payment to Stockholders....................................5
    Record Date, Shares Entitled to Vote......................................6
    Required Vote.............................................................6
    Effective Time............................................................6
    Conditions to the Merger..................................................7
    Regulatory Matters........................................................7
    Interests of Certain Persons in the Merger................................7
    Adverse Effects of the Merger on Stockholders.............................8
    Appraisal Rights..........................................................8
    Certain Federal Income Tax Consequences...................................9
    Source and Amount of Funds; Absence of Financing Condition................9
    Failure to Consummate the Merger.........................................10
    Fees and Expenses of the Merger Upon Termination.........................10
    Price Ranges of Shares; Dividends........................................10
    Selected Financial Data..................................................11
GENERAL INFORMATION..........................................................13
    Voting at the Special Meeting; Required Vote.............................13
    Proxies..................................................................13
    Forward-Looking Information and Associated Risk..........................14
    Available Information....................................................14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............15
THE MERGER...................................................................17
    Parties to the Merger....................................................17
    Background of the Merger.................................................19
    First Amendment to the Merger Agreement..................................23
    Second Amendment to the Merger Agreement.................................26
    Composition of the Special Committee.....................................26
    Recommendation of the Special Committee and the Board;
    Fairness of the Merger...................................................26
    Contingent Liability to CNA..............................................31
    Opinion of Raymond James & Associates, Inc...............................32
    Plans for the Company After the Merger...................................38
    Interests of Certain Persons in the Merger...............................39
    Adverse Effect of the Merger on Stockholders.............................40
    Reasons of Cross Country for the Merger..................................40

    Failure to Consummate the Merger.........................................40
    Certain Effects of the Merger............................................40
    Certain Federal Income Tax Consequences..................................41
THE MERGER AGREEMENT.........................................................42
    The Merger...............................................................42
    Payment for Shares.......................................................43
    The Exchange Fund........................................................43
    Regulatory Matters.......................................................44
    Conditions, Representations and Covenants................................44
    Modifications and Amendments to the Merger Agreement and Waiver
    of Conditions to the Merger by the Company...............................45
    Stock Options............................................................46
    Directors and Officers of the Company Following the Merger;
    Certificate of Incorporation.............................................46
    Fees and Expenses........................................................46
    Termination; Amendments..................................................47
    Indemnification, Insurance and Releases..................................48
SOURCE AND AMOUNT OF FUNDS...................................................48
    Bank Financing...........................................................49
APPRAISAL RIGHTS.............................................................49
PRICE RANGES OF SHARES; DIVIDENDS............................................52
ACCOMPANYING AND INCORPORATED DOCUMENTS......................................53
EXPERTS......................................................................53
OTHER MATTERS................................................................53
STOCKHOLDER PROPOSALS........................................................54

         ANNEX A - The Merger Agreement

         ANNEX B - Fairness Opinion of Raymond James & Associates, Inc.

         ANNEX C - Section 262 of the General Corporation Law of the State of
                   Delaware

                                     SUMMARY

         The following summary is intended to highlight certain information contained in this Proxy Statement. This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement, the Annexes hereto and other documents referred to herein. Unless defined herein, capitalized terms used in this summary have the meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement, the Annexes hereto and the documents referred to herein in their entirety.


THE SPECIAL MEETING


         The Special Meeting will be held on May 29, 1997, at the Signature Grand, 6900 State Road 84, Davie, Florida at 10:00 A.M., local time. The Board of Directors has fixed the close of business on April 21, 1997 as the Record Date. Only holders of record of Shares at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. The purpose of the Special Meeting is: (i) to consider and vote upon approval and adoption of the Merger Agreement pursuant to which: (a) Merger Sub will be merged with and into the Company with the Company being the Surviving Corporation and wholly owned directly by HAC; and (b) each Share outstanding at the effective time of the Merger (other than Shares held by Cross Country, CHGI, Merger Sub, Associates and their affiliates and stockholders who perfect their statutory appraisal rights under Delaware law) will be converted into the right to receive $2.06 net in cash, without interest (the "Merger Consideration"); and
(ii) to transact such other business as may properly come before the Special Meeting.


PARTIES TO THE MERGER

         HOMEOWNERS GROUP, INC.

         The Company was incorporated in 1988 in Delaware to act as the holding company for Homeowners Marketing Services, Inc. ("HMS") and its subsidiaries, which became subsidiaries of the Company in the same year as a result of a reorganization prior to the Company's sale of its shares in a public offering. HMS has provided products and services to real estate brokerage firms since 1980.

         THE CROSS COUNTRY GROUP, INC.

         Cross Country is a privately held company engaged primarily in providing emergency roadside assistance on behalf of major corporations and other organizations. Cross Country also provides loss reporting, address change, consumer affairs, customer support and home assistance services for various customers throughout the United States through various affiliates.

         CROSS COUNTRY ASSOCIATES, L.L.C.

         Associates is a privately held limited liability company formed solely for the purpose of holding the stock of HAC, and has not engaged in any business activity unrelated to the Merger. The Managing Members of Associates are substantially the same as the stockholders of Cross Country.

         HAC, INC.

         HAC is a direct, wholly-owned subsidiary of Associates formed solely for the purpose of holding the stock of the Company following the Merger, and has not engaged in any business activity unrelated to the Merger.

         CC ACQUISITION CORPORATION

         Merger Sub is a wholly-owned subsidiary of HAC and assignee of CHGI's rights and obligations under the Merger Agreement. Merger Sub was formed solely for the purpose of the Merger and has not engaged in any business activity unrelated to the Merger.

         CHGI ACQUISITION CORPORATION

         CHGI is a direct, wholly-owned subsidiary of Cross Country formed solely for the purpose of the Merger and has not engaged in any business activity unrelated to the Merger. On June 14, 1996, CHGI assigned its rights and obligations under the Merger Agreement to Merger Sub.

         Except where otherwise indicated, use of the term Cross Country includes Cross Country, Associates, HAC, Merger Sub and CHGI. The principal executive offices of Cross Country, Associates, HAC, Merger Sub and CHGI are located at 4040 Mystic Valley Parkway, Medford, Massachusetts 02133 and the telephone number is (617)393-9300.

BACKGROUND OF AND REASONS FOR THE MERGER

         In January, 1995, the Company received several unsolicited inquiries from unaffiliated third parties relating to various proposed transactions with the Company, including the purchase of all of the outstanding Shares of the Company. In response to these inquiries, the Company formed a Special Committee of the Board of Directors to evaluate the alternatives available to the Company.

         The Committee retained Raymond James & Associates, Inc. ("Raymond James") to act as its exclusive financial advisor to assist the Company in evaluating the possible alternatives to maximize stockholder value, including remaining independent, effecting a corporate restructuring, initiating discussions with others, or other plans of business reorganization.

         On December 13, 1995, a jury in the Court of Common Pleas of Franklin County, Ohio, rendered a verdict against HMS in favor of Acceleration National Insurance Company ("ANIC") in the amount of $5,156,022. The Company entered into negotiations with ANIC in an effort to reach a settlement with respect to payment of the judgment and certain terms of the Merger have been negotiated in connection with the settlement of this judgment. Pursuant to an Agreement for Satisfaction of Judgment between and among Accel International Corporation, ANIC, the Company and HMS, dated May 2, 1996, as amended, ANIC agreed to refrain from undertaking any action to execute on the judgment until October 31, 1996.

         After discussions with a number of potential strategic investors, lenders, purchasers of certain assets of the Company and merger partners, the Company negotiated and executed the Original Merger Agreement with Cross Country on May 14, 1996. Pursuant to the Original Merger Agreement, Cross Country was obligated to make available approximately $4.4 million (the "Settlement Amount") for payment to ANIC immediately following the Effective Time (as defined herein) in full satisfaction of the ANIC judgment which was in the amount of $5,156,022. Although this amount was reduced by the payment by the Company of $1,401,485 on September 4, 1996 (representing the proceeds of a federal income tax refund), the unpaid portion of the Settlement Amount has accrued interest at the rate of 10% per annum since September 1, 1996.

         For a further discussion of the background and reasons for the Merger, see "THE MERGER-Background of the Merger".

FIRST AMENDMENT TO THE MERGER AGREEMENT


         Following execution of the Original Merger Agreement, various claims against the Company were brought to the attention of Cross Country. As a result, Cross Country advised the Company that certain obligations and contractual relationships of the Company differed from the representations made to Cross Country in the Original Merger Agreement, and that the potential payments and costs associated therewith had a material adverse effect on Cross Country's valuation of the Company. Cross Country therefore notified the Company that it would be unwilling to consummate the Merger unless such obligations and relationships were terminated or modified so as to eliminate such adverse impact.


         Although the Company believes that the disclosures to Cross Country were appropriate, in light of the limited economic resources available to the Company, the fact that a previously extensive offering process had resulted in only limited interest in the Company and the fact that the holder of a material judgment against one of the Company's principal subsidiaries had agreed, at that time, to refrain from taking any action with respect to its judgment only until October 31, 1996, the Company agreed to address the objections raised by Cross Country to the consummation of the Merger. The Company's decision was further based on continuing losses by the Company which amounted to approximately $.07 per share for the first nine months of 1996 and management's belief that profitable operations were not likely in the near future.

         Extensive efforts were undertaken by the Company to settle the subject obligations and contractual relationships and to quantify the actual costs associated therewith. Certain of these efforts were successful but require the payment of approximately $1,026,000 by the Company. In addition, a disputed claim of approximately $700,000 remains unresolved.

         In light of the foregoing required payments and in consideration of the remaining contingency, the Company and Cross Country entered into the First Amendment as of October 31, 1996, reducing the Merger Consideration in the Original Merger Agreement to $2.06. In connection with negotiating the First Amendment, the Company attempted to obtain from ANIC an extension of its October 31, 1996 deadline for foregoing action to collect on the judgment. When ANIC refused to grant such an extension, The Cross Country Group, L.L.C., an affiliate of Cross Country, purchased the judgment from ANIC for $2.75 million, and simultaneously entered into an Agreement for Satisfaction of Judgment with the Company and HMS, pursuant to which The Cross Country Group, L.L.C. agreed not to take action to collect on the judgment until January 31, 1997. The Company guaranteed the obligation of HMS and pledged the shares of HMS and another subsidiary of the Company to secure such guarantee. HMS and the subsidiary granted security interests in their assets as part of the First Amendment.

SECOND AMENDMENT TO THE MERGER AGREEMENT

         When it became apparent that the Merger would not be completed prior to the January 31, 1997 deadline established by the First Amendment, the Company and Cross Country entered into the Second Amendment. The Second Amendment was signed on February 3, 1997, effective January 31, 1997. The Second Amendment extended the time period for consummation of the Merger and the time for satisfaction of the judgment referred to above. This date has been extended until the earlier of: (i) July 1, 1997 or (ii) termination of the Merger Agreement for any reason. If the Merger is not consummated by July 1, 1997 or the Merger Agreement is terminated, The Cross Country Group, L.L.C. is entitled to seek enforcement of the entire outstanding amount of the judgment.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD

         At a meeting held on May 14, 1996, the Special Committee determined that the Merger was fair to the Company's stockholders and recommended that the Board of Directors approve the Original Merger Agreement. The Board of Directors, at a meeting held immediately thereafter, approved the Original Merger Agreement. At a joint meeting with the Special Committee on November 6, 1996, the Board of Directors unanimously approved the First Amendment and at a joint meeting with the Special Committee held on February 3, 1997, unanimously approved the Second Amendment. The Board of Directors has determined that the Merger is fair to and in the best interest of the Company's stockholders, and has approved the Merger Agreement and resolved to recommend that the Company's stockholders approve and adopt the Merger Agreement. For a discussion of the factors considered by the Special Committee and the Board of Directors in reaching their respective decisions, see "THE MERGER--Recommendation of the Special Committee and the Board; Fairness of the Merger," "--Background of the Merger" and "--Opinion of Raymond James & Associates, Inc."

         THE BOARD, INCLUDING THE SPECIAL COMMITTEE, HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

         The Special Committee has retained Raymond James to provide financial advice and other assistance to the Special Committee. On May 14, 1996, Raymond James delivered its opinion to the Special Committee and the Board of Directors to the effect that a payment of $2.35 net in cash for each share of the Company's Common Stock was fair to the Company's public stockholders from a financial point of view at that time. Based upon the developments discussed above leading to the execution of the First Amendment to the Merger Agreement, on November 6, 1996, Raymond James delivered a new opinion to the Special Committee that the Merger Consideration ($2.06 per share) is fair to the Company's public stockholders from a financial point of view. Raymond James has confirmed that its opinion has not been withdrawn as of the date of this Proxy Statement. A copy of Raymond James' November 26, 1996 opinion is attached hereto as Annex B. Stockholders are urged to read this opinion in its entirety for assumptions made, matters considered, procedures followed and scope of review by Raymond James in rendering its opinion. See "THE MERGER--Opinion of Raymond James & Associates, Inc."

THE MERGER AND PAYMENT TO STOCKHOLDERS

         If the Merger Agreement is approved and adopted by the stockholders of the Company and the Merger is consummated, the Company will become a wholly-owned subsidiary of HAC. The Merger Agreement also provides, among other things, that the stockholders of the Company will be entitled to receive the Merger Consideration, without interest, for each of their Shares (other than Shares held by Cross Country and its affiliates and stockholders who perfect their statutory appraisal rights under Delaware law). See "THE MERGER AGREEMENT--Payment for Shares" and "APPRAISAL RIGHTS."


         In order to receive the Merger Consideration following the Merger, each holder of a stock certificate representing Shares (a "Certificate") will be required to surrender such Certificate, together with a duly executed and properly completed letter of transmittal and any other required documents, to Continental Stock Transfer & Trust Company, prior to the Effective Time (as defined herein) to act as the paying agent (the "Paying Agent"). The Paying Agent will send instructions to stockholders regarding the procedures for surrendering Certificates, together with a letter of transmittal to be used for this purpose, as promptly as practicable after the Merger has been consummated. See "THE MERGER AGREEMENT--Payment for Shares" and "--The Exchange Fund."


         STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES WITH THE ENCLOSED PROXY.

RECORD DATE, SHARES ENTITLED TO VOTE


         Holders of record of Shares outstanding at the close of business on April 21, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At that date, 5,558,350 Shares were outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting. A list of stockholders entitled to vote at the Special Meeting may be examined at the offices of the Company, located at 400 Sawgrass Corporate Parkway, Sunrise, Florida 33325-6235, during the 10-day period preceding the Special Meeting.


REQUIRED VOTE

         The presence, in person or by proxy, of the holders on one-third of the outstanding Shares in necessary to constitute a quorum at the Special Meeting. Holders of Shares on the Record Date are entitled to one vote per Share, exercisable in person or by a properly executed proxy, at the Special Meeting with respect to all matters to be acted upon. Under the Company's Certificate of Incorporation (the "Certificate of Incorporation"), and By-laws, as amended (the "By-laws") and applicable law, the affirmative vote of the holders of a majority of the Shares is required to approve and adopt the Merger Agreement. The Company has been advised that Cross Country is the holder of proxies executed by the members of the Board of Directors and one executive officer granting Cross Country the right to vote the Shares held by them, currently 698,481 Shares (12.56% of the outstanding Shares), as to all matters related to the Merger and that Cross Country intends to vote such Shares, in addition to the 611,500 Shares (11% of the outstanding Shares) owned by its affiliates, in favor of the approval and adoption of the Merger Agreement. These proxies were granted on May 14, 1996. See "THE MERGER--Interests of Certain Persons in the Merger."

         All Shares represented at the Special Meeting by properly executed proxies received prior to the vote at the Special Meeting, unless previously revoked, will be voted in accordance with the instructions thereon. If no instructions are given, proxies will be voted FOR approval and adoption of the Merger Agreement. Any proxy may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company either a written notice of revocation bearing a later date than the proxy or a subsequent proxy relating to the same Shares, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy).

EFFECTIVE TIME

         The Merger will be effective as of the date and time of filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time") in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). The Merger Agreement provides that such filing will be made as soon as practicable following approval and adoption of the Merger Agreement by the Company's stockholders and the satisfaction or waiver of certain other conditions stated in the Merger Agreement.

CONDITIONS TO THE MERGER

         The obligations of the Company, Cross Country and Merger Sub to consummate the Merger are subject to the requisite approval and adoption of the Merger Agreement by the Company's stockholders, the receipt of certain regulatory approvals and compliance with certain other covenants and conditions set forth in the Merger Agreement. See "THE MERGER AGREEMENT-Conditions, Representations and Covenants."

REGULATORY MATTERS


         Seventeen of the states in which the Company's subsidiaries operate regulate the home warranty business in which such subsidiaries are engaged. The states of California, Florida and Virginia require pre-approval of a change in control of the Company. The Merger Agreement requires the parties to use their best efforts to obtain all such approvals and provides that the receipt of such approvals is a condition to consummating the transaction. All required notices and applications have been filed by the Company and Cross Country with such states. All of the states have responded and all requested supplemental forms have been filed. On January 27, 1997, the state of Virginia's Bureau of Insurance approved Cross Country's application for pre-Merger approval. On February 20, 1997, the State of California's Department of Insurance approved the Merger. On April 11, 1997, the Department of Insurance of the State of Florida approved the Merger. See "THE MERGER AGREEMENT-Regulatory Matters"


INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The Company has been advised that on May 14, 1996, the members of the Board of Directors and one executive officer granted proxies to Cross Country with respect to 698,481 Shares owned by them (12.56% of the outstanding Shares) as to all matters related to the Merger and that Cross Country intends to vote such Shares in favor of the approval and adoption of the Merger Agreement. Directors and existing officers of the Company will receive the same consideration for their Shares as the other stockholders of the Company. It is expected that certain of the current officers of the Company will continue as officers and key employees of the Surviving Corporation after the Merger. Carl Buccellato will resign as Chairman, Chief Executive Officer and President of the Surviving Corporation and Subsidiaries at the Effective Time. In exchange for agreeing to surrender his rights under his current employment agreement with the Company and as compensation for his agreement not to compete for a two-year period, Mr. Buccellato will receive a payment of $200,000 at the closing of the Merger and an additional $600,000 payable in installments of $25,000 per month during the two years following the Merger plus interest on the unpaid balance at 8.25% per annum. Mr. Buccellato beneficially owns 263,453 Shares (excluding presently exercisable options to purchase 260,000 Shares at $2.00 per Share) or approximately 4.7% of the outstanding shares. Gary D. Lipson, a director of the Company, will receive $100,000 payable in 12 equal monthly installments of $8,333.33 in consideration of the termination of an engagement agreement between Mr. Lipson and the Company.

         Upon consummation of the Merger, Mr. Buccellato. C. Gregory Morris, Vice President, Treasurer and Chief Financial Officer of the Company, and Melvin Stewart, a director of the Company, will receive $15,600, $3,600 and $32,750, respectively, in settlement of their respective stock options. Certain directors of the Company are parties to agreements with the Company, which agreements must be amended or canceled as a condition to the obligations of Cross Country to proceed with the Merger.

         The Company has agreed in the Merger Agreement to provide and maintain directors' and officers' liability insurance and to indemnify the current directors and officers of the Company for a period of four years after the Effective Time. For a more detailed description of the interests of certain officers, directors and stockholders of the Company in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT--Indemnification, Insurance and Releases."

ADVERSE EFFECTS OF THE MERGER ON STOCKHOLDERS

         As a result of the proposed Merger, stockholders will have no ownership interest in the Surviving Corporation and will not participate in any potential profits of the Surviving Corporation after the Merger. In addition, the payments or benefits described above in the section captioned "Interests of Certain Persons in the Merger" will not be made to stockholders who are not officers or directors of the Company. See "THE MERGER-Adverse Effects of the Merger on Stockholders."

APPRAISAL RIGHTS

         Under Delaware law, stockholders who do not vote in favor of the Merger and file demands for appraisal prior to the stockholder vote on the Merger Agreement, upon the consummation of the Merger, have the right to obtain a cash payment for the "fair value" of their Shares (excluding any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such rights, a stockholder must comply with all of the procedural requirements of Section 262 ("Section 262") of the DGCL, a description of which is provided in "APPRAISAL RIGHTS" herein and the full text of which is attached to this Proxy Statement as Annex C. Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Section 262 may result in a loss of such dissenters' rights.

         In addition, the Merger Agreement provides that Cross Country may terminate the Merger Agreement if the holders of more than 10% of the Shares claim or perfect appraisal rights.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         In general, the receipt of cash by a stockholder pursuant to the Merger or the exercise of appraisal rights will be a taxable event for such stockholder for federal income tax purposes and may also be a taxable event under applicable local, state and foreign tax laws. A stockholder will recognize gain or loss for federal income tax purposes equal to the difference between: (i) the amount of cash that he or she has received, and (ii) his or her tax basis in the Shares surrendered in exchange therefor. Such gain or loss will be capital gain or loss, provided the Shares are held as capital assets as of the Effective Time. The tax consequences for a particular stockholder may depend upon the facts and circumstances applicable to such stockholder. Accordingly, each stockholder should consult his or her own tax advisor with respect to the federal, state, local or foreign tax consequences of the Merger.

         ALL STOCKHOLDERS SHOULD READ CAREFULLY THE DISCUSSION SET FORTH UNDER "THE MERGER--CERTAIN FEDERAL INCOME TAX CONSEQUENCES" AND ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL LAW INCOME TAX CONSEQUENCES TO THEM OF THE MERGER, AS WELL AS THE POSSIBLE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

SOURCE OF FUNDS; ABSENCE OF FINANCING CONDITION


         The total amount of funds required for Cross Country to consummate the Merger, is estimated to be approximately $10.0 million. This amount does not include the $2.75 million paid by The Cross County Group, L.L.C. to purchase the judgment held by ANIC.


         HAC and Merger Sub will obtain the funds required to consummate the Merger from borrowings by HAC and Cross Country pursuant to the Credit Agreement (as defined herein) in the amount of $25 million (the "Financing") with Fleet Bank N.A. (the "Bank"). The Credit Agreement has been executed and funding will occur simultaneously with the consummation of the Merger. See "SOURCE AND AMOUNT OF FUNDS."

         Pursuant to the Merger Agreement, Cross Country has no right to terminate its obligations to consummate the Merger if it is unable to obtain financing. The Special Committee and the Board of Directors viewed this as a positive factor in recommending the Merger to the stockholders. See "THE MERGER-Recommendation of the Special Committee and the Board; Fairness of the Merger."

FAILURE TO CONSUMMATE THE MERGER

         In the event that the Merger is not consummated because it is not approved by the required vote of the stockholders of the Company, holders of more than 10% of the Shares claim or perfect appraisal rights or any other term or condition to the consummation of the Merger is not satisfied or waived, it is likely that the Company will be without adequate resources to pay the full amount due to The Cross County Group, L.L.C. as holders of the ANIC judgment which would become immediately due and payable under the Settlement Agreement. In such event, the Company would be forced to seek alternatives to paying the full amount of the judgment (reduced by the amount of the payment as a result of the federal income tax refund). No other alternatives are presently being considered.

 FEES AND EXPENSES OF THE MERGER UPON TERMINATION

         The Company has agreed that in the event that the Merger Agreement is terminated for certain reasons, including the holders of in excess of 10% of the Shares claiming or perfecting appraisal rights, the Board of Directors of the Company recommending a merger or acquisition transaction other than the Merger, the Board of Directors of the Company withdrawing, modifying or amending its recommendation contained in this Proxy Statement in any respect materially adverse to Cross Country or Merger Sub, or the stockholders of the Company failing to approve the Merger, the Company will reimburse Cross Country for all of the reasonable, documented, out-of-pocket expenses actually incurred by Cross Country and Merger Sub in connection with the Merger including expenses of legal counsel, investment bankers and accountants, plus a fee of $500,000. See "THE MERGER AGREEMENT--Fees and Expenses."

PRICE RANGES OF SHARES; DIVIDENDS


         The Shares are listed on the Nasdaq National Market ("NMS") under the symbol HOMG. On April 3, 1996, the last trading day prior to the filing by Cross Country of a Schedule 13D announcing that it had acquired in excess of five percent of the Shares, the reported closing sales price per Share on the NMS was $1-1/2. On May 13, 1996, the last trading day prior to the Company's announcement of the execution of the Merger Agreement, the reported closing sales price per Share on the NMS was $1- 7/8. On November 6, 1996, the last trading day prior to the Company's announcement of the First Amendment, the reported closing sales price per Share on the NMS was $1-1/2. On February 4, 1997, the day prior to the Company's announcement of signing of the Second Amendment, the reported closing sales price per share on the NMS was $1-13/16. On April __, 1997, the last trading day prior to the date of this Proxy Statement, the reported closing sales price per Share on the NMS was $1. Stockholders are urged to obtain current quotations for the Shares. Certain agreements to which the Company is a party impose restrictions on the payment of dividends. In addition, the Merger Agreement prohibits the declaration of dividends or distributions with respect to the Shares. See "PRICE RANGES OF SHARES; DIVIDENDS."

         SELECTED FINANCIAL DATA

         The following summarized consolidated financial data is qualified in its entirety by the more detailed financial information, including the Company's financial statements, included in the Company's Annual Report on Form 10-K for the year ending December 31, 1996 incorporated into and accompanying this Proxy Statement.

                             SELECTED FINANCIAL DATA


                                                                    YEARS ENDED DECEMBER 31,
                                                      1992        1993       1994       1995        1996
                                                      ----        ----       ----       ----        ----
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)

Income Statement (in thousands)

Operating revenue                                    $ 45,578   $ 51,397    $ 53,194    $ 44,692    $ 45,431
Income (loss) from  continuing  operations  before
  income taxes                                          3,891      5,361        (742)     (2,208)     (1,597)
Income (loss) from continuing operations                1,879      3,216        (658)      1,361      (1,038)
Discontinued operations:
   Loss from operation of discontinued
     reinsurance segment                                 --       (6,228)       --        (3,216)     (1,559)
Estimated loss on reinsurance portfolio transfer         --       (9,009)       --          --          --
Net income (loss)                                    $  1,879   $(12,021)   $  (658)    $ (1,855)   $ (2,597)
Cash Flow From Operating Activities (in thousands)      2,755     (1,557)      3,046        (667)      4,347
Dividends Declared Per Common Share                  $   0.20   $   0.10    $   0.00    $   0.00    $   0.00
Balance Sheet (in thousands)
Cash and investments                                 $ 19,176   $ 18,154    $ 19,625    $ 17,054    $ 15,346
Total assets                                           41,068     45,894      39,527      38,757      37,755
Long-term debt, net of current portion                     22      3,107       3,317       2,592       2,941
Deferred home warranty revenue in excess of
deferred home warranty acquisition costs                8,196      9,994      10,441      10,572      11,631
Stockholders' equity                                   21,820      8,782       8,152       6,365       3,760
Per Share Data
Income (loss) from continuing operations             $   0.34   $   0.58    $  (0.12)   $   0.25    $  (0.19)
Discontinued operation:
   Loss from operation of discontinued
     reinsurance subsidiary                              --        (1.12)         --       (0.58)      (0.28)
Estimated loss on reinsurance portfolio transfer         --        (1.62)         --          --          --
Net income (loss)                                        0.34      (2.16)      (0.12)      (0.33)   $ ( 0.47)
Stockholders' equity                                 $   3.93   $   1.58    $   1.47    $   1.15    $   0.68
WEIGHTED  AVERAGE  COMMON SHARES  OUTSTANDING
  (in thousands)                                        5,561      5,559       5,558       5,558       5,558

                               GENERAL INFORMATION

VOTING AT THE SPECIAL MEETING; REQUIRED VOTE


         The Board of Directors has fixed the close of business on April 21, 1997 as the Record Date. As of the Record Date, there were 5,558,350 Shares entitled to vote at the Special Meeting and there were ___ holders of record of such Shares. Holders of Shares on the Record Date are entitled to one vote per Share, exercisable in person or by a properly executed proxy, at the Special Meeting with respect to all matters to be acted upon.


         The presence, in person or by properly executed proxy, of the holders of one-third of the outstanding Shares is necessary to constitute a quorum at the Special Meeting. Pursuant to the Certificate of Incorporation, By-laws and applicable law, the affirmative vote of the holders of a majority of the Shares is necessary to approve and adopt the Merger Agreement. Abstentions will be counted as present for purposes of determining whether a quorum is present. Since the Merger requires the approval of a majority of the outstanding Shares, abstentions will have the same effect as a negative vote. Under the rules of the New York Stock Exchange and the National Association of Securities Dealers, member organizations which hold shares in street name for customers will not have the authority to vote on the Merger unless they receive specific instructions from beneficial owners. Under the DGCL, such a non-vote will not be counted as present for purposes of a quorum and will otherwise have the same effect as a vote against the Merger. The Company has been advised that Cross Country is the holder of proxies executed by the members of the Board of Directors and one executive officer of the Company granting Cross County the right to vote the Shares held by them, currently 698,481 Shares (12.56% of the outstanding Shares) with respect to all matters relating to the Merger and that Cross County intends to vote said Shares in addition to the 611,500 Shares (11.0% of the outstanding Shares) owned by its affiliates in favor of the approval and adoption of the Merger Agreement.

PROXIES

         All Shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless such proxies previously have been revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. If no such instructions are indicated, proxies will be voted FOR approval and adoption of the Merger Agreement. The Board of Directors does not know of any matters, other than as described in the attached Notice of Special Meeting of Stockholders, which are to come before the Special If any other matters are properly presented at the Special Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy; by duly executing and delivering to the Secretary of the Company, at or prior to the Special Meeting, a subsequent proxy relating to the same Shares; or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, constitute revocation of a proxy). Any written notice revoking a proxy should be sent to Homeowners Group, Inc., 400 Sawgrass Corporate Parkway, Sunrise, Florida 33325-6235, Attention: Karen Childress, Secretary.

         Proxies are being solicited by and on behalf of the Company's Board of Directors. The Company will bear the cost of preparing and mailing the proxy material furnished to the Company's stockholders in connection with the Special Meeting. The Company will solicit proxies by mail, and the Company's directors, officers and employees may also solicit proxies by telephone, telegram, personal contact or otherwise. Such persons will receive no additional compensation for such services but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made to furnish copies of solicitation materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Shares held in the names of such fiduciaries, custodians and brokerage houses. Such persons will be paid reasonable out-of-pocket expenses. The Company has retained the firm of Corporate Investor Communications, Inc., for a fee of $4,500 plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies by the methods described above.

         No person is authorized to give any information or make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized by the Company or by Cross Country or their affiliates.

FORWARD-LOOKING INFORMATION AND ASSOCIATED RISK

         Management believes that this Proxy Statement contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding, among other items, the Company's earnings. This forward-looking information is based largely on the Company's revenues and expectations and is subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially as a result of the factors described in the section "THE MERGER--Opinion of Raymond James & Associates, Inc.", including, among others, general economic conditions and competitive factors. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Proxy Statement will in fact transpire.

AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial statements and other matters. Such reports, proxy statements and other information, are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 W. Madison Street, 14th Floor, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York

10048. In addition, such reports, proxy statements and other information can be obtained from the Commission's web site at http://www.sec.gov. Copies of such material also can be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials may also be inspected at the offices of the Nasdaq National Market System, 1735 K Street, N.W., Washington, D.C. 20006.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT


         The following table sets forth information concerning beneficial ownership, as of April 21, 1997, by persons known to the Company (based upon filings on Schedules 13D and 13G filed pursuant to the Exchange Act) to own five percent or more of the Company's outstanding voting securities. The table also shows information concerning beneficial ownership by all directors, by each of the Company's Named Executive Officers (as such term is defined in the Exchange
Act) and by all directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the right to acquire within 60 days of April 21, 1997, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse), with respect to the shares set forth in the following table.

                                                                         BENEFICIAL OWNERSHIP

                                                               -----------------------------------------
      NAME AND ADDRESS OF BENEFICIAL OWNER (1)                      SHARES                  PERCENT
      ----------------------------------------                 -----------------        ----------------
      Carl Buccellato                                          523,453 (2)                   8.8%


      Diane M. Gruber                                          27,550 (3)                    0.5%


      Gary D. Lipson                                           45,000 (4)                    0.8%


      Michael A. Nocero, Jr. M.D                               140,000 (5)                   2.5%


      Melvin Stewart                                           307,875 (6)                   5.2%


      C. Gregory Morris                                        60,000 (7)                    1.0%


      Sandra Stewart Bernstein                                 406,862 (8)                   7.3%
      2810 North 46th Avenue
      Hollywood, FL 33021

      Dimensional Fund Advisors, Inc.                          293,500 (8)                   4.9%
      1299 Ocean Avenue
      Santa Monica, CA 90401

      NAPAQ Corporation, et al                                 611,500 (9)                  10.3%
      4040 Mystic Valley Parkway
      Boston, MA 02155

      DC Investment Partners Opportunity Fund, L.P             989,500 (10)                 17.8%
      2200 Abbott Martin Road, Suite 201
      Nashville, TN 37215

      All Directors and Executive Officers as a Group (6       1,103,878 (11)               18.6%
           persons)

------------------------

(1) The address of all executive officers and directors is 400 Sawgrass Corporate Parkway, Sunrise, FL 33325.

(2) Includes 14,397 shares of common stock held by Carl Buccellato as Trustee of the Renee Buccellato Trust, the Lori Ann Buccellato Trust and the Matthew Buccellato Trust. Includes presently exercisable options to purchase 260,000 shares of common stock.

(3) Includes presently exercisable option to purchase 17,500 shares of common stock. The total does not include 1,000 shares owned by Gayle N. Gruber, Ms. Gruber's daughter, as to which beneficial ownership is disclaimed by Ms. Gruber.

(4) Includes presently exercisable options to purchase 25,000 shares of common stock.

(5) Includes 78,500 shares of common stock owned under a retirement plan for the benefit of Michael A. Nocero, Jr. M.D. and indirect ownership of 33,000 shares owned by his daughters. Includes presently exercisable options to purchase 25,000 shares of common stock.

                                       16


(6) Includes presently exercisable options to purchase 2,500 shares of Common Stock and 243,701 shares of common stock held by Melvin Stewart as Trustee of the Melvin Stewart Trust. Also includes 15,788 shares of common stock held by Mitchell Stewart as Trustee of the Bari Udell Trust, as to which trust Melvin Stewart has the power to direct the voting and investment of such shares as trust advisor and as to which beneficial ownership is disclaimed by Mr. Stewart.

(7) Consists of presently exercisable options to purchase 60,000 shares of common stock.

(8) Ownership shares and percentages based upon the Schedules 13G as provided to the Company.

(9) Ownership shares and percentages based on Schedules 13D, as amended, as provided to the Company. Consists of four related persons that own positions: NAPAQ Corporation, HAC, Inc., Cross Country Motor Club, Inc. and Jeffrey C. Wolk. Each of these persons is affiliated with The Cross Country Group, Inc.

(10) Ownership shares and percentages based on Schedule 13D, as amended, as provided to the Company. Consists of four related parties that own positions: D. Robert Crants, Michael W. Devlin, Lucius E. Burch and the Stephens Group, Inc.

(11) Includes (i) an aggregate of 285,000 shares of common stock which the officers and directors have the right to acquire through the exercise of presently exercisable options and (ii) an additional 50,000 shares of common stock which the officers and directors will have the right to acquire though the exercise of options that will become exercisable contemporaneously with the consummation of the Merger.


         Ms. Gruber, Messrs. Buccellato, Lipson, Morris and Stewart and Dr. Nocero have advised the Company that they have granted proxies to Cross Country with respect to the right to vote the Shares held by them, currently 698,481 Shares (12.56% of the outstanding Shares), with respect to all matters relating to the Merger.

                                   THE MERGER

PARTIES TO THE MERGER

         HOMEOWNERS GROUP, INC.

         The Company was incorporated in 1988 in Delaware to act as the holding company for Homeowners Marketing Services, Inc. ("HMS") and its subsidiaries, which became subsidiaries of the Company in the same year as a result of a reorganization prior to the Company's sale of its Shares in a public offering. HMS has provided products and services to real estate brokerage firms since 1980.

         The Company has developed a national network of real estate brokers ("Members") enrolled by the Company's franchisees ("Affiliates") and the field sales force employed in the Corporate Owned Regions ("CORs"). The Company believes that it is a leading supplier of products and services to real estate brokerage firms which market primarily residential properties.

The Company offers various types of memberships including a "full membership" under which participating brokers have access to all of the Company's products and services, and a "limited membership" under which participating brokers and agents have access to only certain of the Company's products and services, principally the home warranty product. The Company operates in the District of Columbia and in all states except Alaska.

         Members generally pay an initial membership fee and annual renewal fees in order to retain the rights of membership. Full members participate in the Company's Errors & Omissions insurance ("E&O") program and pay marketing or placement fees to the Company for access to the program. Members also have the right to use products and services provided by other vendors with which the Company has made preferred arrangements. Full membership also provides access to the following programs: a membership-wide referral networking system (REFNET/registered mark), the HMS BuyerTrack/registered mark/ Follow-up System, the HMS Consumer Reach Program, the HMS Risk Management System, HMS Photocard and certain advertising and public relations materials. Both full members and limited members have access to the home warranty product, which they sell to either sellers or buyers of a home. Historically, through 1995, the Company has derived at least 88% of its annual revenues from the sale of home warranty contracts by Members and from membership related fees.

         The Company has granted the Affiliates the exclusive right, within defined geographical territories, to enroll Members and train them in the utilization and sale of the Company's products and services. The Company directly enrolls Members in California, Colorado, Idaho, Florida (except northwest Florida, which territory has been granted to an Affiliate), Hawaii, Indiana, Iowa, Nebraska, North Dakota, Oregon, South Dakota and Washington, and is a 45% partner in a partnership which directly enrolls Members in Texas. Collectively, these territories are known as Corporate Owned Regions. The Company manages, for a fee, the Kansas, Oklahoma, Missouri territory and the Arizona, New Mexico territory and owns a nominal interest in the Arizona, New Mexico territory. The Company has combined administrative functions of the Kansas, Oklahoma and Missouri region and of the Arizona, New Mexico and the Texas region. The Colorado region and the Washington, Oregon and Idaho regions have combined administrative functions with the California region.

         Franchise realty organizations, such as CENTURY 21/registered mark/, ReMax/registered mark/ and others, provide to their franchisees certain products and services, some of which are similar to those offered by the Company. However, access to such products and services generally requires an initial financial commitment by the real estate brokerage firm, payment of a predetermined percentage of revenues to the franchisor and mandatory utilization of some of the franchisor's products and services. Under the Company's program, Members pay for the Company's products and services which they elect to use, once the initial membership fee and/or annual renewal fee has been paid. The Company's membership agreement does not prohibit membership in any real estate related franchise or service, and many HMS Members are also members of franchise realty organizations.

         THE CROSS COUNTRY GROUP, INC.

         Cross Country is a privately held company engaged primarily in providing emergency roadside assistance on behalf of major corporations and other organizations. Cross Country also provides loss reporting, address change, consumer affairs, customer support and home assistance services for various customers throughout the United States through various affiliates. The principal executive offices of Cross Country are located at 4040 Mystic Valley Parkway, Medford, Massachusetts 02133, and the telephone number is (617) 393-9300.

         CROSS COUNTRY ASSOCIATES, L.L.C.

         Associates is a privately held limited liability company formed solely for the purpose of holding the stock of HAC, and has not engaged in any business activity unrelated to the Merger. The Managing Members of Associates are substantially the same as the stockholders of Cross Country. The principal executive offices of Associates are located at 4040 Mystic Valley Parkway, Medford, Massachusetts 02133.

         HAC, INC.

         HAC is a direct, wholly-owned subsidiary of Associates formed solely for the purpose of holding the stock of the Company following the Merger, and has not engaged in any business activity unrelated to the Merger.

         CC ACQUISITION CORPORATION

         Merger Sub is a wholly-owned subsidiary of HAC and assignee of CHGI's rights and obligations under the Merger Agreement. Merger Sub was formed solely for the purpose of the Merger and has not engaged in any business activity unrelated to the Merger.

         CHGI ACQUISITION CORPORATION

         CHGI is a direct, wholly-owned subsidiary of Cross Country formed solely for the purpose of the Merger and has not engaged in any business activity unrelated to the Merger. On June 14, 1996, CHGI assigned its rights and obligations under the Merger Agreement to Merger Sub.

         BACKGROUND OF THE MERGER

         In January, 1995, the Company received several unsolicited inquiries from unaffiliated third parties relating to various proposed transactions with the Company, including the purchase of all of the outstanding Shares of the Company. In response to these inquiries, the Company formed a Special Committee of the Board of Directors to evaluate the alternatives available to the Company.

         The Special Committee retained Raymond James to act as its exclusive financial advisor to assist the Company in evaluating the possible alternatives to maximize stockholder value, including remaining independent, effecting a corporate restructuring, obtaining new financing, sale of various operating assets of the Company, initiating discussions with others regarding the acquisition of the Company and other possible forms of business reorganization.

         Initially, the Special Committee considered the alternatives of obtaining financing and entering into an agreement with a strategic investor. Negotiations were held with potential lenders to provide funds to the Company under an arrangement which would have permitted conversion of the debt position to equity. This alternative was rejected after evaluation of the costs of such financing and the potential dilutive impact of such financing on existing stockholders.

         Based upon the Company's recent operating results, and the various contingencies facing the Company, the Special Committee concluded that the Company would be better served if it combined with a strong complementary business entity. Therefore, the option of remaining independent was not selected as a viable course of action for the Company to pursue. Accordingly, the options related to corporate restructuring or business reorganization were also deemed to be secondary to the business combination alternatives.

         During the first nine months of 1995, Raymond James circulated confidentiality agreements to multiple interested parties, including Cross Country. These agreements provided, among other things, that the interested parties and their representatives would maintain the confidential nature of information about the Company supplied to them and that for a specified period (generally three years) from the date of such agreements they would not, without the prior written approval of the Company's Board of Directors, engage in or propose any transaction directly or indirectly to acquire any securities or assets of the Company or its subsidiaries or act, alone or in concert with others, to seek to control or influence the management, Board of Directors, or policies of the Company. No information was provided to Cross Country at this time, based on their refusal to sign a confidentiality agreement on terms similar to those executed by other interested parties. During this period, Raymond James circulated information about the Company and its operations to approximately ten interested parties who had signed confidentiality agreements. Three of the parties who signed confidentiality agreements presented written or verbal proposals to acquire all or a portion of the Company.

         In June 1995, the Special Committee met with representatives of First Service Corporation, an organization which proposed a loan to the Company convertible into shares of Common Stock. The Special Committee concluded that this proposal would have resulted in an unacceptable dilution to the Company's stockholders at the conversion price proposed. In addition, such a proposal would not have provided liquidity to the Company's stockholders.

         The Special Committee also met in June 1995 with American HomeShield Corporation, a subsidiary of Service Master LP regarding the acquisition of the Company. Although numerous proposals were made, the acquisition of the Company would have been dependent on favorable resolution of the ANIC litigation which was then ongoing and modification of certain other contractual relationships which the Special Committee did not believe was feasible on economic terms acceptable to the Company. In addition, the discount required by HomeShield to complete the Merger prior to the completion of the referenced litigation was deemed unacceptable by the Special Committee and negotiations terminated.

         During this period, the Special Committee was also engaged in discussions with Warrantech Corporation, an administrator and marketer of service contracts and after-market warranties on computer electronics, computers and computer peripherals, appliances, automobiles, automotive components and recreational vehicles for retailers and distributors. In September, 1995, after a review of the foregoing proposals, the Company announced that it had entered into exclusive negotiations with Warrantech. The Warrantech proposal was to exchange shares of Warrantech common stock for shares of the Company's Common Stock. Each share of the Company's Common Stock would have been exchanged for that number of Warrantech shares determined by dividing 1.25 by the price of Warrantech shares during a specified period. From September 1995, through January 1996, the Company pursued negotiations with Warrantech.

         On December 13, 1995, a jury in the Court of Common Pleas of Franklin County, Ohio, rendered a verdict against HMS, in favor of ANIC in the amount of $5,156,022. The Company then engaged in negotiations with ANIC in an effort to reach a settlement with respect to payment of the judgment.

         The Company and Warrantech were unable to conclude an agreement. The failure to reach agreement was principally due to the impact on the Company of the ANIC judgment, the refusal of Warrantech to agree to deliver a minimum number of shares to the Company's stockholders and certain contingencies imposed by Warrantech including renegotiation of certain Company contracts on terms acceptable to Warrantech in its sole discretion. The Company announced on January 26, 1996 that its exclusive negotiations with Warrantech had terminated. The Special Committee and Raymond James again contacted potential bidders with whom discussions had been suspended during the Warrantech negotiations.

         Discussions were also held with ANIC in an attempt to negotiate a settlement of the judgment obtained by it and to postpone its attempts to realize on its judgment. As a condition of ANIC agreeing to refrain from exercising its rights under its judgment, the Company was required to waive its rights to appeal the ANIC judgment. The Board of Directors agreed to such waiver based in part upon the fact that the Company was without the funds needed to obtain the bond required to pursue the appeal.

         The Special Committee thereafter entered into negotiations with HFS Incorporated, with respect to the acquisition of the Company for shares of HFS' common stock. Under this proposal the Shares of the Company were to be valued at $2.20 per share.

         While these negotiations were in process, the Company was advised by Cross Country that certain of its affiliates had acquired in excess of five percent of the Shares of the Company and that it wished to enter into negotiations with respect to the acquisition of the Company. The contacts between the Company and Cross Country originally began with discussions regarding joint marketing of products in February 1996. A subsequent meeting was held in March 1996 in New York City at which Cross Country proposed acquiring the Company. This meeting was attended by Carl Buccellato, Gary Lipson and Diane Gruber, on behalf of the Company, and Howard Wolk, Sidney Wolk and Ted Wolk, on behalf of Cross Country. Cross Country originally proposed advancing funds to the Company to satisfy the ANIC judgment, with such funds being secured by a lien on Company assets. The Company representatives rejected this proposal in favor of an acquisition of the Company by Cross Country.

         Although Cross Country made various proposals to acquire the outstanding Shares of the Company, until May 3, 1996, Cross County and the Company could not agree on an acceptable form of confidentiality agreement and confidential information was not furnished to Cross Country until said date. Therefore, the March 15, 1996 proposal of Cross Country to acquire the outstanding Shares of the Company at $1.95 per share, the April 30, 1996 proposal at $2.10 per share and the May 3, 1996 proposal of $2.35 per share (including an agreement to pay ANIC the full amount of its judgment) were based solely on Cross Country's review of publicly available information. All of these proposals were subject to reduction in price based upon the outcome of certain contingencies. They were therefore rejected for both this reason and the fact that, until May 3, 1996, they were less than the alternative bid from HFS. Upon agreement with Cross Country on May 3, 1996 as to the terms of a confidentiality agreement, the Company provided information to Cross Country.

         During this period the Company continued its negotiations with ANIC regarding a potential settlement. The Company reached an agreement with ANIC to defer action with respect to efforts to realize on its judgment until May 5, 1996, and to pay to ANIC upon consummation of a merger the sum of $4.1 million in satisfaction of the judgment. This date was subsequently extended until May 12, 1996 in exchange for an increase in the amount to be paid to ANIC in satisfaction of the judgment against HMS upon consummation of the Merger. The increase payable to ANIC was to be proportionately equal to the percentage increase in the amount to be received by the Company's stockholders in excess of $2.20 per share rounded up to the next $50,000. By way of example, a payment to the Company's stockholders of $2.35 per share would have resulted in payment to ANIC of $4.4 million. The Company agreed to pay to ANIC the proceeds of a federal income tax refund which was then expected to be approximately $1.4 million in partial satisfaction of said judgment.

         The Special Committee established May 9, 1996 as a deadline for submission of bids to acquire the Company. On May 7, 1996, Raymond James, on behalf of the Company, notified potential bidders of the May 9, 1996 deadline. The notification included a form of Merger Agreement which the Company was willing to sign.


         HFS expressed concern regarding both the apparent willingness of Cross Country to engage in a hostile takeover and the refusal of the Company's franchisees to agree to amend their franchise agreements in accordance with HFS requests. HFS therefore declined to submit a bid. The only bid received prior to the deadline was from Cross Country. On May 10, 11, 13 and 14, counsel to the Special Committee, Raymond James and counsel to Cross Country had further negotiations regarding the specific terms of the Merger Agreement, including the representations and warranties to be provided by the Company and various conditions precedent to the closing, including cancellation and modification of certain agreements. The Merger Agreement was signed by Cross Country and the Company on May 14, 1996 and reflected the right of stockholders to receive $2.35 per share of Common Stock.


         On June 14, 1996, Cross Country advised the Company that pursuant to the terms of the Merger Agreement, the rights and obligations of CHGI had been assigned to Merger Sub.

FIRST AMENDMENT TO THE MERGER AGREEMENT

         Following execution of the Original Merger Agreement, various claims against the Company were brought to the attention of Cross Country. As a result, Cross Country determined that certain obligations and contractual relationships of the Company differed from the representations made to Cross Country in the Original Merger Agreement. Cross Country concluded that these obligations and contractual relationships, as discussed below, committed the Company to various payments and obligations which Cross Country believed had a material adverse impact on its valuation of the Company. Cross Country therefore notified the Company that it would be unwilling to consummate the Merger unless such obligations and relationships were terminated or modified in a manner acceptable to Cross Country. As an alternative, Cross Country offered to consummate the Merger without resolution of these issues at $1.80 per share.


         Although the Company disagrees with Cross Country's assertion that such non-disclosure constituted breach of the Merger Agreement and believes that the disclosures to Cross Country were appropriate, in light of the limited economic resources available to the Company, the fact that a previously extensive offering process had resulted in only limited interest in the Company and the fact that ANIC had agreed, at that time, to refrain from taking any action with respect to its judgment only until October 31, 1996, the Company agreed to address the objections raised by Cross Country to the consummation of the Merger. The Company's decision was further based on continuing losses by the Company which amounted to approximately $.07 per share for the first nine months of 1996 and the belief of management that profitable operations were not likely in the near future.


         Extensive efforts were undertaken by the Company to settle the foregoing obligations and contractual arrangements and to quantify the actual costs associated therewith. Certain of these efforts were successful but require the payment of funds by the Company or the commitment to pay funds upon consummation of the Merger to obtain such modifications. One such situation, a claim by the Company's franchisees that payments were due to them for 1995 as a result of profit sharing agreements was first brought to Cross Country's attention in July, 1996. This claim was disputed by the Company, but settled for a payment of $591,965, payable within five days after consummation of the Merger, in order to avoid litigation and maintain good relationships with the franchisees. The provider of reinsurance for the Company's warranty products alleged its arrangement with the Company was exclusive. Although the Company disputed such a claim, Cross Country advised the Company that it was unwilling to proceed with the Merger unless this dispute was resolved. This contract was terminated for a payment of approximately $260,000. An employment arrangement which the Merger Agreement required be terminated without cost, required the payment of approximately $175,000. In another case, a claim by a supplier of marketing services to the Company that it is entitled under an existing agreement to continuing royalties from the sale of certain products, which rights it was willing to waive for a payment of approximately $700,000, is disputed by the Company. Despite efforts to resolve this matter, the claim remains outstanding.

         Upon quantification of the costs associated with the foregoing obligations, and in light of the Company's ongoing and potential obligation to make payments associated therewith, Cross Country agreed to proceed with the Merger at $2.06 per share. After negotiations with Cross Country and in light of the losses of the Company, the lack of perceived alternatives, and the other factors discussed above, the Company agreed to execute the First Amendment and proceed with the Merger at a reduced price per share of $2.06.

         On May 14, 1996, at a meeting of the Special Committee, Raymond James delivered to the Special Committee its opinion that the consideration of $2.35 per Share to be received by the holders of Shares pursuant to the Original Merger Agreement was fair to the Company's public stockholders from a financial point of view at that time. Based upon the developments discussed above leading to the execution of the First Amendment, on November 6, 1996, Raymond James delivered a verbal opinion to the Special Committee that, based on its analysis to that date, the Merger Consideration ($2.06 per share) is fair to the Company's stockholders from a financial point of view. After discussing Raymond James' opinion, the Special Committee and the Board of Directors, in a joint meeting at which counsel to the Special Committee and a representative of Raymond James participated, determined that the proposed Merger was fair to the stockholders of the Company and approved and adopted the Merger Agreement, subject to a number of conditions including the delivery of Raymond James' written fairness opinion, which was received on November 26, 1996 (See "THE MERGER AGREEMENT-Conditions, Representations and Covenants") and recommended to the stockholders that they approve and adopt the Merger Agreement.

         The Company and Cross Country thereafter entered into the First Amendment as of October 31, 1996, reducing the Merger Consideration in the Original Merger Agreement to $2.06. Pursuant to an agreement entered into in connection with the First Amendment, the arrangement with Carl Buccellato was further modified to provide that Mr. Buccellato would waive all rights under his existing employment agreement and agree not to compete for a two year period in exchange for a payment of $200,000 at the closing of the Merger and an additional $600,000 payable in installments of $25,000 per month during the two years following the Merger plus interest on the unpaid balance at 8.25% per annum. The arrangement with Mr. Buccellato under the original Merger Agreement called for a waiver of his rights under his employment agreement (which extended through December 31, 2000 at a base compensation level of $385,000 per year) in exchange for a payment of $800,000 at the time of the Merger and the payment of $200,000 per year under a three-year consulting agreement requiring that his services be available to Cross Country for 1,000 hours per year. The modified arrangement does not call for the provision of consulting services.

         In connection with negotiating the First Amendment, and in order to allow the Merger to proceed, the Company attempted to obtain from ANIC an extension of its October 31, 1996 deadline for foregoing action to collect on the judgment. When ANIC refused to grant such an extension, The Cross Country Group, L.L.C., an affiliate of Cross Country, purchased the rights of ANIC under its judgment, making The Cross Country Group, L.L.C. the holder of the judgment against HMS, a subsidiary of the Company. The balance of the judgment had been reduced by a payment by the Company on September 4, 1996 of $1,401,485.20, representing the proceeds of a federal income tax refund received by the Company. The Company and HMS then entered into an agreement with The Cross County Group, L.L.C. which extended the period during which Cross Country would agree to take no action with respect to the judgment until January 31, 1997 (the "Settlement Agreement") (this date has been extended until the earlier of: (i) July 1, 1997 or (ii) termination of the Merger Agreement as part of the Second Amendment). In consideration of The Cross Country Group, L.L.C.'s agreeing to extend the date for enforcement of the judgment, the Company guaranteed the payment of the judgment against HMS and pledged the shares of HMS and another Company subsidiary as collateral. In addition, the two subsidiaries granted security interests in their assets to secure the obligation to repay the judgment. As a result of such arrangements, the Company is now responsible for a judgment which was previously only against one of its subsidiaries and has further pledged assets upon which The Cross Country Group L.L.C. could foreclose to satisfy its claim in the event that the Merger is not completed or the judgment is not paid prior to July 1, 1997. The Special Committee noted that such arrangement provided the holder of the judgment with possibly greater legal rights. However, in light of the fact that ANIC would not agree to extend its October 31, 1996 deadline for foregoing action to collect on the judgment, the Special Committee and the Board believed that the failure to agree to this arrangement, pursuant to which The Cross Country Group, L.L.C. purchased the judgment and entered into the Settlement Agreement, could have resulted in the bankruptcy of the Company as it was without resources to pay the outstanding balance of the judgment.

         In connection with the First Amendment and the Settlement Agreement, the Company also amended its existing Shareholder Rights Plan to permit Cross Country and its affiliates to purchase an unlimited number of Shares of Common Stock in unsolicited privately negotiated transactions without causing the rights to separate or become exercisable. Such amendment was not effective until three days after announcement of the signing of the Amendment and was only to be effective so long as no other offers were received to purchase the Company during that three-day period. The three-day period expired without receipt of any such offers.

         Such amendment permits Cross Country to acquire additional Shares prior to the Merger making it less likely that an alternative bidder for the Company will emerge. Although the Special Committee and the Board of Directors viewed this as a negative factor, in light of the absence of any other bidders since May 1996 and the inability of the Company to satisfy the ANIC judgment without the large investment by Cross Country, the amendment to the Rights Plan was deemed acceptable.


         On December 20, 1996, HAC acquired an additional 120,000 Shares at $1.73 per share in a single, unsolicited privately negotiated transaction, bringing the total ownership by affiliates of Cross Country to 611,500 shares as of the date of this Proxy Statement. Cross Country has advised the Company that while it reserves its right to do so, neither it nor its affiliates currently intend to acquire additional Shares except pursuant to the Merger.

SECOND AMENDMENT TO THE MERGER AGREEMENT

         When it became apparent that the Merger would not be completed prior to the January 31, 1997 deadline established by the First Amendment, the Company and Cross Country entered into the Second Amendment. The Second Amendment was signed on February 3, 1997, effective January 31, 1997. The Second Amendment extended the time period for consummation of the Merger and the time for satisfaction of the ANIC judgment referred to above. This date has been extended until the earlier of: (i) July 1, 1997 or (ii) termination of the Merger Agreement for any reason. If the Merger is not consummated by July 1, 1997 or the Merger Agreement is terminated, The Cross Country Group, L.L.C. is entitled to seek enforcement of the entire outstanding amount of the judgment.

COMPOSITION OF THE SPECIAL COMMITTEE

         The Special Committee was composed of all directors of the Company with the exception of Carl Buccellato, the President and Chief Executive Officer of the Company. Mr. Buccellato was not included in the membership of the Special Committee, based upon the belief of the Board of Directors that the possibility of employment of Mr. Buccellato by an acquirer of the Company might impair his independence. Although the Merger Agreement provides that Mr. Lipson will receive $100,000 for cancellation of certain agreements between Mr. Lipson and the Company, the Board of Directors concluded that this payment did not raise a potential conflict of interest as the payments to be received are in cancellation of existing rights. It is not anticipated that Mr. Lipson will perform services for the Company after the Merger.

         The Special Committee also includes members who are Affiliates with franchise agreements containing terms similar to the agreements between the Company and non-director Affiliates. All of the proposals received by the Company involved the potential of modifying the relationship between the Company and its franchisees. While the interests of the members of the Special Committee who are franchisees are potentially different than that of stockholders who are not franchisees, the Board of Directors concluded that because these directors had substantially the same rights under their franchise agreements as all other Affiliates, and therefore the same interests as other Affiliates in the consummation of the Merger, they would not have a conflict of interest in evaluating the Merger.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD; FAIRNESS OF THE MERGER

         At a joint meeting of the Special Committee and the Board of Directors held on November 6, 1996, the Special Committee and the Board of Directors unanimously approved the First Amendment, determined that the Merger is fair to and in the best interest of the public stockholders of the Company and resolved to recommend that the stockholders approve and adopt the Merger Agreement.


         On April __, 1997, the Special Committee held a telephonic conference with representatives of Raymond James and counsel to the Special Committee. During this telephonic conference, Raymond James confirmed that it had not withdrawn its fairness opinion attached hereto as Annex B. After participating in the foregoing discussion, the Special Committee confirmed its determination that the Merger is fair to the stockholders of the Company, which confirmation was based on the factors considered in connection with the Special Committee's initial fairness determination as discussed below.

         The Special Committee and the Board of Directors held a meeting on April __, 1997, wherein the Special Committee discussed its prior meeting with Raymond James and the fact that the Special Committee had confirmed its determination that the Merger is fair to the stockholders of the Company. After participating in the foregoing discussion, the Board of Directors confirmed its determination that the Merger is fair to and in the best interest of the public stockholders of the Company, which confirmation was based on the factors considered in connection with the Board of Directors' fairness determination as discussed below.

         The Special Committee, in reaching its decision, considered the factors set forth below and the Board of Directors adopted the analysis of the Special Committee. Although all of these items, except as indicated, were considered as positive factors in concluding to recommend that the stockholders approve and adopt the Merger Agreement, the Special Committee and the Board assigned particular weight to items (i) - (vii). Of these items, the Special Committee and the Board of Directors concluded that (i) and (ii) were of the most importance as they lead to the conclusion that the failure to consummate the Merger would result in little opportunity for the Company to generate profits for stockholders. Items (iii) through (vii) were also considered to be significantly relevant because they lead to the conclusion that the Merger Consideration to be received by the Company's public stockholders is fair and reasonable. The remainder of the items (viii - xv) were given lesser weight and are listed in the order of the weight assigned to them.

              (i) The losses incurred by the Company in recent years and the conclusion of management that such losses could not be reversed in the near future.

              (ii) The effect of the ANIC judgment and its settlement on the Company and its stockholders. The factors considered in this regard, which the Board of Directors and Special Committee believed supported their decision to enter into the First Amendment, included the following:


                   (a) the ability of the holder of the judgment to seize assets of HMS (a significant source of revenues to the Company), as part of its rights as a judgment creditor and the resulting disruption to the business and affairs of the Company in the absence of a settlement;

                   (b) the ability of the holder of the judgment to pursue
              remedies against the Company and its subsidiaries in an effort to collect on its judgment in the absence of a settlement;

                   (c) extension of the period during which the holder of the judgment would agree to refrain from taking action against the Company under the

              Settlement Agreement until the earlier of: (i) July 1, 1997 or
              (ii) termination of the Merger Agreement;

                   (d) the fact that the Company has expended approximately $1.6 million to date in litigation expenses in the ANIC matter and had earlier waived its rights to appeal the judgment.


              (iii) The opinion of Raymond James regarding the fairness, from a financial point of view, of the Merger Consideration to the public stockholders of the Company and the written report and oral presentations regarding such report by Raymond James to the Special Committee and the Board of Directors. See "Background of Merger" and "Opinion of Raymond James & Associates, Inc." Based on Raymond James' expertise and experience in the evaluation of businesses in connection with transactions similar to the Merger and Raymond James' explanations of its methodology and analyses, the Special Committee and the Board of Directors believed that Raymond James' opinion as to the fairness of the Merger Consideration to be received by the public stockholders was well supported and sound and adopted their analysis.

              (iv) The significant premium by which the Merger Consideration of $2.06 per Share exceeds the last closing sales price ($1.50) of the Shares on the day prior to the filing by Cross Country of a Schedule 13D reporting that it and its affiliates had acquired in excess of five percent of the outstanding Shares, the premium by which the Merger Consideration exceeds the highest price at which the Shares traded in the six months ($1.75) preceding such announcement date, and the fact that the Merger Consideration is substantially in excess of the Company's book value per Share of $1.11 at September 30, 1996. The Special Committee and the Board of Directors believed that these premiums are comparable to, or in excess of, premiums paid in recent acquisition transactions and supported the Special Committee's and the Board of Directors' determination as to the fairness of the Merger. However, due to the inherent differences between the business operations and prospects of the Company and the businesses, operations and prospects of other acquired companies available for analysis, there were a limited number of comparable transactions considered by Raymond James. Accordingly, Raymond James concluded it was inappropriate to, and did not rely solely on the historical takeover analysis.

              (v) The length of the period of the sale process, the number of potential purchasers contacted and the belief of the Board of Directors that all viable alternatives had been investigated in pursuing the maximization of stockholder value.

              (vi) The terms and conditions of the Merger Agreement, including the opportunity that all of the Company's stockholders will have to dispose of all of their Shares for cash.

              (vii) The continued ability of the Board of Directors under the Merger Agreement to furnish confidential information to, and to discuss and negotiate with, any third party that has initiated contact with the Company or any of its subsidiaries, if the Board of Directors determines, in good faith, based upon the advice of the Company's independent outside counsel, that such action is required to satisfy the Board of Directors' fiduciary duties to the Company's stockholders. See "THE MERGER AGREEMENT-Termination; Amendments" and "-Fees and Expenses."

              (viii) The fact that the Merger Agreement does not permit Cross Country to terminate its obligation to consummate the Merger if it is unable to obtain financing for the transaction. In addition, the Company has been advised that Cross Country has entered into an agreement for such financing. The Board of Directors and the Special Committee favorably assessed Cross Country's ability to cause the Merger to be consummated given the nature and sources of Cross Country's financing agreement with respect to the Merger, the institution entering into such agreement and the limited conditions to the obligations of such institution to fund such loan. See "SOURCE AND AMOUNT OF FUNDS."

              (ix) The Board of Directors' and Special Committee's belief that Cross Country would be able to obtain the regulatory approvals necessary to consummate the Merger.

              (x) The establishment of the Special Committee to make an independent determination as to the fairness of the Merger supported the Board of Directors' and the Special Committee's determination of fairness.

              (xi) The adequacy of the information regarding the Company which the Special Committee and its financial and legal advisors had been provided. The members of the Board of Directors and the Special Committee have knowledge of and a familiarity with the business, financial condition, results of operations and prospects of the Company, as well as the industry, the risks associated with achieving the Company's projected operating results, and the impact on the Company of general economic and market conditions. Based on such knowledge and general knowledge about stock market values, the members of the Board of Directors and the Special Committee believed that the projections considered by Raymond James were reasonable and supported the Board of Directors' and the Special Committee's fairness determination.

              (xii) The risk that the Merger would not be consummated in light of the conditions to the consummation of the Merger, which were considered by the Special Committee and the Board of Directors to be minimal after the execution of the First Amendment.

              (xiii) The opportunity stockholders have to demand appraisal of their Shares in accordance with Delaware law. While the Special Committee and Board of Directors believe the Merger is fair to the Company's public stockholders, the availability of dissenters' rights for stockholders who may disagree with this belief was viewed as positive and supported the decision of the Special Committee and the Board of Directors to recommend approval of the Merger Agreement.

              (xiv) The stockholders of the Company would lose the opportunity to participate in the future operations of the Company which could have a negative impact on the stockholders if such operations were profitable. However, based on the alternatives available to the Company, the Board of Directors and the Special Committee viewed continued operations as an independent entity to represent little opportunity for profit to the stockholders, particularly in light of the ANIC judgment.


              (xv) The amendment of the Shareholder Rights Agreement permitting Cross Country to acquire additional Shares which the Board of Directors and Special Committee viewed as a negative in light of the inhibiting effect on other potential bidders. However, in light of the absence of other bidders through the bidding process, this factor was outweighed by the willingness of Cross Country to purchase the ANIC judgment for $2.75 million and agree to refrain from commencing execution on the same.

         The Board of Directors and the Special Committee viewed the modification of the arrangements with Mr. Buccellato and Cross Country as a relationship between those two parties and did not consider such agreement to have any impact on the consideration to be paid to the stockholders of the Company.

         The foregoing analysis was conducted based upon the First Amendment to the Merger Agreement. A similar analysis had been undertaken by the Board of Directors and the Special Committee in connection with the Original Merger Agreement. Such analysis resulted in the conclusion that the price of $2.35 per share was fair and in the best interests of the stockholders.


         As noted above, the effect of the First Amendment was to, among other things, reduce the Merger Consideration from $2.35 to $2.06 per share. Upon notification from Cross Country after execution of the Original Merger Agreement that it would be unwilling to consummate the Merger on the terms set forth in the Original Merger Agreement unless certain obligations and relationships which were brought to the attention of Cross Country were terminated or modified in a manner acceptable to Cross Country, members of the Special Committee, together with counsel, met with both representatives of Cross Country and its counsel and representatives of the other parties to the relationships which Cross Country believed had an adverse impact on the Company. Efforts to resolve the issues without payment of substantial funds were unsuccessful. Although the Company believes that the disclosures to Cross Country in connection with the Original Merger Agreement were appropriate and complete, based upon the absence of viable alternatives available to the Company, particularly in light of continuing losses and the ability of the holder of the ANIC judgment to enforce its rights under the judgment, the Special Committee and the Board of Directors, after again reviewing the items listed above, determined that consummating the Merger at the reduced merger price represented the best available alternative for the stockholders of the Company. The Special Committee and the Board therefore concluded that the reduced merger price is fair to and in the best interest of the public stockholders. The Board and the Special Committee also concluded that all of the factors listed above were still applicable, particularly the first five items. Additional information with respect to this conclusion and the events which occurred after the execution of the Original Merger Agreement is discussed in "Background of the Merger" and "First Amendment to the Merger Agreement."


         The Special Committee and the Board of Directors, at a joint meeting held on February 3, 1997, determined that it would not be possible to complete the Merger prior to the January 31, 1997 deadline established by the First Amendment. As the Special Committee and the Board continued to believe that the Merger was in the best interests of the Company and the stockholders, it was therefore determined to enter into the Second Amendment to extend the deadline until July 1, 1997. See "-Second Amendment to the Merger Agreement."

CONTINGENT LIABILITY TO CNA


         In connection with the transfer of the net assets of POMG Insurance Company, Ltd. ("POMG"), a now liquidated Company subsidiary which conducted the Company's reinsurance operations, to Continental Casualty Company ("CNA") and the assumption by CNA of the obligations of POMG under certain realtor's errors and omissions policies, the Company guaranteed the performance by Sphere Drake Insurance PLC ("Sphere Drake"), a third party reinsurance company, under a $5 million reinsurance treaty purchased by POMG to protect it from losses in excess of a predetermined amount. Under the terms of the Company's guarantee, CNA, as the transferee of the reinsurance treaty, bears any credit risk under the treaty, including, but not limited to, any risk that Sphere Drake becomes insolvent, is adjudicated as a bankrupt or has liquidation or similar proceedings commenced against it. The Company has placed $3 million into a collateral account to secure its guarantee (the "Collateral Account"), and has also agreed, if necessary, to pay the additional $2 million related to the guarantee from future commissions. On April 10, 1996, CNA issued a Notice of Arbitration to the reinsurer with respect to its refusal to honor the reinsurance treaty.

         The Company, CNA and Sphere Drake are engaged in settlement discussions with respect to the reinsurance treaty. Although terms are not finalized, it is possible that the Company could pay a substantial portion of the Collateral Account to CNA under the currently proposed settlement agreement. The potential settlement agreement is contingent upon the closing of the Merger. As a result of these settlement negotiations, the Company recorded a loss provision of $2.5 million for the guarantee in its Consolidated Statements of Operations for 1996. Should the Merger fail to be consummated, the potential settlement agreement will be null and void and the Company will continue to be contingently liable for the entire $5 million under the conditions described in the preceding paragraph. In such event, the Company will attempt to negotiate a settlement, but there can be no assurance that it will be successful in such efforts.


         As part of the transfer of the POMG assets, the Company is further obligated to pay five percent of all commissions on realtors' errors and omissions policies up to a maximum of $5 million to cover the losses of CNA on assumed policies. A "holdback fund" has been established to accumulate said funds. Under the current agreement, the Company is obligated to make additional payments to the holdback fund if certain premium production levels are not met. In connection with the proposed settlement with CNA which is, as noted above, contingent upon the closing of the Merger, the holdback fund agreement will be modified to require payment to the fund only out of commissions actually earned on policies sold. Should the Merger fail to be consummated, there will be no adjustment to the current agreement.

OPINION OF RAYMOND JAMES & ASSOCIATES, INC.

         The Special Committee retained Raymond James to render an opinion as to the fairness, from a financial point of view, of the consideration to be issued to stockholders of the Company in the Merger. Raymond James is a nationally recognized investment banking firm and as part of its investment banking business, Raymond James is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company selected Raymond James to render a fairness opinion in connection with the Merger because of Raymond James' experience in transactions similar to the Merger as well as Raymond James' engagement as the Company's financial advisor since January 1995 and its involvement in the Company's consideration of various strategic alternatives since that time.

         Raymond James delivered to the Special Committee an opinion letter, dated November 26, 1996, which stated that, based on the assumptions and subject to qualifications set forth therein which are summarized below, as of November 26, 1996, the consideration to be received by the stockholders of the Company in the Merger was fair, from a financial point of view, to the stockholders of the Company. Raymond James was involved in structuring the Merger, soliciting potential purchasers of the Company, and assisted in negotiating the terms of the Merger. Raymond James was not requested to , and accordingly did not, express any opinion with respect to the underlying business decision of the Company to effect the Merger, the structure or tax consequences of the Merger Agreement or the availability or advisability of any alternatives to the Merger. THE FULL TEXT OF THE WRITTEN OPINION OF RAYMOND JAMES WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATION ON AND THE SCOPE OF REVIEW BY RAYMOND JAMES IN RENDERING ITS OPINION IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ RAYMOND JAMES' OPINION IN ITS ENTIRETY.

         In connection with Raymond James' review of the proposed Merger and the preparation of its opinion, Raymond James examined (i) the financial terms and conditions of the Merger Agreement; (ii) the audited financial statements of the Company and its affiliates; (iii) certain unaudited financial statements and operating reports of the Company, its subsidiaries and affiliates; (iv) certain internal financial analyses and forecasts for the Company, its subsidiaries and affiliates prepared by management, and (v) certain other publicly available information on the Company. Raymond James also held discussions with members of the management of the

Company and its subsidiaries to discuss the foregoing and considered other matters which they deemed relevant to their inquiry.

         Raymond James assumed and relied upon the accuracy and completeness of all such information and did not attempt to verify independently any of such information, nor did they make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, its subsidiaries and affiliates. With respect to financial forecasts, Raymond James assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management, and relied upon management to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.

         Raymond James' opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to them as of November 26, 1996 and such opinion specifically stated that any change in such circumstances would require a reevaluation of their opinion.

         In conducting their investigation and analyses and in arriving at their opinion expressed herein, Raymond James took into account such accepted financial and investment banking procedures and considerations as they deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and its subsidiaries and certain other publicly held companies in businesses Raymond James believed to be comparable to that of the Company; (ii) the then current financial position and results of operations of the Company and its subsidiaries and forecasted results of such entities; (iii) the historical market prices and trading activity of the common stock of the Company; (iv) financial and operating information concerning selected business combinations which were deemed comparable in whole or in part; and (v) the general condition of the securities markets.

         PRO FORMA ANALYSIS. Raymond James prepared for the Board of Directors a pro forma analysis of the Company's 1995 income statement and management's 1996 and 1997 projected income statements. As warranty contracts are only for a one-year term, the Company did not believe that projections beyond 1997 were sufficiently reliable to be of value in this analysis. Raymond James noted the limitations of analysis of such a relatively short period of future projections and concluded that it was inappropriate to rely solely on any analysis of management's projections in determining the fairness of the merger consideration.

         In 1995, the Company reported a net loss of $1,908,656 or $0.34 per share. Raymond James adjusted the Company's reported results on a pro forma basis to account for several non-recurring or one-time items including: (i) the elimination of non-recurring legal, consulting and other related expenses; (ii) the elimination of market value adjustments from securities being marked to market; (iii) the elimination of the ANIC judgment; and (iv) the effect of the settlements with the Company's franchisees regarding certain 1995 profit-sharing payments. The effect of the adjustments, on a fully-taxed basis, increased the Company's net income per share on a pro forma basis in 1995 to $0.21

         Management provided Raymond James with a projection for the balance of 1996 and for 1997. Management noted that said projections were similar to those previously provided to Cross Country. Raymond James adjusted managements' projections to account for: (i) the elimination of non-recurring legal, consulting and other related expenses; and (ii) the elimination of capital gains and benefits from securities being marked to market at a profit. The effect of the adjustments had no impact on the Company's projected revenues for 1996 ($46.3 million) or 1997 ($46.9 million). Such adjustments increased the Company's projected net earnings on a pro forma basis to $575,000 and projected net earnings per share on a pro forma basis in 1996 to $0.10. These adjustments increased projected net earnings on a pro forma basis in 1997 to a loss of $49,000 and increased net earnings per share to a loss of $0.01 in 1997. Raymond James also calculated a pro forma projected revenues, net income and earnings per share in 1997 assuming a 10% increase in warranty revenue production over projected 1996 levels. After all adjustments and assuming a 10% increase in direct warranty expenses, this pro forma calculation indicated revenues of $49.6 million, net income of $263,000 and earnings per share of $0.05. Raymond James relied solely on management's projections and calculated more favorable projections solely for illustrative purposes. Raymond James provided no opinion, and did not state that these adjusted projections were more appropriate than the projections provided by management.

         Raymond James noted that its pro forma calculations did not take into account the negative effect of funding the ANIC judgment or its settlement nor did they take into account any profit-sharing payments to Affiliates in either 1996 or 1997, all of which would have the effect of reducing pro forma earnings. Management's projections for 1996 anticipated an increase in home warranty production over 1995 and a 3.5% increase in 1997 over 1996 but a material decrease in membership related revenue in both years due to decreasing participation in the Company's E&O program and a 5% increase in general and administrative costs in 1997. Raymond James also noted that the Company, through the third quarter of 1996, was not performing to the original 1996 projections provided earlier in the year, primarily due to continued deterioration in the Company's membership-related revenue at a faster than anticipated rate and also due to higher than projected warranty claims expense.

         MARKET VALUATION ANALYSIS. Raymond James prepared for the Board of Directors an analysis of the relationship of several transaction values for the Common Stock of the Company ranging from $1.80 to $2.35 per share to (i) the nominal book value per share of Common Stock at September 30, 1996, and (ii) the closing sale price of the Common Stock on various dates prior to the date Cross Country filed its initial Form 13-D with the Securities and Exchange Commission (April 4, 1996).

         At a transaction value of $2.06 per share, the market valuation analysis indicated a 85.7% premium over the Company's nominal book value per share of $1.11 at September 30, 1996, a 37.3% premium over the closing market price ($1.50) one day prior to the initial Cross Country Group 13-D filing, a 24.1% premium over the closing market price ($1.66) one week prior to the initial Cross Country Group 13-D filing, and a 106.0% premium over the closing market price ($1.00) four weeks prior to the initial Cross Country Group 13-D filing.

         Raymond James also analyzed and calculated the Company's Enterprise Value at various transaction values for the Common Stock of the Company ranging from $1.80 to $2.35 per share. Enterprise Value was defined and calculated as the consideration to be paid to the Company's stockholders and stock option holders at various transaction values per share plus funded debt to be assumed by a buyer as of September 30, 1996, plus the value of the ANIC settlement less excess available cash projected as of December 31, 1996. Raymond James then compared these Enterprise Values to the Company's trailing 12 months revenues as of September 30, 1996 and the number of warranty contracts sold by the Company over the same trailing 12 month period.

         At a transaction value of $2.06 per share, the ratio of Enterprise Value to trailing 12 months revenues was 0.43x, and Enterprise Value divided by warranty contracts sold was $167.

         Raymond James also prepared for the Board of Directors an analysis of the relationship between various pro forma transaction values and pro forma 1995, projected 1996 and 1997, and pro forma projected 1996 earnings per share. Raymond James added $0.75 per share on a pro forma basis to the $2.06 per share to be paid to the stockholders in the Merger. This $0.75 represents the value per share of Common Stock of the ANIC settlement ($1,401,485 already paid to ANIC and the $2,750,000 paid by Cross Country for the remaining claim). This pro forma adjustment was calculated by Raymond James in order to present a meaningful comparison to Raymond James' calculation of the Company's pro forma earnings per share which reflect no adjustments for the obligation and funding of the ANIC settlement.

         At a pro forma transaction value of $2.81 (pro forma equivalent to the $2.06 transaction value), Raymond James' analysis indicated price-to-earnings ratios of 13.4x for pro forma 1995 earnings per share ($0.21), 28.1x for pro forma projected 1996 earnings per share ($0.10), 56.2x for pro forma projected 1997 earnings per share ($0.05) (which assumes a 10% increase in warranty production) and a non-meaningful multiple for management's pro forma projected 1997 net loss per share of ($0.01) (which assumes no increase in warranty production).

         PRECEDENT TRANSACTION ANALYSIS. Raymond James analyzed publicly available information for selected completed acquisitions of companies believed by Raymond James to be comparable to the Company. As there are few public companies that have existed which are closely comparable to the Company, Raymond James ultimately considered only two transactions: ServiceMaster L.P.'s acquisition of American Home Shield Corporation and American Home Shield Corporation's acquisition of Sierra Home Service Companies, Inc. Both American Home Shield Corporation and Sierra Home Service Companies represent companies operated exclusively in the home warranty industry.

         Raymond James noted that in October 1989, ServiceMaster L.P. acquired American Home Shield Corporation in a transaction in which American Home Shield shareholders received (i) $9.50 in cash per share, and (ii) a contingent right to receive future payments ranging from $0.00 to an aggregate of $3.50 in cash depending upon the future earnings performance of American Home Shield Corporation as a subsidiary of ServiceMaster. The contingent value rights initially traded in the open market for $1.375 per right and eventually realized $0.91 in payout. The American Home Shield financial advisor had valued the rights between $1.00 and $1.90 per right.

         Assuming a per share value range of $10.50 and $11.40 for American Home Shield at the time of its sale, Raymond James noted that the implied price-to-earnings ratio on its 1989 projections ranged from 10.3x to 11.2x. In addition, Raymond James noted that American Home Shield management invested in the ServiceMaster transaction as minority shareholders. Calls and puts were put in place to allow/obligate ServiceMaster to acquire this minority position at 11.1x trailing earnings at a future date.

         Raymond James also calculated multiples and other ratios in the ServiceMaster - American Home Shield transaction which it deemed relevant. Assuming a $10.50 to $11.40 per share range of value for American Home Shield, the range of Enterprise Value divided by home warranty contracts outstanding was approximately $332 to $373; the range of Enterprise Value to trailing 12 months revenues was approximately 1.18x to 1.32x; and the range of the premium to book value per share was approximately 199% to 225%. Raymond James noted that the price-to-earnings multiples derived from the Cross Country-Company transaction compared favorably to the ServiceMaster-American Home Shield transaction, and further indicated that they considered this measure one of the most meaningful given the different circumstances of the companies and time periods involved.

         Raymond James also analyzed the March 1996 acquisition of Sierra Home Service Companies, Inc. by American Home Shield Corporation (still a subsidiary of ServiceMaster). Raymond James noted that in this transaction, Sierra's Enterprise Value divided by home warranty contracts outstanding approximated $159. Enterprise Value to trailing 12 months revenues was approximately 0.49x and the premium to book value per share was approximately 64%. No price-to-earnings multiples were relevant as Sierra had been unprofitable in the periods preceding its sale.

         Raymond James noted that the Market Valuation Analysis of the Cross Country - Company transaction indicated multiples and ratios which were lower than the ServiceMaster - American Home Shield transaction, with the notable exception of the price-to-earnings multiples. Raymond James also noted that the same analysis indicated that the Cross Country - Company transaction multiples and ratios approximated or materially exceeded the American Home Shield - Sierra transaction. Given the relative similarities between the Company and its circumstances with Sierra, Raymond James concluded that this analysis supported its conclusion and was accorded meaningful weight.

         COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information, Raymond James prepared for the Board of Directors an analysis of selected financial data for certain publicly-held companies in businesses which Raymond James believed to be similar in various respects to the Company. Specifically, Raymond James included in its review: CUC International, FirstService Corporation, Rollins Inc., ServiceMaster L.P., Warrantech Corporation and First American Financial. Due to the lack of consistency in the valuation multiples accorded to these companies as a group and the fact that none of the selected companies represented a sufficiently comparable company to the Company, Raymond James believed that a purely quantitative comparable public company analysis would not be particularly meaningful in the context of the Merger. Raymond James applied minor weight to this analysis in determining its conclusion.

         STOCK PRICE AND TRADING VOLUME ANALYSIS. Raymond James examined the history of the daily trading prices (defined as closing price) and trading volume of the Common Stock for the two years preceding May 14, 1996. Raymond James noted that approximately 50% of the Shares traded in both the preceding one and two-year periods at prices of $1.25 per share or below. In the one-year period preceding May 14, 1996, less than 6% had traded above $2.00 per share. For the two-year period preceding May 14, 1996, Shares had traded as high as $2.75 per share, but less than 4% had traded above $2.00 per share. The Common Stock traded for $1.50 per share on the day prior to the announcement of the Acceleration judgment and $0.75 per share on the date of such announcement. Raymond James also noted the trading history of the stock since the initial May 14, 1996 announcement of the Cross Country transaction. In addition, Raymond James noted that the Common Stock was trading for $0.875 per share at the time the Board of Directors engaged the firm to assist them in evaluating various strategic alternatives.

         HISTORICAL TAKEOVER PREMIUM ANALYSIS. Raymond James prepared for the Board of Directors an analysis of certain publicly available information for selected mergers and acquisitions of public companies in transactions valued between $5 million and $50 million since January 1, 1994. Raymond James compared the purchase price per share in the selected transaction to the target's closing stock price one day, one week and four weeks prior to the relevant announcement date of the impending transaction to calculate the premium over such stock price. Raymond James noted that the median premium for the periods one day, one week and four weeks prior to the relevant announcement date of the selected transaction were 33.3%, 40.8% and 43.9%, respectively. The average premiums calculated were 43.7%, 51.0% and 53.7%, respectively. Raymond James noted that at a transaction value of $2.06 per share, the premiums to be paid to stockholders over the Company's closing stock price one day, one week and four weeks prior to the date of the initial Cross Country Form 13-D filing are 37.3%, 24.1% and 106.0%, respectively. Raymond James noted that the premiums to be paid to the Company's stockholders over book value; historic stock prices, including those existing at the time of the Company's initiation of the sale process; and recent stock prices were material and generally supported its conclusions.

         Because the reasons for and the circumstances surrounding the precedent transactions were specific to such transactions and because of the inherent differences between the businesses, operations and prospects of the Company and the businesses, operations and prospects of the selected acquired companies analyzed, Raymond James believed that it was inappropriate to, and therefore did not, rely solely on the historical takeover premium analysis.

         In evaluating the fairness of the consideration to be paid to the Company's stockholders pursuant to the Merger Agreement, including the decrease in consideration from $2.35 to $2.06 per share, Raymond James noted to the Special Committee and the Board of Directors that (i) the Company was not performing to the original 1996 projections provided earlier in the year upon which the $2.35 was partially determined to be fair, (ii) the value of the Company to potential acquirers, including Cross Country, was reduced due to economic and liability issues first identified by Cross Country several months after the execution of the Original Merger Agreement, (iii) the time limitations imposed by the judgments against the Company significantly reduced the availability of other alternatives, and (iv) none of the previously interested potential acquirers had indicated a continued interest in acquiring the Company.

         Raymond James noted that its analyses of the transactions in November 1996 versus its analysis in May 1996 reflected decreases in certain measures of value, such as book value premiums, premiums over historic market prices and comparable precedent transaction multiples, roughly approximating the price decrease of $2.35 per share to $2.06. Raymond James also noted, however, more material decreases in Company performance including a decrease in pro-forma projected earnings per share for 1996 from $0.24 in May to a loss of $0.10 in November 1996.

         The Company entered into an engagement letter with Raymond James on January 28, 1995 pursuant to which the Company retained Raymond James as its exclusive financial advisor. For its services relating to the fairness opinion referred to herein, Raymond James received a $50,000 fee upon delivery of its initial opinion and a $50,000 fee upon delivery of its subsequent written opinion. For its advisory services, Raymond James received a $50,000 retainer, and will receive $100,000 upon the closing of the Merger. The Company has also agreed to reimburse Raymond James for its reasonable out-of-pocket expenses and has agreed to indemnify Raymond James against certain liabilities that may arise in connection with its engagement, including liabilities that may arise under federal securities laws. In the ordinary course of its business, Raymond James may trade the Common Stock of the Company for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such Common Stock.

PLANS FOR THE COMPANY AFTER THE MERGER

         HAC expects that the business and operations of the Surviving Corporation will be continued by HAC substantially as they are currently being conducted by the Company and its subsidiaries and that HAC will make additional investments in the Company as appropriate to increase the Company's business. HAC does not currently intend to dispose of any assets of the Surviving Corporation, other than in the ordinary course of business. It is anticipated, however, that HAC will from time to time evaluate and review its businesses, operations and properties and make such changes as are deemed appropriate.

         Except as described in this Proxy Statement, none of Associates, HAC, Merger Sub or the Company has any present plans or proposals involving the Company or its subsidiaries which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, or liquidation, or a sale or transfer of a material amount of assets, or any material change in the present dividend rate or policy, indebtedness or capitalization, or any other material change in the Company's corporate structure or business. However, HAC will review proposals or may propose the acquisition or disposition of assets or other changes in the Surviving

Corporation's business, corporate structure, capitalization, management or dividend policy which it considers to be in the best interest of the Surviving Corporation and its stockholder.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Board of Directors with respect to the Merger, stockholders should be aware that although directors and existing officers of the Company will receive the same consideration for their Shares as the other stockholders of the Company, certain members of the Board of Directors and of the Company's management have interests that may present them with actual or potential conflicts of interest.

         The Company has been advised that on May 14, 1996, the members of the Board of Directors and one executive officer granted proxies to Cross Country with respect to 698,481 Shares owned by them (12.56% of the outstanding Shares) as to all matters related to the Merger and that Cross Country intends to vote such Shares in favor of the approval and adoption of the Merger Agreement.

         It is expected that certain of the current officers of the Company will continue as officers and key employees of the Surviving Corporation after the Merger. Carl Buccellato will resign as Chairman, Chief Executive Officer and President of the Surviving Corporation and its subsidiaries at the Effective Time. In exchange for agreeing to surrender his rights under his current employment agreement with the Company, Mr. Buccellato will receive a payment of $200,000 at the closing of the Merger and an additional $600,000 payable in installments of $25,000 per month during the following two years plus interest on the unpaid balance at 8.25% per annum. Mr. Buccellato beneficially owns 263,453 Shares (excluding options to purchase 260,000 Shares) or approximately 4.7% of the outstanding shares. Gary D. Lipson, a director of the Company, will receive $100,000 payable in equal monthly installments of $8,333.33 in consideration of the termination of an engagement agreement between Mr. Lipson and the Company.

         Pursuant to the Merger Agreement, the holders of options to purchase common stock of the Company, which options are exercisable at a price below $2.06 per share (which include employees and one non-employee director), will surrender such options and receive payments equal to the excess of $2.06 over the exercise price. Therefore, upon consummation of the Merger, Mr. Buccellato,
C. Gregory Morris, Vice President, Treasurer and Chief Financial Officer of the Company, and Melvin Stewart, a director of the Company, will be entitled to payments of $15,600, $3,600 and $32,750, respectively, in settlement of their respective stock options.

         Certain directors of the Company are parties to area franchise, management agreements and consulting agreements with the Company (the "Affiliated Franchisees") which were amended on April 26, 1996 (the "Amendments"). In addition to the Amendments, one of the Affiliated Franchisees entered into an option agreement with the Company dated April 26, 1996. The Affiliated Franchisees have agreed to cancel the option and Amendments prior to the Effective Time.

         In addition, the Company has agreed that, in the event that the Merger is not consummated for certain reasons, the Company will pay the reasonable documented out-of-pocket fees, costs and expenses incurred or to be incurred by Cross Country and Merger Sub and their affiliates and stockholders in connection with the Merger, including expenses of legal counsel, investment bankers and accountants, plus a fee in the amount of $500,000. See "THE MERGER AGREEMENT--Fees and Expenses."

         The Company has agreed in the Merger Agreement to provide directors' and officers' liability insurance and to indemnify the current directors and officers of the Company. See "THE MERGER AGREEMENT--Indemnification, Insurance and Releases."

ADVERSE EFFECT OF THE MERGER ON STOCKHOLDERS

         As a result of the proposed Merger, the interest of the stockholders in the Company will terminate and stockholders will have no ownership interest in the Surviving Corporation. Stockholders will therefore not participate in any potential earnings and growth of the Surviving Corporation after the Merger. In addition, the payments or benefits described in "-Interests of Certain Persons in the Merger" will not be made to stockholders who are not officers or directors of the Company. Although the Board of Directors of the Company believes that the acquisition of the Company pursuant to the Merger Agreement is fair and in the best interests of the Company and the stockholders, certain stockholders could conclude that as a result of the payments and indemnifications described above, the Board of Directors and management of the Company may have interests that differ from those of the stockholders in general.

REASONS OF CROSS COUNTRY FOR THE MERGER

         Cross Country's reasons for proposing the Merger at this time are its belief that its sole ownership of the Company could allow greater focus on long-term objectives and flexibility in the Company's operations rather than the short-term focus which may have resulted from the effects of current operating results on the public market for the Shares and that its ability to make additional capital available will enable the Company to increase its business.

FAILURE TO CONSUMMATE THE MERGER

         In the event that the Merger is not consummated, it is likely that the Company will be without adequate resources to pay the full amount due to The Cross County Group, L.L.C. under the Settlement Agreement. In such event, the Company would be forced to seek alternatives to paying the full amount of the judgment. No other alternatives are presently being considered.

CERTAIN EFFECTS OF THE MERGER

         If the Merger is consummated, the Company's stockholders will no longer have any interest in, and will not be stockholders of, the Company and, therefore, will not participate in its future potential earnings and growth and will not be subject to the risks associated with an investment in the Company. Instead, each such stockholder will have the right to receive upon consummation of the Merger a payment of $2.06 in cash for each Share he or she held (other than

Shares held by Cross Country and its affiliates and stockholders who perfect their statutory appraisal rights under Delaware law) whether or not the Company's future operations meet the projections on which the determination of the fairness of the price was based. Conversely, if the Merger is consummated, Cross Country will realize all of the Company's profits and losses, as well as any future improvements in the Company's operations.

         The Company will, as a result of the Merger, become a wholly-owned subsidiary of HAC and will be a privately held company. The registration of the Shares under the Exchange Act will then be terminated. In addition, because the Shares would no longer be publicly held, the Company would be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and stockholders owning more than 10% of the outstanding Shares would be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. Further, the Company will cease filing information with the Commission. The Company will also be de-listed from Nasdaq NMS.

         If the Merger Agreement is not adopted by the required vote of the Company's stockholders, or the Merger is not consummated for any other reason, such failure to consummate the Merger will require the Company to pay the full amount of the judgment. This could have a material adverse effect on the liquidity of the Company. In such event, the Company would be forced to seek alternatives to pay the full amount due under the Settlement Agreement. No other alternatives are presently being considered.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Set forth below is a description of certain federal income tax consequences to stockholders who receive cash for their Shares in the Merger or upon the exercise of appraisal rights. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the "Service") and court decisions. The Company will not seek any rulings from the Service with respect to the transactions contemplated hereby. The following discussion is limited to the material federal income tax aspects of the Merger for a holder of Shares who is a citizen or resident of the United States and who holds the Shares as capital assets. This discussion also does not purport to deal with all aspects of taxation that may be relevant to a particular investor in light of his or her individual circumstances or to certain types of investors (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, nonresident aliens and foreign corporations) subject to special treatment under the federal income tax laws.

         In general, the receipt of cash by a stockholder pursuant to the Merger or the exercise of appraisal rights will be a taxable event for that stockholder for federal income tax purposes and may also be a taxable event under applicable state, local and foreign tax laws. A stockholder will recognize gain or loss for federal income tax purposes equal to the difference between (i) the amount of cash that he or she receives in exchange for his or her Shares and (ii) his or her tax basis in those Shares. That gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder has held those Shares for more than one year as of the Effective Time.

         A stockholder may be subject to backup withholding of federal income tax at a rate of 31% on payments made to him or her in exchange for his or her Shares, unless the stockholder is exempt from backup withholding or provides the Paying Agent with his or her correct taxpayer identification number (by completing IRS Form W-9 or the Substitute Form W-9 to be included with the letter of transmittal), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Paying Agent with his or her correct taxpayer identification number may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. The Company will report to each stockholder and the Service the amount of any "reportable payments" made to the stockholder and the amount of tax withheld, if any.

         THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH IN THIS PROXY STATEMENT ARE BASED ON CURRENT LAW AND ARE FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES FOR A PARTICULAR STOCKHOLDER WILL DEPEND UPON THE FACTS AND CIRCUMSTANCES APPLICABLE TO THAT STOCKHOLDER. ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO THE STOCKHOLDER OF THE MERGER IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY POSSIBLE CHANGES IN THOSE LAWS. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION.

                              THE MERGER AGREEMENT

         The following is a summary of the material provisions of the Original Merger Agreement, the First Amendment and the Second Amendment, conformed copies of which are attached hereto as Annex A and incorporated by reference herein. Such summary is qualified in its entirety by reference to the text of the Merger Agreement.

THE MERGER

         The Merger Agreement provides that, subject to approval of the Merger Agreement by the Company's stockholders and satisfaction or waiver of certain other conditions, a duly executed copy of the related Certificate of Merger will be filed with the Secretary of the State of Delaware. Upon such filing, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue, under its name, as the Surviving Corporation.

         Upon the Effective Time, each Share (other than Shares held by Cross Country, Merger Sub and their affiliates and stockholders who perfect their statutory appraisal rights under Delaware law or held in treasury by the Company) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted solely into the right to receive $2.06 in cash, without interest, will no longer be outstanding and will be canceled. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation.

         Holders of Shares who do not vote to approve and adopt the Merger Agreement and who otherwise strictly comply with the provisions of Delaware law regarding statutory appraisal rights have the right to seek a determination of the fair value of their Shares and payment in cash therefor in lieu of the Merger Consideration. See "APPRAISAL RIGHTS."

PAYMENT FOR SHARES

         Prior to the Effective Time, Merger Sub will designate the Paying Agent. Promptly after the Effective Time, the Paying Agent will mail or make available to each stockholder a notice and letter of transmittal containing instructions for surrendering Certificates in exchange for payment thereof. No stockholder should surrender any Certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon receipt of any such Certificates together with a duly executed letter of transmittal and other requested documents, the Paying Agent will mail a check, in an amount equal to $2.06 for each Share represented by such Certificates, to the registered owner or, subject to certain conditions more fully described below, his or her transferee.

         Each Certificate which, prior to the Effective Time, represented Shares (other than Shares held by Cross Country and its affiliates and stockholders who perfect their statutory appraisal rights under Delaware law), will, after such time, evidence only the right to receive the amount of cash into which the Shares represented thereby shall have been converted. No interest will be paid or accrued on the amounts payable upon the surrender of any such Certificate.

         If payment of the Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment will pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or will establish to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

THE EXCHANGE FUND

         Immediately prior to or at the Effective Time, Cross Country will deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the Company's stockholders (other than Cross Country, Merger Sub and their affiliates and stockholders who perfect their statutory appraisal rights under Delaware law) and the holders of options with exercise prices below $2.06, the aggregate Merger Consideration to which holders of Shares will be entitled at the Effective Time together with an amount equal to the payment to which the holders of such options are entitled pursuant to the Merger Agreement.

         Promptly following the date that is six months after the Effective Time, the Paying Agent will return to the Surviving Corporation all Merger Consideration, and the Paying Agent's duties will terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration.

REGULATORY MATTERS


         Seventeen of the states in which the Company's subsidiaries operate regulate the home warranty business in which such subsidiaries are engaged. The states of Florida, California and Virginia require pre-approval of a change in control of the Company. The Merger Agreement requires the parties to use their best efforts to obtain all such approvals and provides that the receipt of such approvals is a condition to consummating the transaction. All required notices and applications have been filed by the Company and Cross Country with such states. All of the states have responded and all requested supplemental forms have been filed. On January 27, 1997, the State of Virginia's Bureau of Insurance approved Cross Country's application for pre-Merger approval. On February 20, 1997, the State of California's Department of Insurance approved the Merger. On April 11, 1997, the Department of Insurance of the State of Florida approved the Merger.


CONDITIONS, REPRESENTATIONS AND COVENANTS

         The respective obligations of Cross Country and Merger Sub, on the one hand, and the Company, on the other, to consummate the Merger are subject to the following conditions, among others: (i) the approval and adoption of the Merger Agreement by the affirmative vote of the holders of outstanding Shares to the extent required by the Certificate of Incorporation, By-laws and applicable law;
(ii) the absence of any effective or threatened temporary restraining order, preliminary injunction or other order issued by a court of competent jurisdiction preventing the consummation of the transactions contemplated by the Merger Agreement; (iii) the Settlement Agreement remaining in full force and effect; (iv) the performance in all material respects of the covenants and agreements made by Cross Country and Merger Sub, or the Company, as applicable, prior to or at the Effective Time; and (v) the accuracy in all material respects of the representations and warranties made by Cross Country and Merger Sub, or the Company, as applicable, in the Merger Agreement at and as of the Effective Time. The obligations of Cross Country and Merger Sub to effect the Merger are subject to the following additional conditions: (i) the Company shall have taken all appropriate action to obtain the cancellation of all Options (as defined herein) in exchange for payment by the Paying Agent in an amount equal to the excess of $2.06 over the exercise prices thereof; (ii) Cross Country and Merger Sub obtaining such regulatory consents, approvals or clearances as are necessary in connection with the consummation of Merger; (iii) the holders of Shares representing more than 10% of the total number of Shares as of the Record Date shall not have claimed or perfected appraisal rights pursuant to Section 262 of the DGCL; (iv) the Company shall have canceled certain agreements entered into after April 1, 1996 with certain of its directors; (v) consents have been obtained from the landlord of the building in which the Company's headquarters are located and the other parties to certain agreements of the Company; and (vi) all regulatory, consents, approvals or clearances necessary for the consummation of the Merger have been obtained. In addition, the obligation of the Company to effect the Merger is subject to the condition that Raymond James shall not have withdrawn its opinion that the Merger is fair to the Stockholders of the Company from a financial point of view.

         The Merger Agreement contains various customary representations and warranties of Cross Country, Merger Sub and the Company. The representations of Cross Country and Merger Sub relate to due organization, corporate authorization, consents and approvals, absence of breach, lack of prior activities and the Financing. The representations of the Company relate to due organization, capitalization, corporate authorization, absence of certain changes, consents and approvals, absence of breach of other agreements, status of certain franchise agreements, title to assets and the binding nature of the ANIC Settlement Agreement.

         The Company has agreed to conduct its business in the ordinary and usual course prior to the Effective Time. In this regard, the Company has agreed that it will not, without the prior written consent of Cross Country, engage in certain types of transactions, including, among other things, the issuance of Shares, declaration of dividends or distributions with respect to the Shares, modification of certain agreements or the incurrence of indebtedness beyond certain limits. In addition, Cross Country, Merger Sub and the Company have made further agreements regarding certain filings with the Commission; the vote at the Special Meeting; best efforts to consummate successfully the Merger; notices in connection with the Merger; access to the Company's records; public announcements; and indemnification of the Company's officers and directors. In addition, during the period from the date of the Merger Agreement to the Effective Time, the Company has agreed not to solicit or initiate discussions, directly or indirectly, concerning any possible proposal regarding a sale of the Company's capital stock or a merger, acquisition, sale of assets or similar transaction involving the Company or any subsidiary, division or major asset thereof. The Company, however, is permitted to consider unsolicited proposals from third parties, if any such proposals are made and the Board of Directors determines that the proposal represents a financially superior transaction for the Stockholders of the Company and the Board of Directors determines after consultation with counsel that the failure to take such action would be inconsistent with its fiduciary duties, written notice is provided to Cross Country and the Company keeps Cross Country advised of the status of such discussions or negotiations.

MODIFICATIONS AND AMENDMENTS TO THE MERGER AGREEMENT AND WAIVER OF CONDITIONS TO THE MERGER BY THE COMPANY

         The Merger Agreement provides that Cross Country and the Company may modify, amend or supplement any term or provision of the Merger Agreement and that the Company may waive any of the conditions to its obligation to consummate the Merger except as otherwise provided by law; provided, however, that after the vote of the stockholders at the Special Meeting, no amendment or modification may be made which changes the Merger Consideration or which in any way materially adversely affects the rights of the stockholders without their approval. The Board of Directors does not currently intend to make any such amendment or modification or waive any conditions to the Company's obligation to consummate the Merger.

STOCK OPTIONS

         At or immediately prior to the Effective Time, the Company will take all action necessary to cancel all of the outstanding options to purchase Shares (the "Options"), whether or not presently exercisable, which have been granted under any stock options or other compensation plan or arrangement of the Company. Each holder of an Option that is exercisable on or prior to the Effective Time will be entitled to receive from the Paying Agent in cancellation thereof a cash payment (subject to any withholding taxes) in an amount equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Option, multiplied by the number of Shares subject to such exercisable Option (the "Option Settlement Amount"). No payment will be made by the Company in respect of any Option having an exercise price equal to or greater than the Merger Consideration. All exercisable Options will be canceled upon the payment of the Option Settlement Amount. At the Effective Time, any such exercisable Option that the holder thereof has not consented to cancellation will be converted into, and shall only represent the right to receive, the Option Settlement Amount.

         Immediately prior to the Effective Time, all of the Company's stock option, stock bonus and stock award plans or arrangements, that provide for the issuance of Shares of the capital stock of the Company, will be terminated, and no further stock options, bonuses or awards shall be granted thereunder subsequent to the Effective Time. Without the prior written consent of Cross Country, the Company will not make any additional grants of stock options, stock bonuses or stock awards under any of such plans prior to the Effective Time.

DIRECTORS AND OFFICERS OF THE COMPANY FOLLOWING THE MERGER; CERTIFICATE OF INCORPORATION

         The officers and directors of Merger Sub immediately prior to the Effective Time will be the initial officers and directors of the Surviving Corporation. It is expected that the directors of Merger Sub immediately prior to the Merger (and therefore the directors of the Surviving Corporation) will be different than the current directors of the Company. The Certificate of Incorporation of Merger Sub will be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended.

FEES AND EXPENSES

         If the Merger is not consummated and (I) the Merger Agreement is terminated because: (A) holders of more than 10% of the Shares shall have claimed or perfected appraisal rights; (B) the Company (or the Board of Directors of the Company) shall have authorized, recommended, proposed or publicly announced its intention to enter into any merger or consolidation agreement (other than this Agreement) or any other transaction in which all or substantially all of the Company's or any Company subsidiary's equity or assets would be acquired by a third party (other than Cross Country, Merger Sub or any of their affiliates); (C) the Board of Directors of the

Company does not recommend in this Proxy Statement that the Company's stockholders adopt and approve the Merger, the Merger Agreement and the transactions contemplated thereby; (D) after publicly recommending in this Proxy Statement that Company's stockholders adopt and approve the Merger, the Merger Agreement and the transactions contemplated hereby, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Cross Country or Merger Sub; or (II) (A) at any time on or prior to the expiration of two years following termination of the Merger Agreement, a definitive agreement is entered into for the acquisition of all or substantially all of the Company's equity or assets with a person other than Cross Country or Merger Sub or any of their respective affiliates at either
(i) a price per share in excess of $2.06 per Share, or (ii) an aggregate purchase price in excess of the aggregate purchase price contemplated in the Merger Agreement (which shall include the payments to The Cross Country Group, L.L.C. pursuant to the Settlement Agreement), or (B) if the following shall have occurred: (i) a meeting of the stockholders of the Company shall have been held to adopt the Merger Agreement and the stockholders shall have failed to adopt the Merger Agreement, and (ii) there shall have existed at the record date for the Meeting or at the date thereof a person or group who shall have beneficially owned or been entitled to vote or direct the voting of not less than 20% of the then outstanding Shares, and who shall have voted against the Merger Agreement and the transactions contemplated thereby, or (iii) at the date of the Meeting a person or group other than Cross Country or Merger Sub or any of their affiliates shall have in good faith proposed (and such person or group shall appear to have the ability to consummate such proposal) to acquire the Company, then in the event of either (I) or (II), the Merger Agreement requires the Company to promptly reimburse Cross Country and Merger Sub and their affiliates and stockholders for their reasonable documented out-of-pocket expenses actually incurred by them in connection with the proposed acquisition of the Company including expenses of legal counsel, investment bankers and accountants plus a fee of $500,000.

TERMINATION; AMENDMENTS

         The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of the respective Board of Directors of Cross Country, Merger Sub and the Company, by any of them if the Merger has not been consummated by July 1, 1997 or if a court of competent jurisdiction or other United States governmental body shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and non appealable. The Merger Agreement may be terminated at any time prior to the Effective Time by Cross Country if (i) the Merger shall not have been consummated on or before the later of (A) July 1, 1997 or (B) two business days after the Company Stockholders' Meeting; (ii) there shall have occurred (A) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or National Association of Securities Dealers Automated Quotations System, (B) a declaration of a banking moratorium or any limitation or suspension of payments by any U.S. governmental authority on the extension of credit by lending institutions, (C) a commencement of war or armed hostilities directly involving the United States, or (D) any limitation (whether or not mandated) by any governmental authority which will materially adversely affect the extension of credit by banks or other lending institutions in the United States; (iii) holders of more than 10% of the Company's Common Stock shall have claimed or perfected appraisal rights; (iv) the Company (or the Board of Directors of the Company) shall have authorized, recommended, proposed or publicly announced its intention to enter into any merger or consolidation agreement (other than the Merger Agreement) or any other transaction in which all or substantially all of the Company's or any Company subsidiary's equity or assets would be acquired by a third party (other than parent, Merger Sub or any of their affiliates; (v) the Company's Board of Directors does not recommend in this Proxy Statement that the Company's stockholders adopt and approve the Merger, the Merger Agreement and the transactions contemplated thereby; or (vi) the Board of Directors of the Company withdraws, modifies or amends its recommendation that the Company's stockholders adopt and approve the Merger, the Merger Agreement and the transactions contemplated thereby in any respect materially adverse to Cross Country or Merger Sub.

         The Merger Agreement may be amended by the mutual written agreement by the parties thereto as evidenced by action taken by the Board of Directors of Cross Country, Merger Sub and the Company, whether before or after stockholder approval; provided, however, that after any such stockholder approval, no amendment may be made without the further approval of the stockholders which would reduce the amount or change the form of the Merger Consideration or effect any other change to the Merger Agreement which would materially and adversely affect the stockholders of the Company.

INDEMNIFICATION, INSURANCE AND RELEASES

         The Merger Agreement provides that the current directors and officers of the Company will be indemnified, defended and held harmless by the Surviving Corporation for their acts and omissions prior to the Effective Time to the fullest extent permitted by applicable law and any existing indemnity agreements. The Surviving Corporation, as applicable, will advance expenses to such indemnified parties to the fullest extent so permitted. The Merger Agreement also provides that Cross Country will cause the Surviving Corporation to maintain and provide officers' and directors' liability insurance to the Company's current officers and directors on terms not materially less favorable in coverage and amounts to that of the Company's present policy for a period of four years following the Effective Time; provided, however, that in providing such insurance, the Surviving Corporation will have no obligation to pay annual premiums in excess of $153,900. In addition, the directors of the Company, on the one hand, and Cross Country, Merger Sub and their affiliates, on the other, have agreed to exchange mutual releases with respect to the Merger and the transactions related to the Merger.

                           SOURCE AND AMOUNT OF FUNDS


       The total amount of funds required to consummate the transactions contemplated by the Merger Agreement and to pay related fees and expenses is estimated to be approximately $10.0 million. This amount does not include the $2.75 million paid by The Cross County Group, L.L.C. to purchase the judgment from ANIC. HAC and Merger Sub expect to obtain these funds from the borrowing by HAC under a $25 million line of credit pursuant to the credit agreement described below.

BANK FINANCING

         Cross Country and HAC have entered into a credit agreement with Fleet Bank, pursuant to which the funds needed to consummate the Merger will be made available to HAC to consummate the Merger.

                                APPRAISAL RIGHTS

         The following summary does not purport to be a complete statement of the provisions of Delaware law relating to the appraisal rights of stockholders and is qualified in its entirety by reference to the provisions of Section 262 of the DGCL set forth in full as Annex C to this Proxy Statement.

         Stockholders who follow the procedures set forth in Section 262 may receive, in lieu of the $2.06 cash per Share to be paid in the Merger, a cash payment equal to the "fair value" of their Shares. Such fair value is to be determined by judicial appraisal and could be more than, the same as, or less than, the Merger Consideration. The statutory right of appraisal granted by
Section 262 is subject to strict compliance with the procedures set forth below. Failure to follow any of these procedures may result in a termination or waiver of appraisal rights under Section 262.

         To be entitled to receive payment of the fair value of the Shares, a stockholder (i) must file a written demand for appraisal of his or her Shares with the Company prior to the voting by stockholders on the Merger Agreement at the Special Meeting (such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of his or her Shares); (ii) must not vote his or her Shares in favor of approval and adoption of the Merger Agreement; and (iii) must have his or her Shares valued in an appraisal proceeding, as described below. A proxy or vote against approval and adoption of the Merger Agreement will not satisfy the requirement that a stockholder file a written demand for appraisal as set forth above. The requirement of a written demand is separate from, and should not be confused with, the requirement that a stockholder not vote in favor of approval and adoption of the Merger Agreement. A failure to vote on the Merger Agreement will not be construed as a vote in favor of approval and adoption of the Merger Agreement and will not constitute a waiver of a stockholder's rights of appraisal. A stockholder who returns a signed proxy indicating that he or she abstains from voting will similarly not waive his or her rights of appraisal. However, because a proxy signed and left blank will, unless properly revoked, be voted in favor of approval and adoption of the Merger Agreement, a stockholder who returns a signed proxy left blank will waive his or her rights of appraisal. Therefore, a stockholder electing to exercise appraisal rights who votes by proxy must not leave his or her proxy blank, but must either vote against approval and adoption of the Merger Agreement or abstain from voting. At any time within 60 days after the Effective Time, any stockholder may withdraw his or her demand for appraisal and accept the $2.06 per Share in cash to be paid in the Merger. Any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of making the demand, continuously hold such Shares through the Effective Time, and otherwise comply with Section 262. Cross Country and Merger Sub may terminate the Merger Agreement if the holders of more than 10% of the outstanding Shares claim or perfect appraisal rights. See "The MERGER AGREEMENT - Conditions, Representations and Covenants" and "-Termination; Amendments."

         Only a holder of record of Shares on the Record Date is entitled to seek appraisal of the fair value of the Shares registered in such holder's name. The demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's Certificates. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.

         A record holder, such as a broker who holds Shares as nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the Shares held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of Shares for which the demand is being made. Unless a demand for appraisal specifies a number of Shares, such demand will be presumed to cover all Shares held in the name of such record owner.

         If the Merger Agreement is approved and adopted by the stockholders, the Company will send a notice, either before the Effective Time or within ten days thereafter, stating that appraisal rights are available to each stockholder who has filed an adequate written demand for appraisal with the Company and who has not voted in favor of approval and adoption of the Merger Agreement. Within 120 days after the Effective Time, the Company or any stockholder seeking appraisal rights may file a petition in the Court of Chancery demanding a determination of the value of the Shares of all stockholders seeking appraisal rights. The Company does not intend to file such a petition, and all stockholders seeking to exercise appraisal rights should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262, upon written request, shall be entitled to receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of approval and adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such written statement will be mailed to any such stockholder within ten days after his or her written request for such a statement is received by the Company or within ten days after expiration of the period for delivery of demands for appraisal under Section 262(d), whichever is later.

         If a petition for appraisal is timely filed, the Court of Chancery will conduct a hearing on such petition to determine whether the stockholders seeking appraisal rights have complied with Section 262 and have thereby become entitled to appraisal rights. The Court of Chancery will then determine the fair value of the Shares exclusive of any element of value arising from the expectation or accomplishment of the Merger, but including a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining fair value, the Court of Chancery is to take into account all relevant factors.

         Stockholders considering appraisal should bear in mind that the fair market value of their Shares determined under Section 262 could be more than, the same as, or less than, the consideration they will receive pursuant to the Merger Agreement if they do not seek appraisal of their Shares, and that the written opinion of Raymond James set forth as Annex B hereto is not necessarily an opinion regarding fair value under Section 262.

         The costs of the appraisal proceeding may be assessed against one or more parties to the proceeding as the Court of Chancery may consider equitable. Upon application by a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceedings (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts) to be charged PRO RATA against the value of all of the Shares entitled to an appraisal.

         A stockholder will fail to perfect his or her right of appraisal if he or she (i) does not deliver a written demand for appraisal to the Company prior to the vote for approval and adoption of the Merger Agreement, (ii) votes his or her Shares in favor of approval and adoption of the Merger Agreement, (iii) does not file a petition for appraisal within 120 days after the Effective Time, or
(iv) delivers to the Company both a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger Agreement, except that any such attempt to withdraw such demand not made within 60 days after the Effective Time requires the written approval of the Company.

         If an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder who has perfected his or her right of appraisal without the approval of the Court of Chancery, and any such approval may be conditioned on such terms as the Court of Chancery deems just.

         After the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote his or her Shares for any purpose or to receive dividends on, or other distributions in respect of, such Shares (except dividends or distributions payable to stockholders on a date prior to the Effective Time).

         FAILURE BY A STOCKHOLDER TO FOLLOW THE STEPS REQUIRED BY DELAWARE LAW FOR PERFECTING RIGHTS OF APPRAISAL MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DGCL, STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND EXERCISING THEIR RIGHTS UNDER
SECTION 262 SHOULD CONSULT THEIR LEGAL ADVISORS.

         All written communications from stockholders with respect to the exercise of appraisal rights should be mailed to Homeowners Group, Inc., 400 Sawgrass Corporate Parkway, Sunrise, Florida 33325- 6235, Attention: Karen Childress, Secretary.

                        PRICE RANGES OF SHARES; DIVIDENDS


         The Company's common stock is listed on the Nasdaq NMS under the symbol HOMG. The following table set forth the high and low transaction prices for each quarterly period during fiscal years 1995 and 1996 and for the period January 1, 1997 through April __, 1997. Stock price data reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

       YEAR       QUARTER               HIGH            LOW
       ----       -------               ----            ---

       1995       First                 $1.75          $0.63
                  Second                 2.13           1.13
                  Third                  2.00           1.00
                  Fourth                 1.94           0.50

       1996       First                  $1.78         $0.50
                  Second                 2.19           1.31
                  Third                  2.13           1.88
                  Fourth                 2.06           1.50

       1997       First                 $1.94          $1.13
                  Second (through
                  April __, 1997)


         The Merger Agreement provides that, prior to the Effective Time, the Company may not declare dividends on the Shares without the prior consent of Cross Country. In addition, certain agreements to which the Company is a party impose restrictions on dividends until funds due to the other party are paid in full.


         On April 3, 1996, the last trading day prior to the filing by Cross Country of a Schedule 13D reporting that it and its affiliates had acquired in excess of five percent of the Shares, the reported closing sales price per Share on the Nasdaq NMS was $1-1/2. On May 13, 1996, the last trading day prior to the Company's announcement of the execution of the Merger Agreement, the reported closing sales price per Share on the Nasdaq NMS was $1-7/8. On April __, 1997, the last trading day prior to the date of this Proxy Statement, the reported closing sales price per Share on the Nasdaq NMS was $1__, there were 5,558,350 Shares outstanding and there were approximately 700 holders of Shares, some of which are brokerage firms which held Shares in nominee name on behalf of their clients. Holders of Shares are urged to obtain current quotations for the Shares.


                  ACCOMPANYING AND INCORPORATED DOCUMENTS

         This Proxy Statement is accompanied by the following document which is incorporated by reference in this Proxy Statement and is deemed to be a part hereof:

         The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

         Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement or any subsequently filed document modifies or replaces such statement.

         All documents or reports subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such document.

         The Company will furnish any exhibit to any of the documents accompanying this Proxy Statement upon the payment of a specified reasonable fee which fee will be limited to the Company's reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to Karen Childress, Secretary, Homeowners Group, Inc., 400 Sawgrass Corporate Parkway, Sunrise, Florida 33325-6235, telephone number: (954) 845-9100. To ensure timely delivery, such requests should be made by __________, 1997.

                                 EXPERTS

         The consolidated financial statements of the Company and its subsidiaries of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 that are incorporated by reference in this Proxy Statement have been incorporated by reference herein in reliance upon the report of Deloitte & Touche LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Special Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgments.

                              STOCKHOLDER PROPOSALS


         In anticipation of this Special Meeting of Stockholders, no regular annual meeting of stockholders was held in 1996. In the event that the Special Meeting of Stockholders is postponed or in the event that the Merger Agreement is not approved and adopted, the Company will schedule an annual meeting of stockholders in August 1997 and will take such actions as are reasonably appropriate to inform the holders of the Shares of the same. A proposal by a stockholder which complies with requirements as to the form and substance established by applicable laws and regulations will be included in the Proxy Statement in connection with such annual meeting if received by the Company not later than June 30, 1997.


                                                   Karen Childress
                                                   Secretary


Sunrise, Florida
April __, 1997

                                     ANNEX A

                          AGREEMENT AND PLAN OF MERGER


      AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of May 14, 1996 among The Cross Country Group, Inc., a Nevada corporation ("Parent"), CHGI Acquisition Corporation, a Delaware Corporation and a wholly owned subsidiary of Parent (the "Sub"), and Homeowners Group, Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

      WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent pursuant to this Agreement; and

      WHEREAS, the respective Boards of Directors of Parent, the Company and Sub have approved the merger of Sub with the Company (the "Merger"), upon the terms and subject to the conditions set forth herein; and


      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, Parent, Sub and the Company agree as follows:


                                    ARTICLE I

                                   THE MERGER

      1.1 THE MERGER. At the Effective Time (as defined in Section 1.2), Sub shall be merged into the Company and the separate existence of Sub shall thereupon cease, with the Company being the surviving corporation in the Merger (the "Surviving Corporation"). Upon the effectiveness of the Merger, the Company shall possess all of the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

      1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of Delaware, which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 11.1. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Certificate is so filed.

                                   ARTICLE II

                            THE SURVIVING CORPORATION


      2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that Article First thereof shall be amended to read as follows:

             "FIRST:  The name of the Corporation is Homeowners Group, Inc."

 and thereafter may be amended in accordance with its terms and as provided by law.

      2.2 BY-LAWS. The By-Laws of the Sub as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation.

      2.3 DIRECTORS. The directors of the Surviving Corporation shall be the directors of Sub who shall serve until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

      2.4 OFFICERS. The officers of the Surviving Corporation shall initially consist of the officers of the Company, until their successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.


                                   ARTICLE III

                              CONVERSION OF SHARES

      3.1 EXCHANGE RATIO. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder:

             (a) All shares of Company Common Stock par value $.01 per share ("Company Common Stock") which are held by the Company, any subsidiary of the Company, Parent, Sub or any other subsidiary of Parent, shall be cancelled.

             (b) All issued and outstanding shares of capital stock of Sub shall be converted into 1,000 issued and outstanding shares of Common Stock of the Surviving Corporation.

             (c) Each remaining outstanding share of Company Common Stock (other than shares of Company Common Stock held by any holder who shall have taken the necessary steps under the Delaware General Corporation Law ("DGCL") to dissent and demand payment, has not subsequently withdrawn or lost such rights, and is otherwise entitled to such payment under the DGCL, if the DGCL provides for such payment in connection with the Merger ("Dissenting Shares"), shall be cancelled and converted into the right to receive $2.35 (the "Merger Price") in cash, without interest thereon.

             (d) Notwithstanding the foregoing provisions or any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive cash at or after the Effective Time unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal with the consent of the Company, if required by the DGCL, or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal with the consent of the Company, if required by the DGCL, or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive cash as provided above. The Company shall give Parent (i) prompt notice of any written demands for appraisals, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL received by the Company, and
      (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands. Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such a holder under Section 262 of the DGCL.

      3.2  EXCHANGE AGENT.

             (a) Parent shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent").

             (b) Immediately prior to the Effective Time, Parent shall deposit in trust with the Exchange Agent funds in an aggregate amount equal to (and from time to time deposit additional funds so that the aggregate amount in trust is not less than) the sum of: (i) the aggregate amount payable pursuant to Section 7.5 hereof, plus (ii) the product of (A) the number of Shares outstanding immediately prior to the Effective Time (other than any such shares held in the treasury of the Company and its subsidiaries or owned by Parent or any direct or indirect subsidiary of Parent or known at the Effective Time to be Dissenting Shares), and (B) the Merger Price (the "Payment Fund"). The Payment Fund shall be invested by the Exchange Agent as directed by the

      Surviving Corporation, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when required by the Surviving Corporation.

             (c) The Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 3.1(c) hereof out of the Payment Fund. The Parent shall cause the Exchange Agent to make the payments referred to in Section 3.1(c) within 10 days of the Effective Time. The Payment Fund shall not be used for any other purpose, except as provided herein. If cash is deposited in the Payment Fund in respect of shares of Company Common Stock that subsequently become Dissenting Shares, the Exchange Agent shall promptly repay to the Surviving Corporation from the Payment Fund an amount equal to the product of (i) the number of such Dissenting Shares, and (ii) the Merger Price. Promptly following the date which is six months after the Effective Time, the Exchange Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing a share of Company Common Stock entitled to receive at the Effective Time cash therefor may surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the amount of cash per share of Company Common Stock specified in Section 3.1(c) hereof, without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Delaware law. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any cash delivered pursuant hereto to a public official pursuant to applicable abandoned property laws.

             (d) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (other than Parent, any subsidiary of Parent, the Company or any subsidiary of the Company) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"): (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Price multiplied by the number of shares of Company Common Stock theretofore represented by the Certificate, and the Certificate so surrendered shall forthwith be cancelled.

      3.3 TRANSFER TAXES. If any cash to be paid in the Merger is to be paid to a person other than the holder in whose name the certificate representing shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such cash to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

      3.4 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for the cash consideration set forth above.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


      The Company represents and warrants to Parent and the Sub that:

      4.1 (a) CORPORATION ORGANIZATION. Each of the Company and the Company Subsidiaries (as defined in Section 4.5 hereof): (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite power and authority, corporate and otherwise, to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as now being conducted; and (iii) is qualified or licensed to do business and in good standing in every jurisdiction in which the ownership, operation or lease of property by it or the conduct of its business requires such qualification or licensing, except for such failures which would not have a Company Material Adverse Effect (as hereinafter defined). The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, is, or could reasonably be, or is reasonably likely to be, materially adverse to the business, condition (financial or otherwise), prospects, results of operations, properties, assets or liabilities (the "Business") of the Company and the Company Subsidiaries, taken as a whole.

             (b) CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has previously delivered to Parent complete and correct copies of the Certificate of Incorporation, and all amendments thereto to the date hereof, and By-laws, as presently in effect, of the Company and any Company Subsidiary (all of which are listed in Section 4.5 of the Disclosure Schedule), and none of the Company and any Company Subsidiary is in default in the performance, observation or fulfillment of either of its Certificate of Incorporation or By-laws.

      4.2 AUTHORIZATION. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Company's stockholders, to consummate the transactions contemplated hereby. The Board of Directors of the Company (the "Company Board") has duly approved the Merger, such approval constituting Company Board approval for purposes of Section 203 of the DGCL and Article Eleven of the Company's Certificate of Incorporation, and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and has resolved to recommend that its stockholders adopt this Agreement and approve the Merger, and no other corporate proceedings (other than the adoption of this Agreement by the stockholders of the Company) on the part of the Company or any Company Subsidiary are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to the foregoing, this Agreement constitutes (assuming due authorization, execution and delivery of this Agreement by the other parties hereto), the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     4.3 CONSENTS AND APPROVALS: NO VIOLATIONS. Subject to obtaining the requisite adoption and approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with Delaware law and the Company's Certificate of Incorporation and By-laws, and except:

             (a) for approvals of insurance regulatory authorities;

             (b) as set forth in Section 4.3 of the Disclosure Schedule;

             (c) for the filings by the Company and Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

             (d) for the filing of the Proxy Statement (as defined in Section
      4.16 hereof) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

             (e) for the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of Delaware,

the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, assuming receipt of the foregoing requisite consent, authorizations, approvals and permits: (i) violate any provision of the Certificate of Incorporation or By-laws (or comparable governing documents) of the Company or any Company Subsidiary; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to the Company or any Company Subsidiary or by which any of their respective properties or assets may be bound; (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body, agency or authority; (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which any of them or any of their respective properties or assets may be bound, or (v) except as disclosed in the Disclosure Schedules, afford any employee of the Company or any Company Subsidiary any rights to compensation, employment, severance pay, notice of termination or any other benefits; excluding from the foregoing clauses (ii), (iii) or (iv) violations, breaches and defaults which, and filings, notices, permits, consents and approvals, the absence of which, would not have a Company Material Adverse Effect.

      4.4 CAPITALIZATION. The authorized capital stock of the Company consists of:

             (a) 5,000,000 authorized shares of Company Preferred Stock, of which, on the date hereof, no shares are issued and outstanding;

             (b) 45,000,000 authorized shares of Company Common Stock, of which on the date hereof, 5,558,350 shares are issued and outstanding;

             (c) 300,000 shares reserved for issuance pursuant to outstanding options granted under the Company's 1988 Stock Option Plan of which, on the date hereof, 140,000 options were outstanding, and 140,000 shares were subject to options currently exercisable;

             (d) 300,000 shares reserved for issuance pursuant to outstanding options granted under the Company's 1988 Incentive Stock Option Plan of which, on the date hereof, 291,550 options were outstanding, and 219,550 shares were subject to options currently exercisable; and

             (e) 300,000 shares are reserved for issuance pursuant to outstanding options granted under the Company's 1992 Non- Employee Directors' Stock Option Plan of which, on the date hereof, 117,500 options were outstanding, and 62,500 shares were subject to options currently exercisable.

All shares of capital stock of the Company which are outstanding as of the date hereof are duly authorized, validly issued, fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Set forth in Section 4.4 of the Disclosure
Schedule is a list of all of the holders of outstanding options, the date of the grant(s) thereof, the exercise price(s) and exercise date(s) of each option grant, and the number of shares subject thereto, including specifically the number and exercise price of all options which are currently exercisable. Except as set forth in Section 4.4 of the Disclosure Schedule and in this Section 4.4, there are no shares of capital stock of the Company authorized or outstanding, and there are no subscriptions, options, conversion or exchange rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating the Company or any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment.

      4.5 SUBSIDIARIES. Set forth in Section 4.5 of the Disclosure Schedule is the number of authorized, issued and outstanding shares of each Company Subsidiary (as defined below), its jurisdiction of incorporation and the number of shares of capital stock or other equity interest owned or held by the Company or any Company Subsidiary with respect to any corporation, partnership, joint venture or other entity. All the outstanding shares of capital stock of each corporation of which the Company owns, directly or indirectly, 50% or more of the outstanding capital stock (a "Company Subsidiary") have been validly issued and are fully paid, nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. All outstanding shares of capital stock of the Company Subsidiaries are owned, directly or indirectly, by the Company, and except as set forth in Section 4.5 of the Disclosure Schedule with respect to the shares of HOMS Insurance Agency, Inc., free and clear of all liens, charges, encumbrances, security interests, equities, options, restrictions on voting rights or rights of disposition, and claims or third party rights of whatever nature. Except for Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity or other securities of any corporation, partnership, joint venture or other entity or have any direct or indirect equity or ownership interest in any corporation, partnership, joint venture or other entity, other than HMS Texas Partnership as to which the Company is the general partner owning 45% of the partnership interest and Southwest Marketing Services, Inc., a Michigan corporation, of which the Company owns 12.5% of the outstanding capital stock. Except as set forth in Section 4.5 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

      4.6 SEC REPORTS. The Company has heretofore delivered to Parent and the Sub its:

             (a) Annual Reports on Form 10-K for the years ended December 31, 1993, December 31, 1994, and December 31, 1995, as filed with the SEC;

             (b) proxy statements relating to the Company's meetings of stockholders (whether annual or special) during 1993, 1994 and 1995; and

             (c) all other reports or registration statements filed by the Company with the SEC since December 31, 1991.

Each report, schedule, registration statement and definitive proxy statement filed by the Company with the Commission since December 31, 1991 (the "SEC Documents"), as of its respective filing date, (i) complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the respective rules and regulations of the Commission thereunder applicable to such SEC Documents, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company has timely filed all documents that it was required to file with the Commission since January 1, 1992, except where the failure to file did not and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not filed any Reports on Form 8- K since February 9, 1996. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended, except as may be as otherwise stated therein and, in the case of unaudited statements, as permitted by Form 10-Q, non-material accruals, and for normal, recurring year-end audit adjustments that would not be material in the aggregate.

      4.7 FINANCIAL STATEMENTS. The Company has previously delivered to Parent and the Sub:

             (a) the audited consolidated balance sheets of the Company and its subsidiaries as of December 31 in each of the years 1993 through 1995 and its audited consolidated statements of operations, changes in stockholders' equity and changes in financial position for the respective fiscal years then ended, including the notes thereto, in each case examined by and accompanied by the report of Deloitte and Touche LLP ("Deloitte and Touche"), independent certified public accountants, and

             (b) unaudited consolidated balance sheets of the Company and its subsidiaries as of March 31, 1996, and as of March

      31, 1995, and unaudited consolidated statements of operations and changes in financial position for the respective three month periods then ended, including the notes thereto

(all of the financial statements referred to above in this Section are hereinafter collectively referred to as the "Company Financial Statements"). The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, and present fairly the consolidated financial position, consolidated results of operations and changes in financial position of the Company and its consolidated subsidiaries as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied during such periods, except as otherwise stated in such financial statements or in the notes thereto, or in the auditor's certifying report thereon and subject (in the case of the unaudited interim financial statements referred to above) to non-material accruals and normal year-end audit adjustments.

      4.8 ABSENCE OF UNDISCLOSED LIABILITiES. Except as and to the extent reflected in the balance sheet dated as of December 31, 1995 included in the Company Financial Statements (the "Balance Sheet"), or in the notes to the Company Financial Statements for the fiscal year then ended, neither the Company nor any Company Subsidiary had at that date any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due). Since the date of the Balance Sheet, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due), except for such which were incurred in the ordinary course of business and consistent with past practice, and except to the extent reflected in the Company's unaudited balance sheet dated as of March 31, 1996.

      4.9 ABSENCE OF MATERIAL ADVERSE CHANGE. Since December 31, 1995, there has not been, occurred or arisen any Company Material Adverse Effect.

      4.10 LEGAL PROCEEDINGS, ETC. Except as set forth in Section 4.10 of the Disclosure Schedule:

             (a) there are no suits, actions, claims, proceedings or investigations pending, relating to or involving the Company or any Company Subsidiary (or any of their respective officers or directors in connection with the business or affairs of the Company and the Company Subsidiaries) or any properties or rights of the Company or any Company Subsidiary, before any court, arbitrator or administrative or governmental body, United States or foreign, which if determined adversely would have a Company Material Adverse Effect;

             (b) to the knowledge of the Company, there are no such suits, actions, claims, proceedings or investigations threatened against the Company relating to or involving the Company or any Company Subsidiary (or any of their respective officers or directors in connection with the business or affairs of the Company and the Company Subsidiaries or any properties or rights of the Company or any Company Subsidiaries) or any properties or rights of the Company or Company Subsidiary, before any court, arbitrator or administrative or governmental body, United States or foreign, which if determined adversely would have a Company Material Adverse Effect;

             (c) there are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of the officers of the Company, threatened, challenging the validity or propriety of the transactions contemplated by this Agreement; and

             (d) neither the Company nor any Company Subsidiary is subject to any judgment, decree, injunction, rule or order of any court or, to the knowledge of the officers of the Company, any governmental restriction applicable to the Company or any Company Subsidiary, which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect on the ability of the Company or any Company Subsidiary to acquire any property or conduct business in any area.

      4.11 COMPLIANCE WITH APPLICABLE LAW. The Company and each Company Subsidiary currently holds and is in compliance with the terms of, and has for at least the last three years been in compliance with the terms of all licenses, permits and authorizations necessary for the lawful conduct of their respective businesses, and has complied with, and neither the Company nor any Company Subsidiary is in violation of, or in default in any respect under, the applicable statutes, ordinances, rules, regulations, order or decrees of all federal, state, local and foreign governmental bodies, agencies and authorities having, asserting or claiming jurisdiction over it or over any part of its operations or assets, except for such violations and defaults which, individually or in the aggregate, would not have a Company Material Adverse Effect.

      4.12 PERMITS. The Company and each Company Subsidiary possesses all permits, approvals, authorizations, consents, licenses (other than those relating to intellectual property, which are addressed in Section 4.18) and registrations (the "Permits") which are required in order for them to conduct the Business as presently conducted. Section 4.12 of the Disclosure Schedule sets forth a list of all Permits issued by a state regulatory agency and all other material Permits issued, granted to, or held by each of the Company or any Company Subsidiary.

      4.13 FRANCHISEES. As of the date hereof, there were 18 persons or entities which own or possess the right to operate a franchised business pursuant to a franchise agreement entered into with the Company or any Company Subsidiary ("Franchisees"). Section 4.13 of the Disclosure Schedule sets forth the name of each Franchisee, the Franchisee's territory, the address of each Franchisee's office, and the scheduled renewal or expiration date of each such Franchisee's franchise agreement. Except as set forth in Section 4.13 of the Disclosure Schedule, none of the Company or any Company Subsidiary nor (to the knowledge of the Company or any Company Subsidiary) any Franchisee, is in material breach of or default under any such agreement (or with or without notice or lapse of time or both, would be in breach or default under any such agreement). Except as set forth in Section 4.13 of the Disclosure Schedule, there is no material dispute between the Company or any Company Subsidiary, on the one hand, and any Franchisee, on the other hand. All of the provisions of any agreement or arrangement regarding the Company's or any Company Subsidiary's option to purchase any Franchisee are set forth in the agreements with the Franchisees disclosed in Section 4.13 of the Disclosure Schedule, and there are no other agreements or arrangements, whether written or oral, relating to such repurchase rights. Except as set forth in Section 4.13 of the Disclosure Schedule, as of the date hereof, there were no agreements or arrangements between the Company or any Company Subsidiary and any person to offer, sell, extend or modify any franchise agreement or arrangement, including any agreement or arrangement by which the Company or any Company Subsidiary manages or operates the Business in a specific geographic region.

      4.14 FRANCHISE AGREEMENTS. The Company and each Company Subsidiary has delivered to Parent a true and complete copy of all of the franchise agreements entered into between the Company, any Company Subsidiary and any Franchisee. Those of the franchise agreements which are with Franchisees beneficially owned in whole or in part by affiliates of the Company are (or will be upon amendment as set forth in Section 9.9 to the Disclosure Schedule) on terms and conditions substantially the same as the Company's other franchise agreements.

      4.15 OFFERING CIRCULAR. The Company and each of its subsidiaries has delivered to Parent a true and complete copy of the most recent uniform franchise offering circular and other disclosure statements of the Company or of any Company Subsidiary, if any, that have been used in connection with its sale of franchises to Franchisees (the "Offering Circular"). As of its date, the Offering Circular complied in all material respects with the requirements of the Federal Trade Commission Act, as amended, and the rules and regulations of the Federal Trade Commission promulgated thereunder, to the extent applicable, and to applicable state and foreign laws; and to the Company's or any Company Subsidiary's knowledge, such document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      4.16 PROXY STATEMENT. The information with respect to the Company, its officers and directors and the Company Subsidiaries to be contained in the definitive proxy statement to be furnished to the stockholders of the Company pursuant to Section 7.2 hereof (the "Proxy Statement") will not, on the date the Proxy Statement is first mailed to stockholders of the Company or on the date of the Company Stockholders' Meeting (as hereinafter defined) referred to in Section 7.3 hereof, or at the Effective Time, as such Proxy Statement is then amended or supplemented, contain any statement which, at such time, is false or misleading with respect to any material fact, or which omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in any earlier communication (including the Proxy Statement) to stockholders of the Company with respect to the Merger. If at any time prior to the Effective Time, any event with respect to the Company, its officers and directors and the Company Subsidiaries, should occur which is or should be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described and the presentation in such amendment or supplement of such information will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication (including the Proxy Statement) to stockholders of the Company with respect to the Merger. The Proxy Statement will comply as to form with all applicable laws, including the provisions of the Exchange Act.

      4.17 SETTLEMENT AGREEMENT. The Company and Homeowners Marketing
Services, Inc., a wholly owned subsidiary of the Company ("HMS"), have entered into a binding settlement agreement, in the form attached hereto as Exhibit A (the "Settlement Agreement"), with Acceleration National Insurance Company ("ANIC") providing that (i) ANIC will agree to accept the greater of:
$4,100,000, or the amount equal to $4,100,000 plus an additional amount calculated by multiplying $4,100,000 times the percentage by which the Merger Price exceeds $2.20, and rounding that product to the next higher $50,000, in full and complete satisfaction of its judgment against HMS in ACCELERATION NATIONAL INSURANCE COMPANY, PLAINTIFF VS. HOMEOWNERS MARKETING SERVICES, INC., ET AL., DEFENDANTS, in the Court of Common Pleas of Franklin County, Ohio (the "ANIC Lawsuit"), and (ii) such sum will be paid to ANIC at the Closing. The Company has not and will not alter or amend the Settlement Agreement without the prior written consent of the Parent.

      4.18  INTELLECTUAL PROPERTY.

             (a) As used herein, "Intellectual Property" shall mean all intellectual property rights anywhere in the world, including, but not limited to, all (i) registered and unregistered trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, slogans and general intangibles of like nature, together with the goodwill associated therewith; (ii) patents and patent applications and all patents issued upon said patent applications or based upon such disclosures; (iii) copyrights, copyright registrations and applications; (iv) know-how, trade secrets, confidential or proprietary technical information, databases, computer software, customer lists, business and marketing plans, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable), drawings, schematics, blueprints, flow sheets, designs and models, of any nature whatever; and (v) all licenses and rights with respect to the foregoing or property of like nature. Section 4.18 of the Disclosure sets forth the Intellectual Property that is owned by the Company or any Company Subsidiary and any licenses, sublicenses or other arrangements pursuant to which the Company or any Company Subsidiary is authorized to use any third party Intellectual Property. Except as set forth in Section 4.18 of the Disclosure Schedule, the Company and the Company Subsidiaries own all right, title and interest in and to, and have valid licenses to use or otherwise possess legally enforceable rights to use all of the Intellectual Property, wherever located, which is necessary to conduct the Business as currently conducted, the absence of which would have a Company Material Adverse Effect. Section 4.18 of the Disclosure Schedule sets forth a complete and accurate list of (i) all patents and patent applications and all registered or applied for trademarks, registered copyrights, computer software programs (other than "off-the-shelf" programs), trade names, slogans and service marks, and the owner thereof, which are material to and used in connection with the Business, including all registrations and applications for registrations thereof, and the jurisdictions in which each such intellectual property right has been issued or registered or in which any such application for such issuance and registration has been filed; (ii) all unregistered United States trademarks and unregistered copyrights which are material to the Business, the owner thereof, and to the Company's and any Company's Subsidiary's knowledge, all competing claims to any such marks or copyrights; (iii) all registered or applied for trademarks in jurisdictions other than the United States, and the owner thereof; (iv) all material licenses, sublicenses and other agreements to which the Company or any Company Subsidiary is a party and pursuant to which any person is authorized to use any Intellectual Property; and (v) all licenses, sublicenses and other agreements as to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary is authorized to use, sublicense or transfer any third party Intellectual Property which are material to the business of the Company or any Company Subsidiary as they are currently conducted.

             (b) Except as set forth in Section 4.18 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has transferred, conveyed, sold, assigned, pledged, mortgaged, granted a security interest in or otherwise encumbered the Intellectual Property that is material to the Business as currently conducted.

             (c) The Company and each Company Subsidiary is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to the Intellectual Property which would result in a Company Material Adverse Effect.

             (d) All patents, patent applications, and all United States trademark, service mark and copyright registrations held by the Company or any Company Subsidiary, which are material to the Business, are valid and subsisting, in full force and effect and have been duly maintained. Except as set forth in Section 4.18 of the Disclosure Schedule, the Company and each Company Subsidiary: (i) is not, and within the last three years, has not been, a party to any suit, action or proceeding which involves a claim of infringement, invalidity, misuse or abandonment of any patents, trademarks, service marks or copyrights (including, but not limited to, computer software), or violation of any trade secret or other proprietary right of any third party; (ii) has no knowledge that the manufacturing, marketing, licensing, sale, distribution or use of its products or services, as currently conducted, infringes or violates any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (iii) has no knowledge that any third party is violating or infringing any Intellectual Property rights which violation or infringement would be likely to have a Company Material Adverse Effect.

      4.19  CERTAIN TAX MATTERS.

             (a)  DEFINITIONS.  As used in this Agreement:

                     (i) "Taxes" means any federal, state, county, local or
             foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or in addition to any such taxes.

                      (ii) "Tax Return" means a report, return or other
             information required to be supplied to a governmental entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities.

                      (iii) "Tax Ruling" means a written ruling of a taxing
             authority relating to Taxes.

                      (iv) "Closing Agreement" means a written and legally
             binding agreement with a taxing authority relating to Taxes.

               (b) REPRESENTATIONS. Except as set forth in Section 4.19 of the Disclosure Schedule:

                      (i) FILING OF TAX RETURNS. The Company and each of
               the Company Subsidiaries have filed all Tax Returns required to be filed by each of them and such Tax Returns are in all material respects true, complete and correct and filed on a timely basis.

                      (ii) PAYMENT OF TAXES. The Company and each of the
               Company Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable, except for those which are being contested in good faith and for which adequate reserves have been taken.

                      (iii) TAX LIENS. There are no tax liens upon the assets of the Company or of any of the Company Subsidiaries except for statutory liens for current Taxes not yet due.

                      (iv) WITHHOLDING TAXES. The Company and each of the
               Company Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

                      (v) EXTENSIONS OF TIME FOR FILING. Neither the
               Company nor any of the Company Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                      (vi) WAIVERS OF STATUTE OF LIMITATIONS. Neither the
               Company nor any of the Company Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

                      (vii) NO DEFICIENCIES. The statute of limitations for
               the assessment of any Taxes has expired for all Tax Returns of the Company and of each of the Company Subsidiaries or such Tax Returns have been examined by the appropriate taxing authorities for all periods. No deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of the Company Subsidiaries which has not been resolved and paid in full.

                      (viii) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No
               audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of the Company Subsidiaries.

                      (ix) POWERS OF ATTORNEY. No power of attorney
               currently in force has been granted by the Company or any of the Company Subsidiaries concerning any Taxes or Tax Returns.

                      (x) TAX RULINGS. Neither the Company nor any of the
               Company Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that has or would have a continuing adverse effect after December 31, 1995.

                      (xi) TAX SHARING AGREEMENTS. Neither the Company nor
               any Company Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

                      (xii) CODE SECTIONS 280G AND 162(M). Neither the
               Company nor any Company Subsidiary is a party to any agreement, contract or arrangement that could result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any amount that would be non-deductible pursuant to Section 162(m) of the Code.

                      (xiii) CODE SECTION 341(F). Neither the Company nor
               any of the Company Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of the Company Subsidiaries.

      4.20 INSURANCE AND REINSURANCE. Section 4.20 of the Disclosure Schedule sets forth all insurance and reinsurance policies relating to the Company and any Company Subsidiary. The Company and each Company Subsidiary has given any and all notices and made any and all payments required to maintain such policies in full force and effect. Except as set forth in Section 4.20 of the Disclosure
Schedule: neither the Company nor any Company Subsidiary has received notice of default under any such policy, and has not received written notice or, to the knowledge of the Company or any Company Subsidiary, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy. Except as set forth in
Section 4.20 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any contracts, agreements, arrangements or understandings with the Continental Casualty Company ("CNA") or Sphere Drake Insurance PLC ("Sphere Drake"). Except as set forth in Section 4.20 of the Disclosure Schedule: (i) neither the Company nor any Company Subsidiary has any obligation or liability to CNA, nor (ii) is the Company or any Company Subsidiary in default of, nor has an event occurred which, with the giving of notice or the passage of time, would constitute a default under, any existing agreement or arrangement with CNA, Sphere Drake or Victor O. Schinnerer & Company ("Schinnerer"). The Company further represents and warrants the accuracy of the first sentence of Section 4.3 of the Real Estate Errors and Omissions Program Administration and Hold Back Agreement with CNA effective December 1, 1993.

      4.21 OFFICERS' AND DIRECTORS' LIABILITY INSURANCE. The Company has heretofore delivered to the Parent its officers' and directors' liability insurance policy. There are no pending or anticipated claims made with respect to such policies as of the date hereof, nor have any such claims been made during the last three years. The annual premium on such officers' and directors' liability insurance policy covering the Company's officers and directors is $114,000.

      4.22 TRANSACTIONS WITH AFFILIATES. Section 4.22 of the Disclosure Schedule contains true and correct copies of all agreements between the Company and its executive officers whose salary and bonus for the fiscal year ended December 31, 1995, exceeded $50,000 (the "Executive Contracts"). As of the date hereof, except as set forth in Section 4.22 of the Disclosure Schedule:

               (a) there are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor of or debtor to, any stockholder, officer, director, employee or affiliate of the Company or any Company Subsidiary; and

               (b) there are no contracts, agreements, arrangements or understandings between the Company or any Company Subsidiary and any stockholder, officer, director, employee or affiliate of the Company or any Company Subsidiary. Full and complete copies of all such documents listed in the Disclosure Schedule have been delivered to Parent.

      4.23     EMPLOYEE BENEFIT PLANS; ERISA.

               (a) Section 4.23 of the Disclosure Schedule sets forth a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any Company Subsidiary would be deemed a "single employer" within the meaning of
      Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of the Company or any ERISA Affiliate (the "Plans"). Section 4.23 of the Disclosure Schedule sets forth each of the Plans that is an "employee benefit plan" as that term is defined in Section 3(3) of ERISA (the "ERISA Plans").

               (b) With respect to each Plan, the Company has heretofore delivered to Parent true and complete copies of each of the following documents:

                     (i)  a copy thereof;

                     (ii) a copy of the most recent annual report and
             actuarial report, if required under ERISA and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions;

                     (iii) a copy of the most recent Summary Plan
             Description required under ERISA with respect thereto;

                     (iv) if the Plan is funded through a trust or any third
             party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

                     (v) the most recent determination letter received from
             the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code").

             (c) No Plan (or other employee benefit plan, program, agreement or arrangement to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five (5) year period ending on the Closing Date) is subject to Title IV of ERISA.

             (d) Neither the Company nor any ERISA Affiliate, nor any ERISA Plan, nor any trust created thereunder, nor, to the Company's knowledge after due inquiry of all appropriate persons, any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

             (e) No ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Closing Date; and all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the Closing Date have been timely made.

             (f) No ERISA Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any ERISA Plan a plan described in
      Section 4063(a) of ERISA.

             (g) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

             (h) Each ERISA Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

             (i) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or an ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in
      Section 3(2) of ERISA).

             (j) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

             (k) There are no pending, anticipated, or to the Company's knowledge, threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

      4.24 BROKERS AND FINDERS. Except for Raymond James & Associates, Inc. ("Raymond James"), neither the Company nor any Company Subsidiary, nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby and thereby. Except for the fees and expenses of Raymond James (a copy of the executed agreement dated January 26, 1995 providing for which has been delivered to Parent), no investment banking, financial advisory or similar fees have been incurred or are or will be payable by the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby.

      4.25 TITLE TO PROPERTIES. Except as set forth in the Disclosure
Schedule, the Company or one of the Company Subsidiaries has good and indefeasible title to all properties purported to be owned by it (except non-material properties sold or otherwise disposed of since the date thereof in the ordinary course of business) - free and clear of all claims, liens, charges, security interests or encumbrances of any natures whatsoever except (i) statutory liens securing payments (including taxes) not yet due, and (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not have a Company Material Adverse Effect.

      4.26 LEASED PROPERTIES. Section 4.26 of the Disclosure Schedule sets forth a list of all leasehold estates of the property occupied by the Company or one of the Company Subsidiaries, and the Company or a Company Subsidiary is in possession of the properties purported to be leased thereunder and each lease is valid without material default thereunder by the lessee or, to the Company's knowledge, the lessor, except for such leases the invalidity of which or the material default under which in the future would not reasonably be expected to have a Company Material Adverse Effect.

      4.27 CERTAIN AGREEMENTS. Except as disclosed in the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any oral or written
(i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money material to the Company and its Subsidiaries taken as a whole, or (ii) other contract, agreement or commitment of the Company or its Subsidiaries material to the Company and the Company Subsidiaries taken as a whole (except those entered into in the ordinary course of business and which provide for the payment or receipt of less than $50,000).

      4.28 GOOD RELATIONS. Except as set forth in Section 4.28 of the Disclosure Schedule, to the Company's knowledge neither the Company nor any Company Subsidiary, nor any officer or director of any of them, knows of any impending loss of customers, suppliers or employees of the Company or any Company Subsidiary that might have a Company Material Adverse Effect, or which might prevent the Business from being carried on in substantially the same manner in which it is carried on at the date of this Agreement. Since January 1, 1995, except as set forth in Section 4.28 of the Disclosure Schedule, there has not been any material adverse pending, nor to the Company's knowledge threatened, dispute of any kind with any customer, client, supplier, employee, landlord, subtenant or licensee of the Company nor any Company Subsidiary or any pending or threatened occurrence or situation of any kind, nature or description which is reasonably likely to result in a material reduction in the amount, or a material adverse change in the terms or conditions, of business with any substantial customer or supplier.

      4.29 FULL DISCLOSURE. No representation or warranty made herein by Company, and no statement contained in any document (including, without limitation, financial statements of the Company and the Schedules and Exhibits hereto), certificate, memorandum, or other writing furnished or to be furnished by the Company or on its behalf to Parent or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein not misleading.

                                    ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SUB

      Parent and Sub jointly and severally represent and warrant to the Company that:

      5.1 CORPORATE ORGANIZATION. Each of the Parent and the Sub: (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite power and authority, corporate and otherwise, to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as now being conducted; and (iii) is qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction in which the ownership, operation or lease of property by it or the conduct of its business requires such qualification or licensing, except for such failures to be so qualified and in good standing, if any, which would not have a Parent Material Adverse Effect (as hereinafter defined). The term "Parent Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, is, or could reasonably be, materially adverse to the business, condition (financial or otherwise), results of operations, properties, assets or liabilities of the Parent and the Sub, taken as a whole.

      5.2 AUTHORIZATION. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Boards of Directors of Parent and Sub, and the stockholder(s) of Sub, have duly approved this Agreement and have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of Parent or Sub are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, and constitutes (assuming due authorization, execution and delivery of this Agreement by the Company), the valid and binding agreement of Parent and Sub, enforceable against each of them in accordance with its terms.

        5.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in
Section 5.3 of the Disclosure Schedule, and except for:

             (a) the Parent's compliance with the applicable requirements of state insurance, broker and franchise laws;

             (b) the filings required under the HSR Act to be filed by the Company and Parent; and

             (c) the filing of Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of Delaware, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not: (i) violate any provision of the Certificate of Incorporation or Bylaws of Parent or Sub; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to Parent or Sub, or by which any of their respective properties or assets may be bound; (iii) require any filing with or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body or authority; or (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which Parent or Sub is a party, or by which either of them or any of their respective properties or assets may be bound.

      5.4 CAPITALIZATION.

             (a) The authorized capital stock of the Sub consists of 1,000 shares of common stock, par value $.01 per share, of which, as of the date hereof, 100 shares were issued and outstanding and owned directly by Parent. Sub has been formed for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business and incurred no liabilities other than in connection with this Agreement and the transactions contemplated hereby.

             (b) Except as set forth above, there are, as of the date hereof, no shares of capital stock of Sub authorized or outstanding, and there are no subscriptions, options, conversion or exchange rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating Sub to issue, transfer, deliver, sell, or redeem, or cause to be issued, transferred, delivered, sold or redeemed, additional shares of the capital stock of Sub or obligating Sub to grant, extend or enter into any such agreement or commitment.

      5.5 FINANCIAL STATEMENTS. Parent has previously made or will make available to the Company:

      (a) the audited consolidated balance sheet of Parent and subsidiaries as of September 30, 1995, and the audited consolidated statements of operations and changes in financial position for the year then ended, including the notes thereto, in each case examined by and accompanied by the report of Schwartz and Schwartz, independent certified public accountants, and

      (b) unaudited consolidated balance sheets of the Company and its subsidiaries as of March 31, 1996, and March 31, 1995, and unaudited consolidated statements of operations and changes in financial position for the respective three month periods then ended, including the notes thereto

(the financial statement referred to above in this Section are hereinafter collectively referred to as the "Parent Financial Statements"). The Parent Financial Statements have been prepared from, and are in accordance with, the books and records of Parent and its subsidiaries and present fairly the consolidated financial position of Parent and its subsidiaries as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied during such periods, except as otherwise stated in such financial statements.

      5.6 ABSENCE OF MATERIAL ADVERSE CHANGE. Since September 30, 1995, there has not been, occurred or arisen any Parent Material Adverse Effect.

      5.7 PROXY STATEMENT. None of the information with respect to Parent and the Sub and each of their respective officers, directors, associates and affiliates or with respect to the plans for the Surviving Corporation after the Effective Time which shall have been supplied by Parent or the Sub specifically for use in the Proxy Statement, will, on the date the Proxy Statement is first mailed to stockholders of the Company or on the date of the Company Stockholders' Meeting referred to in Section 7.3 hereof, at the Effective Date, as such Proxy is then amended or supplemented, contain any statement which, at such time, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication (including the Proxy Statement) to stockholders of the Company with respect to the Merger. If at any time prior to the Effective Time any event should occur which is or should be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and the presentation in such amendment or supplement of such information with respect to Parent and Sub and their respective officers, directors, associates and affiliates or with respect to the plans for the Surviving Corporation after the Effective Time which shall have been supplied by Parent or Sub in writing specifically for use in the Proxy Statement, will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication (including the Proxy Statement) to stockholders of the Company with respect to the Merger.

      5.8 BROKERS AND FINDERS. Neither Parent nor any of its subsidiaries nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses, and no broker or finder has acted directly or indirectly for Parent or Sub or any of their respective subsidiaries in connection with this Agreement or the transactions contemplated hereby. No investment banking, financial advisory or similar fees have been incurred or are or will be payable by Parent or any of its subsidiaries in connection with this Agreement or the transactions contemplated hereby.

      5.9 PARENT FINANCIAL CONDITION. Parent has received a commitment letter from Fleet Bank for a $20,000,000 line of credit and otherwise has the necessary assets to consummate the transactions and make the payments contemplated by this Agreement.

                                   ARTICLE VI

                                    COVENANTS

      6.1 CONDUCT OF THE COMPANY'S BUSINESS. During the period commencing on the date hereof and continuing until the Effective Time, the Company agrees (except as expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing) that:

             (a) The Company and each Company Subsidiary will carry on its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, consultants, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time.

             (b) The Company will not declare any dividends on or make distributions in respect of the Company Common Stock. Neither the Company nor any Company Subsidiary will amend its Articles of Incorporation, as amended, or By-laws or similar governing documents.

             (c) Neither the Company nor any Company Subsidiary will issue, authorize or propose the issuance of, or purchase or propose the purchase of, any shares of the capital stock of the Company or any Company Subsidiary or securities convertible into, or rights, warrants or options (including employee stock options) to acquire, any such shares or other convertible securities (other than the issuance of Company Common Stock upon the exercise in accordance with the present terms thereof, of stock options outstanding on the date of this Agreement).

             (d) Neither the Company, nor any Company Subsidiary, officer, director or employee of (or any investment banker, attorney, accountant or other representative retained by) the Company or any Company Subsidiary shall, directly or indirectly, solicit, initiate or encourage any inquiries or proposals by, or engage in any discussions or negotiations with, or provide information to, any corporation, partnership, person or other entity or group which it is reasonably expected may lead to, or which relates to, any Takeover Transaction (as hereinafter defined). The Company will promptly advise Parent orally and in writing of the receipt and content of such inquiries or proposals. As used in this subsection (d), "Takeover Transaction" shall mean any proposal or transaction: (i) relating to a merger or other business combination involving the Company or any Company Subsidiary; or (ii) for the acquisition of a substantial equity interest in the Company or any Company Subsidiary or a substantial portion of the assets of the Company or any Company Subsidiary, other than the one contemplated by this Agreement; PROVIDED, HOWEVER, that nothing contained in this Section 6.1(d) shall prohibit the Board of Directors of the Company from: (x) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal in writing to engage in a Takeover Transaction which the Company Board in good faith determines represents a financially superior transaction for the stockholders of the Company as compared to the Merger if, and only to the extent that:
      (A) the Company Board determines after consultation with Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. or other outside counsel of national reputation for its expertise in corporate and securities law matters as the Company shall select ("Company Counsel"), that failure to take such action would be inconsistent with the compliance by the Company Board with its fiduciary duties to stockholders imposed by law,
      (B) prior to or concurrently with furnishing such information to, or entering into discussions or negotiations with, such a person or entity the Company provides written notice to Parent that it is so doing; and
      (C) the Company keeps Parent informed of the status (excluding, however, the identity of such person or entity and the terms of any proposal) of any such discussions or negotiations; and (y) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to a takeover transaction.

             (e) The Company will not, and will not permit any Company Subsidiary to, acquire or agree to acquire by merging or consolidating with or into, purchasing a substantial portion of the assets or stock of, or otherwise, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets outside the ordinary and usual course of business consistent with past practice, or otherwise enter into, amend or modify any material commitment or transaction, without the prior written consent of the Parent, such consent not to be unreasonably withheld.

             (f) The Company will not and will not permit any Company Subsidiary to enter into, amend or modify the Settlement Agreement, nor any agreement with CNA, Sphere Drake, Schinnerer, any lessor, American Insurance Group ("AIG"), or any director of the Company, without the prior written consent of the Parent, such consent not to be unreasonably withheld.

             (g) The Company will not and will not permit any Company
      Subsidiary to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets outside the ordinary and usual course of business consistent with past practice.

             (h) The Company will not and will not permit any Company Subsidiary to: (i) incur, assume, prepay, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money, or (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any obligations of others; (iii) except for loans, advances or capital contributions to or investments in, a wholly owned Company Subsidiary, make any loans, advances or capital contributions to, or investments in, any other person or entity except for: (A) investments in IntelliSTAR in an amount not greater than $75,000 pursuant to the General Partnership Agreement dated as of July 14, 1995 between HMS and Professional Forum Enterprises, Inc., a Florida corporation, or (B) investments or loans made in the ordinary course of business which in no event shall exceed $50,000 in any specific investment or loan PROVIDED, HOWEVER, that the aggregate amount of all investments, loans or capital contributions made by the Company or any Company Subsidiary shall not exceed $200,000 in the aggregate, and any such loans or advances shall be repayable to the Company within a period not to exceed six months.

             (i) The Company will not and will not permit any Company Subsidiary to adopt, amend, terminate or enter into any compensation, collective bargaining, employee pension, profit sharing, retirement, insurance, incentive compensation, severance, vacation or other plan, agreement, trust, fund or arrangement for the benefit of any of its employees (whether or not legally binding).

             (j) The Company shall not, and shall not permit any Company Subsidiary to: (i) increase the aggregate amounts payable under or otherwise change in a manner materially (in reference to all Executive Contracts) adverse to the Company any other material term of the Executive Contracts or any other agreement with its executive officers except as and to the extent disclosed in the Company Disclosure Schedule, (ii) enter into any employment agreement with any executive officer, (iii) increase the compensation payable to any other officer or employee except for increases in the ordinary course of business consistent with past practice of the Company; provided that any such increase to a compensation level which exceeds $100,000 shall require Parent consent which shall not be unreasonably withheld.

             (k) The Company shall file all reports, schedules and definitive proxy statements (the "Company Filings") required to be filed by the Company with the SEC and shall provide copies thereto to Parent promptly upon the filing thereof. As of its respective date, each Company Filing will comply in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder and none of the Company Filings will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. As of their respective dates, the financial statements of the Company included in the Company Filings will have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q), and will fairly present in all material respects the consolidated financial position of the Company as at the dates thereof and the consolidated results of operations, cash flow or changes in financial position for the periods indicated therein. Upon the filing of a Company Filing, the Company Filing shall be considered as an SEC Document for all purposes of this Agreement.

             (l) The Company will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the Business of the Company and the Company Subsidiaries, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations of the Company contained herein to be or become untrue in any material respect.

      6.2 RIGHTS AGREEMENT. The Company Board will take all necessary action so that:

             (a) the common stock purchase rights (the "Rights") issued by the Company pursuant to the Rights Agreement dated as of November 1, 1990 between the Company and Continental Stock Transfer and Trust Company (the "Rights Agreement") will not be exercisable, trade separately, or be otherwise affected by the Merger;

             (b) neither Parent not Sub, nor any of their respective affiliates will be deemed to be an "Acquiring Person" or an "Adverse Person" (as such terms are defined in the Rights Agreement); and


             (c) neither a "Distribution Date" nor a "Stock Acquisition Date" (as such terms are defined in the Rights Agreement) shall occur by virtue of the Merger.

The Company will take any and all action reasonably requested by Parent to ensure and confirm that the Company, Parent, Sub and their respective affiliates will not have any obligations in connection with the Rights or the Rights Agreement in connection with the Merger. The Company shall not redeem the Rights, or amend or terminate the Rights Agreement prior to the Effective

Time unless required to do so by order of a court of competent jurisdiction.

      6.3 TERMINATION OF EMPLOYMENT. At the Closing, (i) the Company shall cause to be terminated the employment agreement between the Company and Carl Buccellato dated as of December 22, 1995, existing as of the date hereof and attached hereto as Exhibit B; (ii) the Company shall pay to Carl Buccellato eight hundred thousand ($800,000.00) dollars in consideration for such termination; and (iii) the Company and Carl Buccellato shall acknowledge in writing that neither party shall have any further obligations resulting from the termination of or relating to said employment agreement.

      6.4 CONSULTING AGREEMENT. At the Closing and upon termination of the employment agreement referred to in Section 6.3 hereof, the Surviving Corporation shall enter into a three year consulting agreement with Carl Buccellato (the "Consultant") whereby Carl Buccellato shall provide consulting services to the Surviving Corporation for no more than a maximum of one thousand hours per year. The consulting agreement shall contain restrictive covenants substantially similar to the restrictive covenants contained in Exhibit B attached hereto at Article VIII, Section 8.1. The restrictions on competition set forth in subsection (b) of said Section 8.1 shall terminate upon the expiration of the consulting agreement unless Surviving Corporation elects to extend such restriction for one additional year, in which case it will pay Consultant $50,000 during such extension year in equal monthly installments. In consideration of the services to be rendered by Carl Buccellato to the Surviving Corporation pursuant to said Consulting Agreement and in consideration of the restrictive covenants to be contained therein, the Surviving Corporation shall
(i) pay to Carl Buccellato a consulting fee in the amount of two hundred thousand ($200,000) per year, payable in equal monthly installments of $16,666.67 for the term of the consulting agreement, (ii) continue during the term of such consulting agreement, Consultant's present life, medical, dental, group term and accidental death and disability insurance and medical executive reimbursement Coverage, all at a maximum aggregate cost to Surviving Corporation of not more than $30,000 per year, and (iii) transfer to Consultant his company owned automobile at the book value thereof at December 31, 1995.

      6.5 TERMINATION OF LIPSON CONSULTING AGREEMENT. At the Closing, (i) the Company shall cause to be terminated the Engagement Agreement between the Company and Gary Lipson dated as of December 22, 1995, as amended by First Amendment to Engagement Agreement dated April 29, 1996, Second Amendment to Engagement Agreement dated May 14, 1996 and to Consulting Agreement dated April 29, 1996 (copies of which are collectively referred to as the "Engagement Agreement" and copies of which are attached hereto as Exhibit C); (ii) the Company and Gary Lipson shall acknowledge in writing that neither party shall have any further obligations resulting from the termination of or relating to said Engagement Agreement; and (iii) Gary Lipson shall execute and deliver to Parent a general release in favor of Parent, Sub, the

Surviving Corporation and each of the officers and directors thereof. In consideration of the foregoing, and of all obligations of any kind to Gary Lipson under the Engagement Agreement or otherwise, the Surviving Corporation shall pay to Gary Lipson the amount of One Hundred Thousand Dollars ($100,000) payable in equal monthly installments of $8,333.33 under the terms of an agreement to be mutually agreed which will provide for any disputes to be resolved in the courts of the State of Florida or the United States District Court of the Southern District of Florida and that the laws of the State of Florida shall govern such agreement. With the exception of bona fide legal fees or directors' fees for services actually rendered, the Company has not since January 1, 1996 made, and will not through the Closing Date make, any payments to Gary Lipson of any kind whatsoever.

      6.6 MUTUAL RELEASES. At the Closing the Company shall cause each of its directors to execute and deliver to Parent and Sub (and each director and principal stockholder thereof ("Parent Affiliate")), and Parent and Sub (and each Parent Affiliate) shall execute and deliver to each of the Company's directors, mutual releases releasing and forever discharging each other party to this Agreement and, in the case of Parent and Sub, the Parent Affiliates, from any and all demands, causes of action or suits in law or in equity arising out of or related to any actions or inactions of such party with respect to this Agreement and the Merger and all of the transactions related thereto (provided same are not in violation of the terms of this Agreement) up to and including the Closing Date; PROVIDED HOWEVER THAT none of the foregoing shall limit in any way the Surviving Corporation's right, or the Parent's or Sub's right (if any), to assert any such demand, cause of action or claim (or facts that would otherwise support such a demand, cause of action or claim) as a defense of any claim or action commenced against it by any party released in accordance with this Section.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

      7.1    ACCESS TO PROPERTIES AND RECORDS.

             (a) Between the date of this Agreement and the Effective Time, the Company will, and will cause each Company Subsidiary to, provide Parent and its accountants, counsel and other authorized representatives full access during reasonable business hours and under reasonable circumstances to any and all premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) of the Company and each Company Subsidiary and will cause their officers to furnish to Parent and its authorized representatives any and all financial, technical and operating data and other information pertaining to the business of the Company and the Company Subsidiaries, as Parent shall from time to time request. Without limiting the generality of the foregoing, those representatives of the Parent listed on Exhibit

7.1 may be present on-site and have access to all facilities during business hours for the purpose of monitoring the operations of the Business; provided that not more than three such representatives shall be so present at any time.

             (b) All information furnished or to be furnished to Parent or Sub, or obtained by the representatives referred to in (a) above, shall be subject to the terms of the confidentiality agreement (the "Confidentiality Agreement") between the Company and Parent which has previously been executed.

      7.2 PROXY STATEMENT. The parties will cooperate in the preparation and filing of a preliminary Proxy Statement with the SEC as soon as practicable after the date hereof, and will use their best efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Promptly after receipt of comments from the SEC, the Company will cause the definitive Proxy Statement to be mailed to the stockholders of the Company and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company will not use any proxy material in connection with the Company Stockholders Meeting without Parent's prior approval which will not be unreasonably withheld. Parent and the Company will promptly furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable for the Proxy Statement, and any other statement or applications made by or on behalf of Parent or the Company to any public, governmental or regulatory body in connection with the Merger and the other transactions contemplated by this Agreement.

      7.3 STOCKHOLDER APPROVAL. The Company shall promptly call a meeting of its stockholders for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at a meeting of the stockholders of the Company and the Company shall take all steps necessary to duly call, give notice of, convene, and hold such meeting (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall be held as soon as permissible and practicable following the date upon which the Proxy Statement is distributed. The Company agrees that the Company Board will recommend that its stockholders adopt this Agreement and approve the Merger unless advised in writing by its counsel, Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. or other Company Counsel, that such recommendation will constitute a violation of its fiduciary duties to stockholders.

      7.4 EMPLOYEE BENEFIT PLANS. The Company agrees not to grant nor further amend (except as provided in Section 7.5) any options pursuant to the 1988 Stock Option Plan, the 1988 Incentive Stock Option Plan or the 1992 Non-Employee Directors' Stock Option Plan or any other Plan, from and after the date hereof, and further agrees that the 1988 Stock Option Plan, the 1988 Incentive Stock Option Plan and the 1992 Non-Employee Directors' Stock Option Plan shall be terminated as of the Effective Time of the Merger.

      7.5 COMPANY STOCK OPTIONS. The Company shall (subject to the approval of the holders thereof) make such adjustments to all the outstanding options to purchase shares of Company Common Stock as may be necessary to provide that at the Effective Time: (i) each such option then exercisable other than due to any amendment dated after April 1, 1996, up to a maximum of 456,550 options (the "Company Options") shall, in settlement, be converted into the right to receive a cash payment in an amount equal to the difference, if any, between the Merger Price and the per share exercise price of such Company Option, multiplied by the number of shares of Company Common Stock subject to such Company Option, and
(ii) all other currently non-exercisable options issued to Directors of the Company (whether under any of the Plans, or otherwise) shall be cancelled at no cost to the Company. The Company shall adopt such amendments to its plans under which such Company Options were granted, and shall use its reasonable best efforts to obtain prior to the Closing Date such consents of the holders of such Company Options, as shall be necessary to effectuate the foregoing.

      7.6 BEST EFFORTS, ETC. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making all filings with, any insurance department, governmental, regulatory or public body or authority which are necessary or, in the judgment of Parent, desirable in connection with the transactions contemplated by this Agreement.

      7.7 HSR ACT. The Company and Parent shall, as soon as practicable, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

      7.8 INTERIM FINANCIALS. Prior to the Effective Time, the Company will deliver to Parent as soon as available but in no event later than 45 days after the end of any fiscal quarter, a consolidated statement of financial position of the Company and the Company Subsidiaries as at the last day of such fiscal quarter and the consolidated statements of income and changes in financial position of such party and its subsidiaries for the fiscal period then ended (which statements may be unaudited) prepared in conformity with the requirements of Form 10-Q under the Exchange Act.

      7.9 MATERIAL EVENTS. At all times prior to the Effective Time, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Articles VIII or IX hereof.

      7.10 PUBLIC ANNOUNCEMENTS. Except as required by applicable law, rule, regulation or legal process (including the rules of the Nasdaq National Market), neither Parent, nor Sub nor the Company, nor any of their respective affiliates, officers, directors, employees, agent or representatives will, without the prior consent of the other parties, make any public announcement or statement regarding the matters contemplated by this Agreement or the transactions contemplated hereby. If any such announcement or statement is so required, the announcing party shall consult in advance with the other parties concerning the reasons for and the content of such announcement or statement.

      7.11 INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY. The Surviving Corporation will indemnify, defend and hold harmless the officers and directors of the Company for their acts and omissions occurring prior to the Effective Time to the full extent permitted by applicable provisions of Delaware law (including rights to receive advance payment of expenses in defending any suits, actions or proceedings). The Parent shall cause the Surviving Corporation to maintain in full force and effect for not less than 4 years after the Effective Time, officers' and directors' liability insurance covering said persons (or shall obtain substantially equivalent insurance covering such persons), on terms not materially less favorable than such insurance maintained in effect by the Company on the date hereof in terms of coverage (including, without limitation, types of claims, time period of claims and persons covered), amounts and deductibles; provided, however, that, in providing such officers' and directors' insurance, the Surviving Corporation will have no obligation whatsoever to pay premiums on such officers' and directors' liability insurance in excess of 150% of the annual premium existing on the officers' and directors' liability insurance as of the date hereof.

      7.12     AGREEMENT TO VOTE FOR MERGER.

               (a) Parent and Sub agree that they shall vote any shares of the Company owned by either of them directly or indirectly for approval of the Merger.

               (b) Company agrees and represents that each member of its Board of Directors has agreed to vote any shares of the Company owned by such Director directly or indirectly ("Director's Shares") for approval of the Merger. Company further agrees to provide the Parent with an irrevocable proxy in form attached hereto as Exhibit D in favor of Parent or its nominees with respect to all such Director's Shares.

      7.13 SETTLEMENT AGREEMENT FUNDING. At the Closing, Parent agrees that it will cause funds to be available to enable HMS to make a payment to ANIC in full and complete satisfaction of HMS' obligations pursuant to the Settlement Agreement and HMS agrees to use such funds solely and exclusively to make such payment to

ANIC in full and complete satisfaction of its obligations pursuant to the Settlement Agreement.


                                  ARTICLE VIII

           CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

      The respective obligations of the parties to effect the Merger are subject to the satisfaction, on or prior to the Closing, of the following conditions.

      8.1 HSR APPROVAL. Any applicable waiting period under the HSR Act shall have expired or been terminated.

      8.2 OTHER APPROVALS.

             (a) No provision of any applicable law or regulation shall prohibit the consummation of the applicable Closing.

             (b) There shall not have been commenced or threatened, or be in effect, any temporary restraining order, preliminary injunction or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE IX

                 CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB

      Each and every obligation of Parent and Sub under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by Parent and Sub as provided herein except as otherwise provided by law.

      9.1 REPRESENTATION AND WARRANTIES TRUE. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date hereof and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all material respects, and at the Closing, the Company shall have delivered to Parent a certificate to that effect signed by the Chief Executive Officer and the principal financial officer of the Company.

      9.2 THE COMPANY'S PERFORMANCE. Each of the obligations of the Company to be performed by it or its officers or directors on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects by the Closing, including any action with respect to the Rights and the Rights Agreement pursuant to Section 6.2 of this Agreement, and at the Closing, the Company shall have delivered to Parent a certificate to that effect signed by the Chief Executive Officer and the principal financial officer of the Company.

      9.3 STOCKHOLDER APPROVAL AND OTHER COMPANY ACTION. The approval of the stockholders by the requisite vote of the Company referred to in Section 7.3 hereof shall have been obtained.

      9.4 OTHER APPROVALS. All regulatory consents, approvals, or clearances necessary for the consummation of the Closing shall have been obtained.

      9.5 CONSENTS. The lessor of the principal real estate premises occupied by the Company, and each other party to any contract with the Company or the Company's Subsidiaries: (i) the loss of which could have a Company Material Adverse Effect, and (ii) which provides that such other party shall have the right to terminate such contract, or declare such contract to be in default, as a result of the Merger or any of the transactions or events described herein; shall each have granted its consent in form and substance reasonably satisfactory to Parent's counsel.

      9.6 OPINION OF THE COMPANY'S COUNSEL. Parent shall have been furnished with opinions of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., counsel to the Company, dated the Closing Date, in substantially the form attached hereto as Exhibit E. In rendering such opinions such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon opinions of other counsel, in form and substance satisfactory to Parent (or may deliver such opinions of other counsel each dated the Closing Date and addressed to Parent), and, as to matters of fact, upon certificates of government officials and of any officials of the Company or any Company Subsidiary, provided that the extent of such reliance is set forth in such opinion and such opinion states that it is reasonable for Parent to rely thereon.

      9.7 CNA. Neither the Company, nor any Company Subsidiary, nor, to the best of the Company's knowledge, CNA shall be in default under the terms of any agreement or understanding between CNA and the Company or any of the Company Subsidiaries.

      9.8 INSURANCE COUNSEL OPINION. Parent shall have received the written opinion of Bickford & Hahn LLP, insurance counsel to the Company, in form and substance satisfactory to Lane Altman & Owens LLP, counsel to Parent (which opinion shall specifically set forth the facts and legal analysis forming the basis of such opinion) that, as of the Closing, the Company and each Company Subsidiary has taken all necessary action under the reinsurance agreement with Sphere Drake set forth in Section 4.20 of the Disclosure Schedule to ensure the enforceability by the reinsured or its successors and assigns of the full aggregate limits thereof, including all reinstatements, and that such reinsurance is a valid and binding legal obligation of Sphere Drake.

      9.9 AGREEMENTS WITH AFFILIATES. All agreements, understandings, commitments or arrangements with officers and directors of the Company or the Company Subsidiaries, or any beneficial holder of 5% or more of the Company's Common Stock, or any affiliate of any of the foregoing, executed or entered into on or subsequent to April 1, 1996 regardless of when effective shall be cancelled or terminated at no cost to the Company, unless otherwise directed by the Parent with respect to any particular arrangement(s) identified by Parent. Without limiting the generality of the foregoing, this shall include the items set forth in Item 9.9 of the Disclosure Schedule.

      9.10 BINDING SETTLEMENT AGREEMENT. The Settlement Agreement, as attached hereto as Exhibit A, shall be in full force and effect and, at the Closing, upon the payment of funds required by such Agreement to ANIC pursuant to the Settlement Agreement, the Company shall deliver to Parent the mutual releases executed by the parties to the Settlement Agreement and attached as exhibits to the Settlement Agreement.

      9.11 RESIGNATIONS AND CERTIFICATES. The Company shall have furnished Parent with undated resignations of its and the Company Subsidiaries' officers and directors, and such certificates of its officers and others to evidence compliance with the conditions set forth in this Article IX as may be reasonably required by Parent.


                                    ARTICLE X

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

      Each and every obligations of the Company under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by the Company as provided herein except as otherwise provided by law:

      10.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects as of the date hereof and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all material respects, and at the Closing, Parent and Sub shall have each delivered to the Company a certificate to that effect signed by the Chief Executive Officer and the principal financial officer of Parent and of Sub.

      10.2 PARENT'S AND THE SUB'S PERFORMANCE. Each of the obligations of
Parent and Sub to be performed by them on or before the Closing Date pursuant to the terms hereof shall have been duly performed and complied with in all material respects by the Closing and at the Closing Parent and Sub shall have each delivered to the Company a certificate to that effect signed by the Chief Executive Officer and principal financial officer of Parent and Sub.

      10.3 STOCKHOLDER APPROVAL. The approval of the stockholders of the Company referred to in Section 7.3 hereof shall have been obtained.

      10.4 OPINION OF PARENT'S AND THE SUB'S COUNSEL. The Company shall have been furnished with an opinion of Lane Altman & Owens

LLP, dated the Closing Date, in substantially the form attached hereto as Exhibit F. In rendering such opinions such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon opinions of other counsel, in form and substance satisfactory to the Company (or may deliver such opinions of other counsel each dated the Closing Date and addressed to the Company), and, as to matters of fact, upon certificates of government officials and of any official or officials of Parent Sub, provided that the extent of such reliance is set forth in such opinions and such opinions state that it is reasonable for the Company to rely thereon.

      10.5 ABSENCE OF ORDER. No restraining order, or injunctions of any court which prevents consummation of the Merger shall have been entered and remain in effect.

      10.6 CERTIFICATES. Parent and Sub shall have furnished the Company with such certificates of their respective officers and others to evidence compliance with the conditions set forth in this Article X as may be reasonably requested by the Company.

      10.7 FAIRNESS OPINION. The Company has received from Raymond James & Associates, Inc. an opinion that the price to be paid pursuant to the Agreement for the shares of Company Common Stock is fair to the stockholders of the Company from a financial point of view and such opinion shall not have been withdrawn or modified.


                                   ARTICLE XI

                                     CLOSING

      11.1 TIME AND PLACE. Subject to the provisions of Articles VII, IX, X an XII hereof, the closing (herein sometimes referred to as the "Closing") of the transactions contemplated hereby shall take place as soon as practicable after the satisfaction or waiver of the conditions to Closing contained in Articles VIII, IX and X, at the offices of Lane Altman & Owens LLP, 101 Federal Street, Boston, Massachusetts at 1:00 p.m., local time (the "Closing Date"), or at such other place, at such other time, or on such other date as the Parent, Sub and the Company may mutually agree upon for the Closing to take place.

      11.2     DELIVERIES AT THE CLOSING.  At the Closing:

               (a) There shall be delivered to Parent, Sub and the Company the opinions, certificates and other documents and instruments provided to be delivered under Articles IX and X hereof.

               (b) The Sub and the Company shall cause the Certificate of Merger to be filed in accordance with the provisions of the DGCL and shall take any and all other lawful actions and do any and all other lawful things necessary to effect the Merger and to enable the Merger to become effective.

                                   ARTICLE XII

                           TERMINATION AND ABANDONMENT

      12.1 TERMINATION. Notwithstanding adoption of this Agreement by stockholders of the Company, this Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time of the Merger:

               (a) by the mutual consent of the Boards of Directors of Parent, Sub and the Company; or

               (b)  by Parent if, without fault of such terminating party:

                      (i) the Merger shall not have been consummated on or
               before the later of (i) September 30, 1996 or (ii) two business days after the Company Stockholders' Meeting; or

                      (ii) there shall have occurred (A) any general
               suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or National Association of Securities Dealers Automated Quotations System,
               (B) a declaration of a banking moratorium or any limitation or suspension of payments by any U.S. governmental authority on the extension of credit by lending institutions, (C) a commencement of war or armed hostilities directly involving the United States, or (D) any limitation (whether nor not mandated) by any governmental authority which will materially adversely affect the extension of credit by banks or other lending institutions in the United States.

               (c) by either Parent or the Company, if, without fault of such terminating party:

                      (i) the Merger shall not have been consummated on or
               before October 31, 1996, or such earlier date as may be specified in the Settlement Agreement as a date allowing ANIC to terminate the Settlement Agreement; or

                      (ii) if any court of competent jurisdiction in the
               United States or other United States governmental body shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable.

               (d)  by Parent, if any of the following events have occurred:

                      (i) holders of more than 10% of the Company's Common
               Stock shall have claimed or perfected appraisal rights and become Dissenting Shares;

                      (ii) the Company (or the Company Board) shall have
               authorized, recommended, proposed or publicly announced its intention to enter into any merger or consolidation agreement (other than this Agreement) or any other transaction in which all or substantially all of the Company's or any Company Subsidiary's equity or assets would be acquired by a third party (other than parent, Sub or any of their affiliates); or

                      (iii) the Company Board does not recommend in the
               Proxy Statement that the Company's stockholders adopt and approve the Merger, this Agreement and the transactions contemplated thereby; or

                      (iv) after publicly recommending in the Proxy
               Statement that Company's stockholders adopt and approve the Merger, this Agreement and the transactions contemplated hereby, the Company Board shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Parent or Sub.

      12.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement and the Merger by either Parent or the Company, this Agreement shall become void and there shall be no liability hereunder on the part of Parent, Sub, or the Company or their respective officers or directors except, in each case, for a knowing breach, and except as provided in Sections 12.3 and 13.1 hereof, which Sections shall survive any such termination and continue in effect thereafter.

      12.3  TERMINATION PAYMENTS AND EXPENSES:

               (a) If any of the following occurs and neither Parent nor Sub is in material breach of their obligations contained herein:

                      (i) if any of the events set forth in Section 12.1(d)
               occurs and as result thereof Parent terminates this Agreement; or

                      (ii) at any time on or prior to the expiration of two
               years following termination of this Agreement, a definitive agreement is entered into for the acquisition of all or substantially all of the Company's equity or assets with a person other than Parent or Sub, or any of their respective affiliates at either (A) a price per share in excess of the Merger Price, or (B) an aggregate purchase price in excess of the aggregate purchase price contemplated in this Agreement (which shall include the payments contemplated by Section 7.13 hereof); or

                      (iii) if the following shall have occurred: (A) the
               Company Stockholders' Meeting shall have been held to adopt this Agreement and the Company's stockholders shall have failed to adopt this Agreement, and (B)(I) there shall have existed at the record date for the

               Company Stockholders' Meeting or at the date thereof a person or group who shall have beneficially owned or been entitled to vote or direct the voting of not less than 20% of the then outstanding shares of Company Common Stock, and who shall have voted against this Agreement and the transactions contemplated hereby, or (II) at the date of the Company Stockholders' Meeting a person or group other than Parent, Sub or any of their affiliates shall have in good faith proposed (and such person or group shall appear to have the ability to consummate such proposal) to acquire the Company, then the Company shall pay Parent, upon Parent's request, the amount of Parent's and Sub's reasonable documented out-of- pocket expenses actually incurred by them in connection with the proposed acquisition of the Company including fees and expenses of legal counsel, investment bankers and accountants plus a fee of $500,000.

               (b) The Company acknowledges that the agreements contained in this Section 12.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Sub would not enter into this Agreement. Accordingly, if the Company fails to pay any amounts pursuant to this Section 12.3, and, in order to obtain such payment, legal action is commenced which results in a judgment against the Company therefor, the Company will pay the plaintiff's reasonable costs (including reasonable attorneys' fees) in connection with such suit, together with interest computed on any amounts determined pursuant to this Section 12.3 (computed from the date or dates incurred) at the prime rate of interest announced from time to time by Citibank, N.A. The Company's obligations pursuant to this
      Section 12.3 will survive any termination of this Agreement.

               (c) Except as provided in this Section 12.3, all costs and expenses incurred in connection with this Agreement shall be paid in accordance with Section 13.1


                                  ARTICLE XIII

                                  MISCELLANEOUS

      13.1 EXPENSES. Except as provided in Section 12.3, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses EXCEPT THAT in no event shall Company's legal expenses exceed an amount that is reasonable and fully supported by available time records.

      13.2 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties, obligations, covenants and agreements of the Company, Parent and Sub contained herein or in any Exhibit or Schedule, certificate or letter delivered pursuant hereto shall expire with, and be terminated and extinguished by, the effectiveness of the Merger and shall not survive the Effective Time of the Merger, except those provided in Articles I and III and Sections 7.1(b), 7.10, 7.11 and 12.3.

      13.3 HEADINGS. The descriptive headings of the several articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      13.4 NOTICES. All notices or other communications required hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by reputable overnight courier), on the date transmitted if sent by telecopy, (which is confirmed), or 72 hours after mailing if mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    if to Parent or Sub, to:

                      The Cross Country Group, Inc.
                      4040 Mystic Valley Parkway
                      Medford, Massachusetts 02133
                      Attention:  Sidney Wolk, President
                      Telecopy:  (617) 395-6706

               with a copy to:

                      Lane Altman & Owens LLP
                      101 Federal Street
                      Boston, Massachusetts 02110
                      Attention:  Robert Rosen, Esq.
                      Telecopy:  (617) 345-0400

             and

             (b)      if to the Company, to:

                      Homeowners Group, Inc.
                      400 Sawgrass Corporate Parkway
                      Sunrise, Florida 33325

                      Attention:  Carl Buccellato
                                  President, Chairman and
                                  Chief Executive Officer

                      Telecopy:   (954) 845-2260

             with a copy to:

                      Greenberg, Traurig, Hoffman, Lipoff,
                        Rosen & Quentel, P.A.
                      1221 Brickell Avenue
                      Miami, Florida 33133

                      Attention:  Paul Berkowitz, Esq.
                      Telecopy:   (305) 579-0717

      13.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and the persons referred to in
Section 7.11, but neither this Agreement nor any of the rights interests, or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign all of its rights, interests and obligations hereunder, provided that the transferee agrees in writing to be bound by all of the terms, conditions and provisions contained herein and the Parent remains responsible for all of Parent's obligations hereunder.

      13.6 COMPLETE AGREEMENT. This Agreement, including the schedules, exhibits and other writings referred to herein or delivered pursuant hereto, the Confidentiality Agreement and certain agreements entered into between Parent and certain stockholders of the Company together contain the entire understanding of the parties with respect to the Merger and the related transactions and supersede all prior arrangements or understandings with respect thereto.

      13.7 MODIFICATIONS, AMENDMENTS AND WAIVERS. At any time prior to the Effective Time of the Merger (notwithstanding any stockholder approval) if authorized by their respective boards of Directors and to the extent permitted by law, (i) the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement, and (ii) any term or provision of this Agreement may be waived by the party which is, or whose stockholders are, entitled to the benefits thereof; provided, however, that after this Agreement is adopted by the Company's stockholders pursuant to
Section 7.3 hereof, no such amendment or modification shall be made which changes the cash into which Company Common Stock is to be converted as provided in Section 3.1, or which in any way materially adversely affects the rights of such stockholders without the further approval of such stockholders. Any written instrument or agreement referred to in this paragraph shall be validly and sufficiently authorized for the purposes of this Agreement if signed on behalf of Parent, the Company and Sub by a person authorized to sign this Agreement.

      13.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

      13.9 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

      13.10 ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles.

      13.11 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


                                  [END OF PAGE]

      IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                             THE CROSS COUNTRY GROUP, INC.


                                             By: /s/ HOWARD WOLK
                                                 ------------------------------
                                                 Name: Howard Wolk
                                                 Title: Vice President


ATTEST:

                                             CHGI ACQUISITION CORPORATION


                                             By: /s/ HOWARD WOLK
                                                 ------------------------------
                                                 Name: Howard Wolk
                                                 Title: Vice President


ATTEST:

                                             HOMEOWNERS GROUP, INC.


                                             By: /s/ CARL BUCCELLATO
                                                 ------------------------------
                                                 Name:  Carl Buccellato
                                                 Title: President and Chief
                                                        Executive Officer

ATTEST:

Acknowledged and agreed to with
respect to Sections 6.3 and 6.4

/s/ CARL BUCCELLATO
--------------------------------
Carl Buccellato, Individually


Acknowledged and agreed to with
respect to Section 6.5

/s/ GARY LIPSON
--------------------------------
Gary Lipson, Individually

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         This Amendment, dated as of this 31st day of October, 1996, is entered into by and among The Cross Country Group, Inc. ("Parent"), CC Acquisition Corporation ("Merger Sub"), and Homeowners Group, Inc. (the "Company").

         WHEREAS, Parent, CHGI Acquisition Corporation, a wholly-owned subsidiary of Parent (the "Sub") and the Company entered into an Agreement and Plan of Merger dated as of May 14, 1996 (the "Agreement"); and

         WHEREAS, Sub assigned its rights and obligations under the Agreement to Merger Sub pursuant to a written assignment dated June 13, 1996; and

         WHEREAS, Parent, Merger Sub and the Company desire to amend the Agreement.

         NOW, THEREFORE, in consideration of the premises and agreements herein contained, Parent, Merger Sub and the Company agree as follows, effective as of the date hereof, with capitalized terms not otherwise defined herein having the same meaning as set forth in the Agreement:

         1. The term "Sub" wherever it appears in the Agreement shall be deleted and replace by "Merger Sub."

         2. Article III, Section 3.1, EXCHANGE RATIO, subparagraph (c) shall be deleted in its entirety and replaced with the following:

              "(c) Each remaining outstanding share of Company Common Stock (other than shares of Company Common Stock held by any holder who shall have taken the necessary steps under the Delaware General Corporation Law ("DGCL") to dissent and demand payment, has not subsequently withdrawn or lost such rights, and is otherwise entitled to such payment under the DGCL, if the DGCL provides for such payment in connection with the Merger ("Dissenting Shares")), shall be canceled and converted into the right to receive $2.06 (the "Merger Price") in cash, without interest thereon."

         3. AMENDMENT TO SCHEDULE 4.3. Schedule 4.3 of the Agreement is hereby amended in its entirety to read as provided in Exhibit A attached hereto.

         4. AMENDMENT TO SCHEDULE 4.4. Schedule 4.4 of the Agreement is hereby amended in its entirety to read as provided in Exhibit B attached hereto.

         5. Article IV, Section 4.6, SEC REPORTS, shall be amended by adding the following sentence at the end thereof:

         "Notwithstanding the foregoing, the Company shall be permitted to file a Report on Form 8-K reflecting the execution of this Amendment."

         6. Article IV, Section 4.7, FINANCIAL STATEMENTS, shall be deleted in its entirety and replaced by the following:

              "4.7 FINANCIAL STATEMENTS. The Company has previously delivered to Parent and the Sub:

              "(a) the audited consolidated balance sheets of the Company and its subsidiaries as of December 31 in each of the years 1993 through 1995 and its audited consolidated statements of operations, changes in stockholders' equity and changes in financial position for the respective fiscal years then ended, including the notes thereto, in each case examined by and accompanied by the report of Deloitte and Touche LLP ("Deloitte and Touche"), independent certified public accountants, and

              "(b) unaudited consolidated balance sheets of the Company and its subsidiaries as of March 31, June 30 and September 30, 1996, and as of March 31, June 30 and September 30, 1995, and unaudited consolidated statements of operations and changes in financial position for the respective three, six and nine month periods then ended, including the notes thereto

         "(all of the financial statements referred to above in this Section are hereinafter collectively referred to as the "Company Financial Statements"). The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, and records of the Company and its consolidated subsidiaries and present fairly the consolidated financial position, consolidated results of operations and changes in financial position of the Company and its consolidated subsidiaries as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied during such periods, except as otherwise stated in such financial statements or in the notes thereto, or in the auditor's certifying report thereon and subject (in the case of the unaudited interim financial statements referred to above) to non-material accruals and normal year-end audit adjustments."

         7. Article IV, Section 4.8, ABSENCE OF UNDISCLOSED LIABILITIES, shall be deleted in its entirety and replaced by the following:

         "4.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected in the balance sheet dated as of December 31, 1995 included in the Company Financial Statements (the "Balance Sheet"), or in the notes to the Company Financial Statements for the fiscal year then ended, and except for payment to certain Franchisees (as said term is defined in Section 4.13 hereof) in the aggregate amount of $591,965, neither the Company nor any Company Subsidiary had at that date any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due). Since the date of the Balance Sheet, neither the Company nor any

         Company Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due), except for such which were incurred in the ordinary course of business and consistent with past practice, and except to the extent reflected in the Company's unaudited balance sheet dated as of September 30, 1996."

         8. AMENDMENT TO SCHEDULE 4.10. Schedule 4.10 of the Agreement is hereby amended in its entirety to read as provided in Exhibit C attached hereto.

         9. AMENDMENT TO SCHEDULE 4.13. Schedule 4.13 of the Agreement is hereby amended in its entirety to read as provided in Exhibit D attached hereto.

         10. Article IV, Section 4.14, FRANCHISE AGREEMENTS, shall be amended by adding the following sentence at the end thereof:

             "Parent acknowledges that, as set forth in Section 9.12 hereof, certain of the franchise agreements have been amended since May 14, 1996, that it has participated in the negotiation of such amendments and that it has received copies of the same and agrees that no such amendment shall be deemed a breach of the terms of this Agreement."

         11. Article IV, Section 4.17, SETTLEMENT AGREEMENT, shall be deleted in its entirety and replaced by the following:

             "4.17 SETTLEMENT AGREEMENT. On May 2, 1996, the Company and Homeowners Marketing Services, Inc., a wholly owned subsidiary of the Company ("HMS"), entered into a binding settlement agreement with Acceleration National Insurance Company ("ANIC") providing that (i) ANIC would accept the greater of: $4,100,000, or the amount equal to $4,100,000 plus an additional amount calculated by multiplying $4,100,000 times the percentage by which the Merger Price exceeds $2.20, and rounding that product to the next higher $50,000, in full and complete satisfaction of its judgment against HMS in ACCELERATION NATIONAL INSURANCE COMPANY, PLAINTIFF VS. HOMEOWNERS MARKETING SERVICES, INC., ET AL., DEFENDANTS, in the Court of Common Pleas of Franklin County, Ohio (the "ANIC Lawsuit"), and (ii) such sum will be paid to ANIC at the Closing. The agreement was amended on May 7, 1996 by a First Amendment to May 2, 1996 Agreement for Satisfaction of Judgment. Effective as of October 31. 1996, The Cross Country Group, L.L.C., an affiliate of Parent, purchased the rights of ANIC and entered into a new Settlement Agreement with HMS and the Company (the "Settlement Agreement"). The Company has not and will not further alter or amend the May 2, 1996 Settlement Agreement or the Settlement Agreement without the prior written consent of the Parent."

         12. AMENDMENT TO SCHEDULE 4.19. Schedule 4.19 of the Agreement is hereby amended in its entirety to read as provided in Exhibit E attached hereto.

         13. AMENDMENT TO SCHEDULE 4.20. Schedule 4.20 of the Agreement is hereby amended in its entirety to read as provided in Exhibit F attached hereto.

         14. Article IV, Section 4.21, OFFICERS' AND DIRECTORS' LIABILITY INSURANCE, shall be deleted in its entirety and replaced by the following:

             "4.21 OFFICERS' AND DIRECTORS' LIABILITY INSURANCE. The Company has heretofore delivered to Parent its officers' and directors' liability insurance policy. There are no pending or anticipated claims made with respect to such policies as of the date hereof, nor have any such claims been made during the last three years. The annual premium on such officers' and directors' liability insurance policy covering the Company's officers and directors is $153,900."

         15. AMENDMENT TO SCHEDULE 4.22. Schedule 4.22 of the Agreement is hereby amended in its entirety to read as provided in Exhibit G attached hereto.

         16. AMENDMENT TO SCHEDULE 4.23. Schedule 4.23 of the Agreement is hereby amended in its entirety to read as provided in Exhibit H attached hereto.

         17. AMENDMENT TO SCHEDULE 4.25. Schedule 4.25 of the Agreement is hereby amended in its entirety to read as provided in Exhibit I attached hereto.

         18. AMENDMENT TO SCHEDULE 4.27. Schedule 4.27 of the Agreement is hereby amended in its entirety to read as provided in Exhibit J attached hereto.

         19. AMENDMENT TO SCHEDULE 4.28. Schedule 4.28 of the Agreement is hereby amended in its entirety to read as provided in Exhibit K attached hereto.

         20. Article VI, Section 6.1, CONDUCT OF THE COMPANY'S BUSINESS, subparagraph (a), shall be amended by adding the following sentence at the end thereof:

             "Notwithstanding the foregoing, the termination of the employment of Michael Jones shall not be deemed to be a breach of this subparagraph."

         21. Article VI, Section 6.1, CONDUCT OF THE COMPANY'S BUSINESS, subparagraph (f), shall be amended by adding the following sentence at the end thereof:

             "Notwithstanding the foregoing, the Company shall be permitted to enter into: (i) the Settlement Agreement as set forth in Section 7.14 hereof and (ii) a modification of its agreements with AIG as set forth in Exhibit L attached hereto, neither of which shall be deemed to be a breach of this subparagraph."

         22. Article VI, Section 6.1, CONDUCT OF THE COMPANY'S BUSINESS, subparagraph (h), shall be deleted in its entirety and replaced by the following:

             "(h) The Company will not and will not permit any Company Subsidiary to: (i) incur, assume, prepay, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money, or (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any obligations of others; (iii) except for loans, advances or capital contributions to or investments in, a wholly owned Company Subsidiary, make any loans, advances or capital contributions to, or investments in, any other person or entity except for: (A) investments in IntelliSTAR in an amount not greater than $140,000 after May 14, 1996 pursuant to the General Partnership Agreement dated as of July 14, 1995 between HMS and Professional Forvm Enterprises, Inc., a Florida corporation, or (B) investments or loans made in the ordinary course of business which in no event shall exceed $50,000 after May 14, 1996 in any specific investment or loan PROVIDED, HOWEVER, that the aggregate amount of all investments, loans or capital contributions made by the Company or any Company Subsidiary after May 14, 1996 shall not exceed $265,000 in the aggregate, and any such loans or advances shall be repayable to the Company within a period not to exceed six months."

         23. Article VI, Section 6.1, CONDUCT OF THE COMPANY'S BUSINESS, shall be amended by adding the following subsection (m) thereto:

             "(m) From and after the date of this Amendment, the Company will not amend or terminate any existing, or enter into new, agreements with any Franchisees (except as provided in Section 9.12 hereof) or with any third party with respect to sale of the Company's products and services, without in each case the consent of the Parent."

         24. Article VI, Section 6.2, RIGHTS AGREEMENT, shall be amended by adding the following sentences at the end thereof:

             "The Company shall, immediately upon execution of this Amendment, further amend the Rights Agreement to permit the acquisition of shares of Company Common Stock by the Merger Sub under the conditions set forth in the Amendment to the Rights Plan in the form of Exhibit M attached hereto. The Company shall issue a press release with respect to such amendment within one business day of the execution of the Amendment to Agreement and Plan of Merger."

         25. Article VI, Section 6.3, TERMINATION OF EMPLOYMENT, shall be deleted in its entirety and replaced by the following:

             "6.3 TERMINATION OF EMPLOYMENT. At the closing: (i) the Company shall cause to be terminated the Employment Agreement between the Company and Carl Buccellato dated as of December 22, 1995, existing as of the date of the Merger Agreement and attached hereto as Exhibit N; and (ii) the Surviving Corporation shall pay to Carl Buccellato the amount as set forth in the Settlement Agreement as provided in Section
         6.4 hereof."

         26. Article VI, Section 6.4, CONSULTING AGREEMENT, shall be deleted in its entirety and replaced by the following:

             "6.4 BUCCELLATO SETTLEMENT AGREEMENT. At the Closing and upon termination of the employment agreement referred to in Section 6.3 hereof, the Surviving Corporation shall enter into a Settlement Agreement with Carl Buccellato, as provided in Exhibit N-1."

         27. Article VI, Section 6.6, MUTUAL RELEASES, shall be deleted in its entirety and replaced by the following:

             "6.6 MUTUAL RELEASES. At the Closing the Company shall cause each of its directors to execute and deliver to Parent and Merger Sub (and each director and principal stockholder thereof ("Parent Affiliate")), and Parent and Merger Sub (and each Parent Affiliate) shall execute and deliver to each of the Company's directors, mutual releases releasing and further discharging each other party from any and all demands, causes of action or suits in law or in equity arising out of or related to any actions or inactions of such party with respect to such party's tenure as a director of the Company, this Agreement, the Merger and all of the transactions related thereto (provided same are not in violation of the terms of this Agreement) up to and including the Closing Date:
         PROVIDED HOWEVER THAT none of the foregoing shall limit in any way the Surviving Corporation's right, or Parent's or Sub's right (if any), to assert any such demand, cause of action or claim (or facts that would otherwise support such a demand, cause of action or claim): (i) as a defense of any claim or action commenced against it by any party released in accordance with this Section or (ii) in connection with an action brought by a person or party unaffiliated with Parent, Merger Sub or any Parent Affiliate; and further provided that notwithstanding the foregoing, the release of Carl Buccellato shall be as set forth in Exhibit N-1 hereto."

         28. Article VII, Section 7.11, INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY, shall be deleted in its entirety and replaced by the following:

             "7.11 INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY The Surviving Corporation will indemnify, defend and hold harmless the officers and directors of the Company for their acts and omissions occurring prior to the Effective Time to the full extent permitted by applicable provisions of Delaware law (including rights to receive advance payment of expenses in defending any suits, actions or proceedings). The Parent shall cause the Surviving Corporation to maintain in full force and effect for not less than 4 years after the Effective Time, officers' and directors' liability insurance covering said persons (or shall obtain substantially equivalent insurance covering such persons), on terms not materially less favorable than such insurance maintained in effect by the Company on the date hereof in terms of coverage (including, without limitation, types of claims, time period of claims and persons covered), amounts and deductibles; provided, however, that, in providing such officers' and directors' insurance, the

         Surviving Corporation will have no obligation whatsoever to pay annual premiums on such officers' and directors' liability insurance in excess of $171,000."

         29. Article VII, ADDITIONAL AGREEMENTS, shall be amended by adding the following Section:

             "7.14 SETTLEMENT AGREEMENT WITH THE CROSS COUNTRY GROUP, L.L.C.. The Company and The Cross Country Group, L.L.C., as the assignee of the rights of ANIC, shall enter into the Settlement Agreement (substantially in the form of Exhibit O hereto) contemporaneously with the execution of this Amendment which shall provide for, among other things, agreement of The Cross Country Group, L.L.C. to take no action with respect to realization on its rights under the Settlement Agreement prior to the earlier of: (a) January 31, 1997 and (b) the termination of its obligations under this Agreement in consideration for the guarantee of the obligation of HMS under the Settlement Agreement by the Company, the pledge by the Company of the shares of HMS and Homeowners Marketing Services International, Inc. ("HMSII") owned by the Company to The Cross Country Group, L.L.C. to secure the guarantee and the grant by HMS and HMSII of a security interest in their respective assets in favor of The Cross Country Group, L.L.C. to further secure such guarantee."

         30. Article IX, Section 9.9, AGREEMENTS WITH AFFILIATES, shall be amended by adding the following sentence at the end thereof:

             "Parent and Merger Sub hereby acknowledge that the agreement set forth in item 6 of Schedule 9.9 has been modified on terms acceptable to Parent and Merger Sub and no further action with respect to such matter shall be required so long as no further modification of the agreement made."

         31. Article IX, Section 9.10, BINDING SETTLEMENT AGREEMENT, shall be deleted in its entirety.

         32. Article IX, CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB, shall be amended by adding the following section:

             "9.12 FRANCHISE AGREEMENT - AMENDMENT AND ESTOPPEL AGREEMENT AND PROFIT SHARING RELEASE. The Company shall have caused HMSI to: (i) enter into and execute an amendment to existing franchise agreements (including franchise agreements whose terms have been extended to December 31, 1996) with all Franchisees upon terms and conditions satisfactory to Parent, and (ii) have obtained estoppel letters and releases from all Franchisees which shall contain a waiver of any and all claims the Franchisees have or may have under the existing franchise agreements including, without limitation, a waiver of all claims for profit sharing for 1996."

         33. Article XI, Section 11.1, TIME AND PLACE, shall be deleted in its entirety and replaced by the following:

             "11.1 TIME AND PLACE. Subject to the provisions of Articles VII, IX, X and XII hereof, the closing (herein sometimes referred to as the `Closing') of the transactions contemplated hereby shall take place not later than five (5) business days after the satisfaction or waiver of the conditions to Closing contained in Articles VIII, IX and X, at the offices of Lane Altman & Owens LLP, 101 Federal Street, Boston, Massachusetts at 1:00 p.m., local time (the `Closing Date'), or at such other place or at such other time as the Parent, Sub and the Company may mutually agree upon for the Closing to take place."

         34. Article XII, Section 12.1, TERMINATION, subparagraph (b)(i), shall be deleted in its entirety and replaced by the following:

             "(i) the Merger shall not have been consummated on or before the later of: (A) March 1, 1997, or (B) two business days after the Company's stockholders' meeting;".

         35. Article XII, Section 12.1, TERMINATION, subparagraph (c)(i), shall be deleted in its entirety and replaced by the following:

             "(i) the Merger shall not have been consummated on or before March 1, 1997,".

         36. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         37. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to principles of conflicts of laws.

         38. Except as modified by this Amendment, the terms of the Merger Agreement shall remain unmodified and in full force and effect.

         IN WITNESS WHEREOF, each party has executed this Amendment to Agreement and Plan of Merger as of the date first set forth above.

                              THE CROSS COUNTRY GROUP, INC.

                              By: __________________________________
                                  Name:
                                  Title:

                              CC ACQUISITION CORPORATION

                              By: ___________________________________
                                  Name:
                                  Title:

                              HOMEOWNERS GROUP, INC.

                              By: /S/ C. GREGORY MORRIS
                                  ___________________________________
                                  C. Gregory Morris, Vice President,
                                  Treasurer & Chief Financial Officer

                                  EXHIBIT LIST

         Exhibit A                  Schedule 4.3
         Exhibit B                  Schedule 4.4
         Exhibit C                  Schedule 4.10
         Exhibit D                  Schedule 4.13
         Exhibit E                  Schedule 4.19
         Exhibit F                  Schedule 4.20
         Exhibit G                  Schedule 4.22
         Exhibit H                  Schedule 4.23
         Exhibit I                  Schedule 4.25
         Exhibit J                  Schedule 4.27
         Exhibit K                  Schedule 4.28
         Exhibit L                  Modification Agreements with AIG
         Exhibit M                  Amendment to Rights Plan
         Exhibit N                  Employment  Agreement between the Company
                                    and Carl Bucellato dated as of December 22,
                                    1995
         Exhibit N-1                Buccellato Settlement Agreement with
                                    Carl Buccellato
         Exhibit O                  Settlement Agreement

                SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         This Amendment, dated as of this 31st day of January, 1997, is entered into by and among The Cross Country Group, Inc. ("Parent"), CC Acquisition Corporation ("Merger Sub"), and Homeowners Group, Inc. (the "Company").

         WHEREAS, Parent, CHGI Acquisition Corporation, a wholly-owned subsidiary of Parent (the "Sub") and the Company entered into an Agreement and Plan of Merger dated as of May 14, 1996 (the "Agreement"); and

         WHEREAS, Parent, Merger Sub and the Company amended the Agreement as of October 31, 1996 (the "First Amendment"); and

         WHEREAS, Parent, Merger Sub and the Company desire to further amend the Agreement.

         NOW, THEREFORE, in consideration of the premises and agreements herein contained, Parent, Merger Sub and the Company agree as follows, effective as of the date hereof, with capitalized terms not otherwise defined herein having the same meaning as set forth in the Agreement:

         1. Section 7.14 is hereby deleted in its entirety and replaced with the following:

                  "7.14 MODIFICATION OF SETTLEMENT AGREEMENT. The Company and The Cross Country Group, L.L.C., as the assignee of the rights of ANIC, shall enter into the Settlement Agreement (substantially in the form of Exhibit O hereto) contemporaneously with the execution of this Amendment which shall provide for, among other things, agreement of The Cross Country Group, L.L.C. to take no action with respect to realization on its rights under the Settlement Agreement prior to the earlier of: (a) July 1, 1997 or (b) the termination of its obligations under this Agreement, in consideration for the guarantee of the obligation of HMS under the Settlement Agreement by the Company, the pledge by the Company of the shares of HMS and Homeowners Marketing Services International, Inc. ("HMSII") owned by the Company to The Cross Country Group, L.L.C. to secure the guarantee and the grant by HMS and HMSII of a security interest in their respective assets in favor of The Cross Country Group, L.L.C. to further secure such guarantee."

         2. Section 9.12 is hereby deleted in its entirety and replaced with the following:

                  "9.12 FRANCHISE AGREEMENT - AMENDMENT AND ESTOPPEL AGREEMENT AND PROFIT SHARING RELEASE. The Company shall have caused HMSI to: (i) enter into and execute an amendment to existing franchise agreements (including franchise agreements whose terms have been extended to July 1, 1997) with all Franchisees upon terms and conditions satisfactory to Parent, and (ii) have obtained estoppel letters and releases from all Franchisees which shall contain a waiver of any and all claims the Franchisees have or may have under the existing franchise agreements including, without limitation, a waiver of all claims for profit sharing for 1996."

         3. Section 12.1(b)(i) shall be deleted in its entirety and replaced with the following:

                  "(i) the Merger shall not have been consummated on or before the later of: (A) July 1, 1997, or (B) two business days after the Company's stockholders' meeting;".

         4. Section 12.1 (c)(i) shall be deleted in its entirety and replaced with the following:

                  "(i) the Merger shall not have been consummated on or before July 1, 1997,".

         5. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         6. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to principles of conflicts of laws.

         7. Except as modified by this Amendment, the terms of the Agreement, as amended by the First Amendment, shall remain unmodified and in full force and effect.

         IN WITNESS WHEREOF, each party has executed this Amendment as of the date first set forth above.

                            THE CROSS COUNTRY GROUP, INC.

                            By: /s/ Howard Wolk
                               ------------------------------------------
                                Name:
                                Title:

                            CC ACQUISITION CORPORATION

                            By: /s/ Howard Wolk
                               ------------------------------------------
                                Name:
                                Title:

                            HOMEOWNERS GROUP, INC.

                            By: /s/ Greg Morris
                               ------------------------------------------
                                Name:
                                Title:

                                    ANNEX B


November 26, 1996

The Board of Directors
Homeowners Group, Inc.
400 Sawgrass Corporate Parkway
Sunrise, FL  33325

Ladies & Gentlemen:

You have requested our opinion as to the fairness from a financial point of view, to the stockholders of the outstanding common stock (the "Common Stock") of Homeowners Group, Inc. ("Homeowners" or the "Company") of the consideration to be received in connection with the proposed merger (the "Merger") of CC Acquisition Corporation, a wholly-owned subsidiary of The Cross Country Group, Inc. ("Cross Country") and assignee of the rights and obligations of CHGI Acquisition Corporation ("CHGI"), with and into the Company pursuant and subject to the Agreement and Plan of Merger among Homeowners, Cross Country and CHGI dated as of May 14, 1996, as amended by Amendment to Agreement and Plan of Merger dated as of October 31, 1996 (the "Merger Agreement"). The Merger Agreement provides, among other things, that each outstanding share of Homeowners Common Stock will be converted into the right to receive $2.06 per share in cash at closing.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined (i) the financial terms and conditions of the Merger Agreement; (ii) the audited financial statements of the Company and its affiliates; (iii) certain unaudited financial statements and operating reports of the Company, its subsidiaries and affiliates; (iv) certain internal financial analyses and forecasts for the Company, its subsidiaries and affiliates prepared by management and (v) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company, its subsidiaries and affiliates to discuss the foregoing and have considered other matters which we have deemed relevant to our inquiry.

We have assumed and relied upon the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor have we made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, its subsidiaries and affiliates. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of November 26, 1996 and any change in such circumstances would require a reevaluation of this opinion.

We express no opinion as to the underlying business decision of Homeowners to effect the Merger, the structure or tax consequences of the Merger Agreement or the availability or advisability of any alternatives to the Merger.

The Board of Directors
Homeowners Group
November 26, 1996

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company, its subsidiaries and affiliates and certain other publicly held companies in businesses we believe to be comparable to Homeowners; (ii) the current financial position and results of operations of the Company, its subsidiaries and affiliates and forecasted results of such entities; (iii) the historical market prices and trading activity of the Common Stock of Homeowners; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

Raymond James & Associates, Inc. is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. For our services including the rendering of this opinion, the Company will pay us a fee upon the issuance of this opinion. In addition, Raymond James will receive a financial advisory fee upon the closing of the Merger and the Company has agreed to indemnify Raymond James against certain liabilities arising out of the rendering of this opinion.

In the ordinary course of our business, we trade the Common Stock of Homeowners for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short poosition in such security.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and is not intended to confer rights or remedies upon Cross Country or the stockholders of Cross Country and does not constitute a recommendation to any stockholders of Homeowners regarding how said stockholder should vote at the Homeowner's Special Meeting. This opinion is not to be quoted or referred to, in whole or in part, without our written consent.

Based upon and subject to the foregoing, it is our opinion that, as of November 26, 1996, the consideration to be received by the stockholders of the Company pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Company's outstanding Common Stock.


Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

/s/Raymond James & Associates, Inc.
-----------------------------------

                                     ANNEX C

262 APPRAISAL RIGHTS--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to SS.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to SS.251 (other than a merger effected pursuant to subsection
(g) of Section 251), 252, 254,257,258,263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidatiion, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers Inc. or (ii) held of record by more than 2,000 holders; and further provided thant no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of SS.251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursant to SS.251,252,254,257,258,263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under SS.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to SS.228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporatiion of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register or Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch.299, L. '95, eff. 2-1-96.)

                  CONSENT OF RAYMOND JAMES & ASSOCIATES, INC.

Homeowners Group, Inc.
Sunrise, Florida

       We hereby consent to the reference and use in the Proxy Statement of our opinion dated November 26, 1996.

                                                Raymond James & Associates, Inc.


St. Petersburg, Florida
April 15, 1997

                             HOMEOWNERS GROUP, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                                 ON MAY 29, 1997

         The undersigned hereby appoints Diane Gruber and Gary D. Lipson, and each or both of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned in all matters coming before the Special Meeting of Stockholders of Homeowners Group, Inc. to be held at the Signature Grand, 6900 State Road 84, Davie, Florida, on May 29, 1997 at 10:00 A.M., Dania, Florida, time and any postponements or adjournments thereof, and to vote as follows:

              (1) To adopt an Agreement and Plan of Merger dated as of May 14, 1996, as amended as of October 31, 1996 and as further amended as of January 31, 1997, among The Cross Country Group, Inc., a Nevada corporation ("Cross Country"), CHGI Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Cross Country ("CHGI") and Homeowners Group, Inc. pursuant to which CC Acquisition Corporation, a Delaware corporation and assignee of the rights and obligations of CHGI under the Merger Agreement, as amended, will be merged with and into Homeowners Group, Inc. with Homeowners Group, Inc. being the surviving corporation and each share of the common stock of Homeowners Group, Inc. outstanding at the effective time of the Merger (other than shares held by Cross Country and its affiliates and stockholders who perfect their statutory appraisal rights) will be converted into the right to receive $2.06 net in cash, without interest:

         [   ]     FOR          [   ]     AGAINST        [   ]     ABSTAIN

                  (2)      OTHER MATTERS:

              In their discretion, to vote with respect to any other matters that may come before the Meeting, any adjournments or postponements thereof, including matters incident to its conduct.

              PLEASE DATE AND SIGN ON THE REVERSE SIDE

                                 (Reverse Side)

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ABOVE BY THE STOCKHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL LISTED IN ITEM (1).

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW.

                                                           (Signature)

                                                           (Signature)

                                    Dated:                             , 1997
                                    Joint Owners Should Each Sign.
                                    Executors, Administrators, Custodians or
                                    Corporation Officers Should Give Full
                                    Title

        PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.
              NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.

                                       2